   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997



                                                      REGISTRATION NO. 333-34381

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            AMERISTAR CASINOS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                              7999                           88-0304799
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)

                              CACTUS PETE'S, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                              7999                           88-0069444
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)

                        AMERISTAR CASINO VICKSBURG, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MISSISSIPPI                           7999                           64-0827382
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)

                     AMERISTAR CASINO COUNCIL BLUFFS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          IOWA                               7999                           93-1151022
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)

                        AMERISTAR CASINO LAS VEGAS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                              7999                           88-0360636
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)

                            A.C. FOOD SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         NEVADA                              7999                           86-0885736
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)


                                 AC HOTEL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       MISSISSIPPI                           7999                           72-1388945
     (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      JURISDICTION OF            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
    INCORPORATION OR
       ORGANIZATION)


================================================================================
                                                        (Continued on Next Page)

(Continued from previous page)
================================================================================

                           3773 HOWARD HUGHES PARKWAY
                                SUITE 490 SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 567-7000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                CRAIG H. NEILSEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            AMERISTAR CASINOS, INC.
                           3773 HOWARD HUGHES PARKWAY
                                SUITE 490 SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 567-7000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                  AREA CODE, OF AGENT FOR SERVICE OF PROCESS)

                        COPIES OF ALL COMMUNICATIONS TO:

                            GORDON R. KANOFSKY, ESQ.
                    SANDERS, BARNET, GOLDMAN, SIMONS & MOSK
                           A PROFESSIONAL CORPORATION
                      1901 AVENUE OF THE STARS, SUITE 850
                       LOS ANGELES, CALIFORNIA 90067-6078
                                 (310) 553-8011

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF
                           SECURITIES TO THE PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

PROSPECTUS


                            AMERISTAR CASINOS, INC.

                               OFFER TO EXCHANGE
              10 1/2% SENIOR SUBORDINATED NOTES DUE 2004 SERIES B

                          FOR ANY AND ALL OUTSTANDING

              10 1/2% SENIOR SUBORDINATED NOTES DUE 2004 SERIES A

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

           NEW YORK CITY TIME, ON DECEMBER 18, 1997, UNLESS EXTENDED.


    Ameristar Casinos, Inc., a Nevada corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 1/2% Senior Subordinated Notes due 2004 Series B (the "New Notes" or the "Series B Notes") for each $1,000 principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2004 Series A (the "Old Notes" or the "Series A Notes" and, together with the New Notes, the "Notes"), of which $100,000,000 in aggregate principal amount was issued in a private placement (the "Offering") on July 15, 1997 and is outstanding as of the date hereof. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), and therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be entitled to the benefits of an indenture dated as of July 15, 1997 governing the Old Notes and the New Notes (the "Indenture"). See "The Exchange Offer" and "Description of Notes."


    The New Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, the New Notes will bear interest at the rate of 10 1/2% per annum and the interest thereon will be payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1998. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance of the Old Notes. The Notes are fully and unconditionally guaranteed (the "Subsidiary Guarantees") jointly and severally by the Company's Restricted Subsidiaries (as defined; the "Guarantors"). The Company and the Guarantors are collectively referred to in this Prospectus as the "Issuers").


    The Notes are redeemable at the option of the Company, in whole or in part, on or after August 1, 2001, at the redemption prices set forth herein, plus any accrued and unpaid interest and Liquidated Damages (as defined), if any, to the redemption date. A portion of the Notes are redeemable at the option of the Company on or prior to August 1, 2000, out of the net proceeds of Public Equity Offerings (as defined) at the redemption price set forth herein, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. Upon a Change of Control (as defined), each holder of Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. In addition, the Company has the right to direct a holder's disposition of Notes or redeem the Notes pursuant to regulatory requirements as set forth herein. See "Description of Notes -- Change of Control" and "-- Regulatory Redemption."

    The Notes will be general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness (as defined). Each Subsidiary Guarantee will be a general unsecured obligation of the applicable Restricted Subsidiary, subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor. The Notes will be structurally subordinated to all liabilities of the Company's subsidiaries that are not or do not become Guarantors. As of June 30, 1997, after giving pro forma effect to the Offering and the application of the net proceeds thereof and the July 1997 closing of and initial draw under the Company's new $125 million Revolving Credit Facility (as defined), the Company would have had $172.9 million of Indebtedness outstanding, of which $44.2 million would have been Senior Indebtedness. The Indenture (as defined) permits the Company to incur additional Senior Indebtedness, subject to certain limitations. The Revolving Credit Facility and other Senior Indebtedness are or will be secured by substantially all the assets of the Company and its subsidiaries. See "Capitalization" and "Description of Notes."


    The Company will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on December 18, 1997, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. Old Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions."

                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.
                         ------------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE
   MISSISSIPPI GAMING COMMISSION OR THE IOWA RACING AND GAMING COMMISSION HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS
    OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.


               The date of this Prospectus is November 10, 1997.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of July 15, 1997 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and the initial purchasers of the Notes, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement to register the New Notes and exchange them for the Old Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes (the "Holders") for exchange, except pursuant to a shelf registration statement to be filed under certain limited circumstances specified in "The Exchange Offer -- Shelf Registration." See "Risk Factors -- Failure to Exchange Old Notes."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") or the "SEC") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased Old Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of any of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of any of the Issuers.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of marketing-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of up to 180 days after the Expiration Date (as defined herein) of the Exchange Offer, unless extended pursuant to the terms of the Registration Rights Agreement (as defined herein). See "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of the Depositary or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in the Depositary, including Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Citibank, N.A., as depository for Cedel, S.A. ("CEDEL"). Subject to certain exceptions, beneficial interests in the Global Notes representing the Notes will be shown on, and transfers thereof only will be effected through, records maintained by the Depository and its participants. After the initial issuance of such global notes, New Notes in certificated form will be issued in exchange for the global notes only in accordance with the terms and conditions set forth in the Indenture. See "Description of Notes."

     Prior to this Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on many factors, including, among other things, prevailing interest rates, market conditions, general economic conditions, the Company's results of operations and financial condition, the market for similar securities, and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Trading Market for the Notes."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, or the context otherwise requires, the term "Ameristar" or "ACI" refers to Ameristar Casinos, Inc., a Nevada corporation, and the term "Company" refers to Ameristar and its subsidiaries. All of the Company's principal operations are conducted through wholly owned subsidiaries of Ameristar.

                                  THE COMPANY

     Ameristar Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates casinos and related hotel, food and beverage, entertainment and other facilities, with four properties in operation in Nevada, Mississippi and Iowa and a fifth property under development in Nevada. The Cactus Petes Resort Casino, founded in 1956, and The Horseshu Hotel & Casino, acquired by the Company in 1964, were the Company's first two casino-hotels and are located in Jackpot, Nevada at the Idaho border. In 1994, the Company opened Ameristar Casino Vicksburg, a riverboat-themed dockside casino and related land-based facilities in Vicksburg, Mississippi. In 1996, the Company opened Ameristar Casino Hotel Council Bluffs, which consists of a cruising riverboat casino, a hotel and other related land-based facilities in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. The Company is currently constructing The Reserve Hotel & Casino, an African safari and big game-themed casino-hotel, located at the junction of Interstate 515 and Lake Mead Drive in Henderson, Nevada, a suburb of Las Vegas, which is expected to open in January 1998.

     The Company's business strategy is to (i) emphasize quality dining, lodging, entertainment and other non-gaming amenities at affordable prices to complement and enhance its gaming operations, (ii) promote its properties as entertainment destinations, (iii) construct facilities appropriate to individual markets, (iv) emphasize courteous and responsive service to develop customer loyalty and (v) utilize marketing programs to promote customer retention. The Company believes this strategy will continue to distinguish the Company from its competitors, many of whom outside of Las Vegas have not emphasized non-gaming amenities in their operations to the same extent as the Company. In selecting markets, the Company seeks strong demographics and a favorable competitive environment. Within markets, the Company looks for sites with attractive, prominent locations and ease of access that will support the size and scope of the Company's development plans.

     The Company's marketing strategy is to develop a loyal customer base by promoting the quality of the Company's gaming, leisure and entertainment amenities that emphasize high standards of service and customer satisfaction. The Company uses players clubs at each property to identify and retain preferred players and develop promotions and special events to encourage increased gaming activity by these customers. The Company's marketing programs also include a number of promotions, designed primarily to increase the frequency of customer visits within local markets, as well as tour and travel promotional packages in certain markets. The Company uses a variety of advertising media to market its properties, including print, television, radio, outdoor and internet advertising and direct mail promotions.

                         ------------------------------

     Ameristar was incorporated in Nevada in August 1993 to act as a holding company for the Company's operating subsidiaries, the first of which commenced operations in 1956. The executive offices of the Company are located at 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, and the telephone number is (702) 567-7000.

PROPERTY PROFILES


     The following table presents selected information as of September 30, 1997 concerning the Company's currently operating properties and its development plans for The Reserve Hotel & Casino.



                                                                                     AMERISTAR
                          CACTUS PETES       THE HORSESHU    AMERISTAR CASINO       CASINO HOTEL           THE RESERVE
                          RESORT CASINO     HOTEL & CASINO      VICKSBURG          COUNCIL BLUFFS        HOTEL & CASINO
                          (JACKPOT, NV)     (JACKPOT, NV)    (VICKSBURG, MS)    (COUNCIL BLUFFS, IA)   (HENDERSON, NV)(1)
                       -------------------  --------------  ------------------  --------------------   -------------------
Casino Square
  Footage.............       25,450             3,540             32,000               27,500                42,000
Slot Machines.........         806               126               975                 1,012               1,450(est)
Table Games...........         37                 8                 47                   43                 26 (est)
Hotel Rooms...........         299               120              150(2)               300(3)                  224
Restaurants/Bars......         4/3               1/1               3/6                  4/4                    4/3
Restaurant/Bar
  Seating Capacity....       460/80             124/40           873/136               975/93             847/118(est)
Other................. 356-Seat Showroom;    Keno; Swim-    379-Seat Showroom        Kids Quest        Sports Book; Swim-
                         Sports Book(4);      ming Pool;                        Children's Activity     ming Pool; Bingo
                       Keno; Swimming Pool  General Store;                       Center(4); Indoor
                                               Service                          Swimming Pool & Spa
                                               Station


---------------
(1) The facilities described in this column reflect Phase I of The Reserve Hotel & Casino, which is anticipated to open in January 1998. Phase II would add 28,000 square feet of casino space, an approximately 1,500-space parking structure and certain other additions and enhancements. See "Risk Factors -- Construction and Development Risks; Risk of New Ventures" and "Business -- The Reserve."


(2) The Company is developing a 150-room hotel at Ameristar Casino Vicksburg expected to be completed in April 1998.


(3) Includes a full service 160-room Ameristar hotel owned and operated by the Company and a limited service 140-room Holiday Inn Suites Hotel owned and operated by a third party under a ground lease from the Company.

(4) Operated by a third party.

CURRENT OPERATIONS

  The Jackpot Properties


     Cactus Petes Resort Casino ("Cactus Petes") and The Horseshu Hotel & Casino (the "Horseshu"; and, collectively with Cactus Petes, the "Jackpot Properties"), were the Company's first two casino-hotels and are strategically located on U.S. Highway 93 in Jackpot, Nevada at the Idaho border. The Jackpot Properties, which have been operating since 1956, have been designed and developed as a destination resort and are marketed to appeal to three separate markets: budget, quality and luxury. The facilities principally target patrons residing in Southern Idaho, Oregon, Washington and Alberta, Canada. The Company has developed a dominant share of the market capacity in Jackpot. As of September 30, 1997, the Jackpot Properties accounted for approximately 54% of the lodging rooms, 58% of the slot machines and 74% of the table games in Jackpot. Management believes Cactus Petes offers a more attractive environment and a broader and higher quality range of gaming and leisure activities than those of its competitors. Cactus Petes completed a major expansion project in 1991. Since 1993, Cactus Petes has annually received a Four Diamond rating from the American Automobile Association ("AAA"). The Four Diamond rating, which is currently awarded to nine Nevada casino hotels, is the highest rating currently awarded to any Nevada hotel. The Horseshu Hotel has a Three Diamond rating from the AAA.


     In January 1997, the Company completed a renovation of its slot gaming equipment at the Jackpot Properties, including the introduction of 587 state-of-the-art slot machines in replacement of older models, the linkage of all slot machines at the Jackpot Properties to the Company's player tracking system, and improved sensory appeal, including touch screens and enhanced signage, sounds and colors. In addition, the Company recently completed a remodeling of the casino at the Horseshu. Management believes that these renovations have promoted customer satisfaction and have improved the effectiveness of both targeted marketing and general advertising programs. For the 12 months ended June 30, 1997, Cactus Pete's, Inc. ("CPI"), the Company's operating subsidiary for the Jackpot Properties, had net revenues and EBITDA of $52.7 million and $12.3 million, respectively.

  Ameristar Vicksburg

     Ameristar Vicksburg is located in Vicksburg, Mississippi, one-quarter mile north of Interstate 20, the main east-west thoroughfare connecting Atlanta and Dallas, and is approximately 45 miles west of Jackson, Mississippi. The property includes a permanently-moored, dockside casino (the "Vicksburg Casino") and related land-based facilities (collectively, "Ameristar Vicksburg"). Approximately 800,000 people live within Ameristar Vicksburg's 17-county primary market area, including the metropolitan areas of Jackson and Vicksburg, Mississippi, and Monroe, Louisiana. According to the Mississippi Department of Transportation, approximately 7.3 million vehicles drove across the Interstate 20 bridge at Vicksburg during 1996.


     For the 52 weeks ended September 20, 1997, the Vicksburg market generated $189.6 million in gaming revenues. Based on available data, Ameristar Vicksburg is currently the market leader and generated gaming revenues in 1995 and 1996 representing approximately 33.3% and 33.1%, respectively, of the total market gaming revenues. Management attributes Ameristar Vicksburg's leading market share position to the effectiveness of the Company's marketing and promotional strategy, the property's proximity to and visibility from Interstate 20, its ease of access, the size and design of the facility and the range and quality of the amenities offered.



     In an effort to maintain and expand the Vicksburg gaming market and the Company's share of the market, the Company is constructing a deluxe, eight-story, 150-room hotel across the street from the main entrance to the Vicksburg Casino. It is currently anticipated that construction will be completed in April 1998 and that the total development cost of the hotel will be approximately $10.3 million, including capitalized construction period interest. For the 12 months ended June 30, 1997, Ameristar Casino Vicksburg, Inc. ("ACVI"), the Company's operating subsidiary for Ameristar Vicksburg, had net revenues and EBITDA of $65.3 million and $19.9 million, respectively.


  Ameristar Council Bluffs


     Ameristar Council Bluffs is located near the Nebraska Avenue exit on Interstate 29 in Council Bluffs, Iowa across the Missouri River from Omaha, Nebraska. The property includes a cruising riverboat casino (the "Council Bluffs Casino"), an Ameristar hotel and other related land-based facilities (collectively, "Ameristar Council Bluffs"). Approximately 1.1 million people live within a 50-mile radius, and approximately 1.6 million live within a 100-mile radius, of Council Bluffs. Based on available data, Council Bluffs is currently the strongest gaming market in Iowa, with $263.2 million in gaming revenues for the 12 months ended September 30, 1997. The Company holds one of three gaming licenses currently issued for Pottawattamie County, Iowa.


     The Company designed Ameristar Council Bluffs as a destination resort to serve as an entertainment centerpiece of the region. Ameristar Council Bluffs features architecture reminiscent of a gateway river town in the late 1800s. The design complements existing characteristics of Council Bluffs while giving the facility its own distinctive personality. The Company opened Ameristar Council Bluffs in stages during 1996 and early 1997. The Council Bluffs Casino opened on January 19, 1996, portions of the land-based Main Street Pavilion (including two restaurants) opened on June 17, 1996, the full service 160-room Ameristar hotel opened on November 1, 1996 and the sports bar cabaret opened on December 26, 1996. The Company's remaining land-based facilities, a steak house and an indoor swimming pool and spa, opened on February 25 and March 3, 1997, respectively.

     The Company also has leased a portion of the Ameristar Council Bluffs site to a third party that developed and operates a limited service 140-room Holiday Inn Suites hotel that opened on March 31, 1997. The Holiday Inn Suites hotel is connected by a climate-controlled walkway to the Ameristar Council Bluffs land-based facilities. The approximately 50-acre Ameristar Council Bluffs site is large enough to accommodate future land-based expansion should the Company deem it beneficial for the success of the property. For the 12 months ended June 30, 1997, Ameristar Casino Council Bluffs, Inc. ("ACCBI"), the Company's operating subsidiary for Ameristar Council Bluffs, had net revenues and EBITDA of $80.9 million and $16.0 million, respectively.

UNDER CONSTRUCTION

  The Reserve Hotel & Casino


     The Reserve, featuring an African safari and big game reserve theme, is being developed in phases and is strategically located at the junction of Lake Mead Drive and Interstate 515 in Henderson, Nevada. The Company acquired The Reserve under construction on October 9, 1996. Phase I of The Reserve will include approximately 42,000 square feet of casino space (with approximately 1,450 slot machines and 26 table games), 224 hotel rooms, four restaurants, three bars and lounges, a sports book, approximately 1,500 surface parking spaces, back-of-house facilities and a swimming pool. The Phase I food and beverage operations and back-of-house facilities will support both Phases I and II of The Reserve. Construction of the hotel is substantially completed, subject to the installation of furniture, fixtures and equipment and the application of the exterior theming. The shell of Phase I is substantially complete, and the mechanical, electrical, plumbing and HVAC systems for Phase I have been installed. Other Phase I interior construction is in progress. Phase II will include a 28,000 square foot expansion of the casino area with the addition of approximately 350 slot machines and approximately 20 table games. Phase II also will include the permanent porte cochere, a 1,500-space parking structure and enhancements to the swimming pool and garden area and the race and sports book facilities.



     Management currently believes that Phase I of The Reserve will open in January 1998. The timing of construction of Phase II, which will complete the Company's initial development plans for The Reserve, will be substantially dependent upon the Company's future cash flow and its borrowing capacity under the Revolving Credit Facility following the opening of The Reserve. The Company has established a total acquisition and construction budget for Phase I of $125.0 million, including capitalized construction period interest, preopening costs, Phase I and II design costs and acquisition costs. As of September 30, 1997, $65.6 million of this budget remained to be expended. Construction and development costs for Phase II are estimated at $30.0 million, including capitalized construction period interest.


     The Company expects that The Reserve will compete primarily for customers in the Henderson-Green Valley suburban community of the Las Vegas metropolitan area. The Company also intends to market The Reserve to visitors, including persons driving to and from Arizona via Interstate 515, persons driving between California and Lake Mead and other visitors to the Las Vegas metropolitan area who desire lodging in Henderson-Green Valley. According to the 1996 Las Vegas Perspective, the Las Vegas metropolitan area was the fastest growing metropolitan area and Henderson was the fastest growing city in the United States during the first half of the 1990s, with population increases of 26% and 57%, respectively. In February 1997, the Nevada State Demographer's Office estimated the population of Clark County, Nevada was 1.1 million, and the population of Henderson and Boulder City (a community south of Henderson) was 144,800. According to the Nevada Department of Transportation, approximately 100,000 vehicles per day currently pass through the junction of Interstate 515 and Lake Mead Drive. The Reserve is owned and will be operated by the Company's Ameristar Casino Las Vegas, Inc. ("ACLVI") subsidiary, which acquired The Reserve through a merger (the "Merger") with Gem Gaming, Inc. ("Gem"), the original developer of The Reserve. See "Business -- The Gem Merger."


RECENT DEVELOPMENTS



     The Company recently announced the following summary financial results for the three and nine months ended September 30, 1997.



     For the three months ended September 30, 1997, the Company had net revenues, net income before extraordinary item and earnings per share before extraordinary item of $54.0 million, $3.2 million and $0.16, respectively. Net revenues, net income and earnings per share for the same period in 1996 were $51.5 million, $2.4 million and $0.12, respectively.



     For the nine months ended September 30, 1997, the Company had net revenues, net income before extraordinary item and earnings per share before extraordinary item of $155.6 million, $8.8 million and $0.43, respectively. For this period in 1996, net revenues, net income and earnings per share were

$142.2 million, $5.6 million and $0.27, respectively. Net income and earnings per share before preopening costs of $6.1 million were $9.5 million and $0.47, respectively, for the first nine months of 1996.



     The Company reported net income of $2.5 million and $8.1 million, respectively, for the three and nine months ended September 30, 1997 after the extraordinary write-off of $673,000 (after tax benefit) of unamortized loan costs associated with refinancing and increasing the Company's long-term credit facilities during the 1997 third quarter. The increased borrowing capacity is being used by the Company to develop The Reserve. Earnings per share after the extraordinary loss were $0.13 and $0.40, respectively, for the three and nine months ended September 30, 1997.



     Ameristar Council Bluffs contributed significantly to the increase in net revenues with a full three and nine months of casino operations and revenues provided by its land-based amenities. As discussed above, the Council Bluffs Casino opened on January 19, 1996, and the land-based amenities at Ameristar Council Bluffs were completed in stages from the second quarter of 1996 through the first quarter of 1997. Net revenues at Ameristar Council Bluffs increased by 16.1% and 26.7%, respectively, for the three and nine months ended September 30, 1997 as compared to the same periods in 1996. Ameristar Council Bluffs' operating income (before preopening costs) showed increases of $3.0 million and $4.4 million, respectively, for the three and nine months ended September 30, 1997 compared with same periods in 1996.



     For the Jackpot Properties, operating income declined in the third quarter, but showed improvement for the nine-month period, posting a 10.4% decrease and a 4.8% increase, respectively, in the three and nine months ended September 30, 1997, compared to the prior year. The decline for the quarter is attributable to increases in depreciation expense and additional promotional costs. Management attributes the nine-month increase to the installation of approximately 587 state-of-the-art slot machines, an enhanced slot player tracking system and an aggressive marketing strategy.



     Ameristar Vicksburg experienced declines of 4.2% and 3.2%, respectively, in net revenues for the three and nine months ended September 30, 1997 compared to the prior year periods. These decreases were consistent with the overall softening in the Vicksburg market. In a continuing effort to increase its leading market share position in Vicksburg, the Company is developing a new eight-story, 150-room hotel at Ameristar Vicksburg that is scheduled for completion in April 1998. The Company demolished the existing 54-room budget motel located on the site of the new hotel facility, writing off approximately $600,000 in undepreciated costs related to this building in the second quarter of 1997.



     The Company's operating income margins before preopening costs as a percentage of net revenue increased from 11.4% to 15.4% for the three-month period ended September 30, 1997 and increased from 14.2% to 15.1% for the nine-month period ended September 30, 1997, as compared to same periods in 1996. On a Company-wide basis, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) margins before preopening costs were 22.8% for the three and nine months ended September 30, 1997, compared to 18.8% and 21.6%, respectively, for the three and nine months ended September 30, 1996. These changes are a result of improved performance at Ameristar Council Bluffs.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                                          THREE MONTHS ENDED
                                                                                                    NINE MONTHS ENDED
                                                                             SEPTEMBER 30,            SEPTEMBER 30,
                                                                          -------------------     ---------------------
                                                                           1997        1996         1997         1996
                                                                          -------     -------     --------     --------
Gross revenues..........................................................  $58,129     $55,091     $167,268     $151,332
Less -- Promotional allowances..........................................   (4,086)     (3,637)     (11,642)      (9,162)
                                                                          -------     -------     --------     --------
        Net revenues....................................................  $54,043     $51,454     $155,626     $142,170
                                                                          =======     =======     ========     ========
Operating income (expense):
  Jackpot Properties....................................................  $ 3,344     $ 3,731     $  8,645     $  8,246
  Ameristar Vicksburg...................................................    3,195       3,229       10,149       10,228
  Ameristar Council Bluffs..............................................    3,844         846       11,255        6,874
  Corporate(1)..........................................................   (5,370)     (3,962)     (15,561)     (10,432)
  Abandonment loss......................................................       --          --         (646)          --
  Preopening costs(2)...................................................       --          --           --       (6,147)
                                                                          -------     -------     --------     --------
Income before taxes.....................................................  $ 5,013     $ 3,844     $ 13,842     $  8,769
Income tax provision....................................................    1,793       1,416        5,060        3,198
                                                                          -------     -------     --------     --------
Income before extraordinary item........................................    3,220       2,428        8,782        5,571
Extraordinary item -- write-off of unamortized loan costs, net of tax
  benefit...............................................................     (673)         --         (673)          --
                                                                          -------     -------     --------     --------
Net income(3)...........................................................  $ 2,547     $ 2,428     $  8,109     $  5,571
                                                                          =======     =======     ========     ========
Earnings per share(3)
  Earnings before extraordinary item....................................     0.16        0.12         0.43         0.27
  Extraordinary item....................................................    (0.03)         --        (0.03)          --
                                                                          -------     -------     --------     --------
  Earnings per share....................................................  $  0.13     $  0.12     $   0.40     $   0.27
                                                                          =======     =======     ========     ========
Shares outstanding......................................................   20,360      20,360       20,360       20,360
                                                                          =======     =======     ========     ========


------------------------------


(1) Corporate operating expense includes interest expense, business development costs and general corporate overhead.



(2) Preopening costs relate to Ameristar Council Bluffs and include an aggregate of $1.0 million in contributions to six charitable organizations in Iowa.



(3) Net income before preopening costs was $9.5 million for the nine months ended September 30, 1996. Earnings per share before preopening costs were $0.47 for the same period.

                      SUMMARY CONSOLIDATING FINANCIAL DATA


                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)



                                                                          THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                             SEPTEMBER 30,            SEPTEMBER 30,
                                                                          -------------------     ---------------------
                                                                           1997        1996         1997         1996
                                                                          -------     -------     --------     --------
NET REVENUES
  Jackpot Properties....................................................  $15,267     $15,062     $ 41,819     $ 40,471
  Ameristar Vicksburg...................................................   16,398      17,120       48,697       50,303
  Ameristar Council Bluffs..............................................   22,378      19,272       65,110       51,396
  Corporate and other...................................................       --          --           --           --
                                                                          -------     -------     --------     --------
        Consolidated Net Revenues.......................................  $54,043     $51,454     $155,626     $142,170
                                                                          =======     =======     ========     ========
OPERATING INCOME(1)
  Jackpot Properties....................................................  $ 3,344     $ 3,731     $  8,645     $  8,246
  Ameristar Vicksburg...................................................    3,195       3,229       10,149       10,228
  Ameristar Council Bluffs..............................................    3,844         846       11,255        6,874
  Corporate and other...................................................   (2,044)     (1,918)      (6,615)      (5,204)
                                                                          -------     -------     --------     --------
        Consolidated Operating Income...................................  $ 8,339     $ 5,888     $ 23,434     $ 20,144
                                                                          =======     =======     ========     ========
OPERATING INCOME MARGINS
  Jackpot Properties....................................................     21.9%       24.8%        20.7%        20.4%
  Ameristar Vicksburg...................................................     19.5%       18.9%        20.8%        20.3%
  Ameristar Council Bluffs..............................................     17.2%        4.4%        17.3%        13.4%
        Consolidated Operating Income Margin............................     15.4%       11.4%        15.1%        14.2%

EBITDA(1)
  Jackpot Properties....................................................  $ 4,088     $ 4,373     $ 10,749     $ 10,245
  Ameristar Vicksburg...................................................    4,736       4,950       14,793       15,394
  Ameristar Council Bluffs..............................................    5,430       2,187       16,164       10,195
  Corporate and other...................................................   (1,938)     (1,848)      (6,223)      (5,115)
                                                                          -------     -------     --------     --------
        Consolidated EBITDA.............................................  $12,316     $ 9,662     $ 35,483     $ 30,719
                                                                          =======     =======     ========     ========
EBITDA MARGINS(2)
  Jackpot Properties....................................................     26.8%       29.0%        25.7%        25.3%
  Ameristar Vicksburg...................................................     28.9%       28.9%        30.4%        30.6%
  Ameristar Council Bluffs..............................................     24.3%       11.3%        24.8%        19.8%
    Consolidated EBITDA Margin..........................................     22.8%       18.8%        22.8%        21.6%


------------------------------


(1) Before Ameristar Council Bluffs preopening costs in the data for the nine months ended September 30, 1996.


(2) EBITDA consists of income from operations plus depreciation, amortization and preopening costs. EBITDA Margin is EBITDA as a percentage of net revenues. EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company has significant uses of cash flows, including capital expenditures and debt principal repayments, that are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information may calculate EBITDA in the same manner as the Company.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Company is hereby offering to exchange
                                 $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted. The Company will issue New Notes on or promptly after the Expiration Date. As of the date hereof, there is $100,000,000 aggregate principal amount of Old Notes outstanding. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New
                                 Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased Old Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities
                                 Act or (ii) a person that is an affiliate of any of the Issuers within the meaning of Rule
                                 405 under the Securities Act), without
                                 compliance with the registration and prospectus delivery provisions of the Securities Act;
                                 provided that the holder is acquiring New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New
                                 Notes. See "The Exchange Offer -- Resale of the
                                 New Notes."

REGISTRATION RIGHTS
AGREEMENT.....................   The Old Notes were sold by the Company on July
                                 15, 1997 to Bear, Stearns & Co. Inc., BT
                                 Securities Corporation and First Chicago
                                 Capital Markets, Inc., as the initial
                                 purchasers (the "Initial Purchasers"), pursuant to a Purchase Agreement dated July 10, 1997, among the Issuers and the Initial Purchasers
                                 (the "Purchase Agreement"). Pursuant to the
                                 Purchase Agreement, the Issuers and the Initial
                                 Purchasers entered into the Registration Rights
                                 Agreement, which grants the holders of the Old
                                 Notes certain exchange and registration rights.
                                 The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New Notes. See "The Exchange Offer --
                                 Termination of Certain Rights."


EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on December 18, 1997 (the
                                 "Expiration Date"), unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term Expiration
                                 Date shall mean the latest date and time to which the Exchange Offer is extended. See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."


ACCRUED INTEREST ON THE NEW
NOTES AND THE OLD NOTES.......   The New Notes will bear interest from the most
                                 recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance of the Old Notes. See "The
                                 Exchange Offer -- Interest on the New Notes."

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Exchange Offer is subject to certain
                                 customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The
                                 Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to First Trust
                                 National Association, as exchange agent (the
                                 "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Issuers that, among other things, (i) the New
                                 Notes to be acquired by such holder of Old
                                 Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the New Notes,
                                 (iii) that if such holder (including any broker-dealer registered under the Securities
                                 Exchange Act of 1934, as amended (the "Exchange
                                 Act")) is participating in the Exchange Offer for the purpose of distributing the New Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters (see "The Exchange
                                 Offer -- Resale of the New Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Old Notes acquired by such holder directly from the Company, or any New
                                 Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Company, should be covered by an effective registration statement containing the selling security holder information required by Item
                                 507 or Item 508, as applicable, of Regulation
                                 S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of any of the Issuers. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a Prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange
                                 Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Ex-change Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old
                                 Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth under "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF THE OLD NOTES
AND DELIVERY OF THE NEW
NOTES.........................   Subject to the satisfaction or waiver of the
                                 conditions to the Exchange Offer, the Issuers will accept for exchange any and all Old Notes that are properly tendered in the Exchange
                                 Offer prior to the Expiration Date. The New
                                 Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The
                                 Exchange Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to the Expiration Date. See "The
                                 Exchange Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS................   The exchange of Old Notes for New Notes will
                                 not be treated as a taxable event for United
                                 States federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old
                                 Notes. As a result, no material United States federal income tax consequences will result to holders exchanging Old Notes for New Notes. See
                                 "Certain Federal Income Tax Considerations."

EXCHANGE AGENT................   First Trust National Association is serving as
                                 the Exchange Agent in connection with the Exchange Offer.

                                 THE NEW NOTES

     The Exchange Offer applies to $100,000,000 aggregate principal amount of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used with respect to the Notes in this Prospectus, see "Description of the Notes."

ISSUER........................   Ameristar Casinos, Inc.

SECURITIES OFFERED............   $100.0 million aggregate principal amount of
                                 10 1/2% Senior Subordinated Notes due 2004
                                 Series B.

MATURITY DATE.................   August 1, 2004.

INTEREST......................   Interest will be payable semiannually on each
                                 of February 1 and August 1, commencing February
                                 1, 1998.

SECURITY......................   The New Notes will be unsecured obligations of
                                 Ameristar.


SUBSIDIARY GUARANTEES.........   The payment of principal, interest and
                                 Liquidated Damages, if any, on the New Notes are fully and unconditionally guaranteed on a joint and several and senior subordinated unsecured basis by the Guarantors, contemplated to be all existing and future Restricted
                                 Subsidiaries of the Company. The New Notes will be structurally subordinated to all liabilities of the Company's subsidiaries that are not Guarantors.


RANKING.......................   The New Notes will be subordinated in right of
                                 payment to all existing and future Senior
                                 Indebtedness of the Company, including the Company's $125.0 million reducing revolving bank credit facility (the "Revolving Credit
                                 Facility") entered into concurrently with the Offering.

MANDATORY REDEMPTION..........   None.

OPTIONAL REDEMPTION...........   The New Notes generally are not subject to
                                 redemption until August 1, 2001. Thereafter, the New Notes may be redeemed at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, through the redemption date.
                                 However, on or prior to August 1, 2000, the Company may redeem up to 25% in aggregate principal amount of the Notes out of the net proceeds of Public Equity Offerings (as defined) at the redemption price set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, through the redemption date, provided that at least $75.0 million in aggregate principal amount of the Notes remain outstanding following such redemption.

REGULATORY REDEMPTION.........   If any Holder or beneficial owner of a New Note
                                 is required to be licensed, qualified or found suitable under applicable Gaming Laws (as defined) and is not so licensed, qualified or found suitable, the Holder or beneficial owner shall, upon request of the Company, dispose of such Holder's or beneficial owner's New Notes within 30 days after receipt of notice of failure to be licensed, qualified or found suitable or such earlier date prescribed by the applicable
                                 Gaming Authority (as defined) and thereafter the Company may, at its option, redeem the Holder's or beneficial owner's New Notes at the lowest of (i) the price at which the New Notes
                                 (or the predecessor Old Notes) were acquired by the Holder; (ii) the fair market value of such New Notes on such redemption date; and (iii) the principal amount of such New Notes. In the case of a redemption pursuant to clause (i) or
                                 (ii) above, the redemption payment will not include accrued interest or Liquidated Damages, if any, unless the payment of such amounts is permitted by the applicable Gaming Authority, in which case such interest or Liquidated
                                 Damages, if any, shall be paid through the date of redemption. See "Government Regulations" and "Description of Notes -- Regulatory
                                 Redemption."

CHANGE OF CONTROL.............   Upon a Change of Control (as defined), each
                                 Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, through the date of
                                 repurchase. See "Description of Notes -- Change of Control."

PRINCIPAL COVENANTS...........   The indenture pursuant to which the New Notes
                                 will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of Ameristar and its Restricted Subsidiaries (as defined) to incur additional indebtedness, pay dividends or make other distributions, make investments, repurchase subordinated obligations or capital stock, create certain liens (except, among others, liens securing Senior Indebtedness), enter into certain transactions with affiliates, sell assets of Ameristar or its subsidiaries, issue or sell subsidiary stock, create or permit to exist restrictions on distributions from subsidiaries, or enter into certain mergers and consolidations. See
                                 "Description of Notes -- Certain Covenants."

USE OF PROCEEDS...............   The Company will not receive any proceeds from
                                 the issuance of the New Notes offered hereby.
                                 In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are substantially identical to the New Notes.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth selected summary consolidated financial and other data of the Company, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." Except for the summary consolidated financial data as of June 30, 1997 and for six months ended June 30, 1996 and 1997, the summary consolidated financial data are derived from the Company's audited financial statements, which, except for the income statements for the years ended September 30, 1992 and 1993 and the three months ended December 31, 1993, appear elsewhere herein. The summary consolidated financial data presented below as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company included herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for future periods, including for the entire year ending December 31, 1997.

                                                                                                              SIX MONTHS
                                         YEAR ENDED       THREE MONTHS             YEAR ENDED                    ENDED
                                       SEPTEMBER 30,         ENDED                DECEMBER 31,                 JUNE 30,
                                     ------------------   DECEMBER 31,   ------------------------------   -------------------
                                      1992       1993         1993         1994       1995       1996       1996       1997
                                     -------   --------   ------------   --------   --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)       (UNAUDITED)
INCOME STATEMENT DATA(1)(2):
Net revenues.......................  $45,596   $ 50,026     $ 12,159     $114,353   $123,867   $188,465   $ 90,716   $101,583
Depreciation and amortization......    4,054      4,185          993        7,062      9,721     14,135      6,801      8,072
Preopening costs...................       --         --           --        5,408         --      7,379      6,146         --
Income from operations.............    7,431      7,880        1,519        9,944     18,084     17,313      8,109     15,095
Interest expense, net..............   (1,161)      (707)         (21)      (3,293)    (3,753)    (7,949)    (3,247)    (5,718)
Net income(3)......................    6,247      4,905        1,645        4,220      8,438      5,897      3,144      5,562
OTHER DATA:
EBITDA(4)..........................  $11,485   $ 12,065     $  2,512     $ 22,414   $ 27,805   $ 38,827   $ 21,056   $ 23,167
Net cash provided by (used in):
  Operating activities.............    9,164     10,911        2,310       18,423     23,048     33,177     18,636     13,001
  Investing activities.............   (1,617)   (15,451)     (20,251)     (34,033)   (63,022)   (53,746)   (35,154)   (15,331)
  Financing activities.............    7,084      5,606       18,478       21,389     45,592     16,506     10,463      4,228
Capital expenditures(5)............    2,263     26,158       22,723       33,329     64,783     80,492     27,086     16,372
Ratio of earnings to fixed
  charges(6).......................     6.1x       5.6x         5.6x         2.7x       3.1x       1.7x       1.8x       1.9x
OPERATING DATA:
Number of hotel rooms(7)...........      415        415          415          473        473        633        473        579
Average hotel occupancy rate.......      88%        88%          79%          88%        85%        79%        82%        80%
Average daily room rate............      $46        $51          $50          $53        $53        $53        $49        $46
Casino square footage(7)...........   29,000     29,000       29,000       61,000     61,000     88,500     88,500     88,500
Number of slot machines(7).........    1,037      1,037        1,037        1,976      1,950      2,966      2,970      2,908
Number of table games(7)...........       43         43           43           96         97        134        131        133

                                                                                               TWELVE MONTHS ENDED
                                                                                                  JUNE 30, 1997
                                                                                               -------------------
                                                                                                   (UNAUDITED)
PRO FORMA DATA(8):
EBITDA(4)....................................................................................        $40,938
Interest expense(9)..........................................................................         15,205
Ratio of EBITDA to interest expense..........................................................           2.7x
Ratio of net debt(10) to EBITDA..............................................................           3.9x
Ratio of earnings to fixed charges...........................................................           1.6x

                                                                                             AS OF JUNE 30, 1997
                                                                                         ----------------------------
                                                                                                         PRO FORMA
                                                                                          ACTUAL      AS ADJUSTED(11)
                                                                                         --------     ---------------
                                                                                                 (UNAUDITED)
                                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash...................................................................................  $ 12,622        $  12,622
Total assets...........................................................................   275,015          275,015
Total debt.............................................................................   169,366          172,916
Stockholders' equity...................................................................    76,506           76,506

---------------
 (1) Significant factors affecting the summary consolidated income statement data are as follows: Development of the primary Ameristar Vicksburg facilities began in February 1993 and was completed in May 1994. Ameristar Vicksburg opened in late February 1994. Ameristar Council Bluffs opened on January 19, 1996, portions of the land-based Main Street Pavilion (including two restaurants) opened on June 17, 1996, the 160-room Ameristar hotel opened on November 1, 1996 and the sports bar cabaret opened on December 26, 1996. The remaining facilities, a steak house and an indoor swimming pool and spa, opened on February 25 and March 3, 1997, respectively. The Company acquired The Reserve under construction on October 9, 1996, through the Merger.

 (2) Financial data as of dates and for periods ending prior to November 1993 reflect restated financial statements giving retroactive effect to a corporate reorganization completed immediately prior to the closing of the Company's initial public offering. Pursuant to the reorganization, CPI and ACVI, then companies under the common control of Craig H. Neilsen, became wholly owned subsidiaries of the Company.

 (3) Effective January 1, 1993, the Company elected to terminate its S corporation status under the Internal Revenue Code of 1986, as amended, and became subject to federal income taxes. Net income for the years ended September 30, 1992 and 1993 includes pro forma income tax provisions using a rate of 34% to reflect the estimated income tax expense the Company would have incurred had it been subject to federal income taxes for these years. Net income for the three months ended December 31, 1993 includes a $720,000 nonrecurring income item to reflect the cumulative effect of a change in accounting principle, and net income for the year ended December 31, 1995 includes a $657,000 nonrecurring extraordinary loss relating to early retirement of debt. See the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


 (4) EBITDA consists of income from operations plus depreciation, amortization and preopening costs. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company has other significant uses of cash flows, including capital expenditures and debt principal repayments, that are not reflected in EBITDA. In addition, it should be noted that not all gaming companies that report EBITDA information may calculate EBITDA in the same manner as the Company.


 (5) Capital expenditures include: (i) $24.1 million, $22.7 million and $32.4 million in fiscal 1993, the three months ended December 31, 1993 and the year ended December 31, 1994, respectively, for the development of Ameristar Vicksburg; (ii) $60.9 million, $37.2 million and $3.8 million in 1995, 1996 and the six months ended June 30, 1997 for the development of Ameristar Council Bluffs; and (iii) $33.5 million (including amounts expended by Gem prior to the Merger) and $7.4 million in 1996 and the six months ended June 30, 1997 for the acquisition and development of The Reserve.

 (6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income tax provision, interest on indebtedness (net of interest capitalized during the period), imputed interest on capitalized lease obligations and the portion of rent expense (one-third) deemed to represent interest. Fixed charges consist of interest on indebtedness (including amounts capitalized), imputed interest on capitalized lease obligations and the portion of rent expense deemed to represent interest.

 (7) As of the end of each period presented.

 (8) Except as set forth in footnote 10, gives pro forma effect to the Offering and the application of the net proceeds therefrom, the closing of and initial draw under the Revolving Credit Facility and the Merger and the related issuance of the Gem Notes (as defined under "Business -- The Gem Merger"), as if such transactions had occurred as of June 30, 1996.

 (9) Includes interest amounts capitalized.

(10) Includes $172.9 million of total debt and $12.6 million of cash on hand, adjusted to reflect the closing of the Offering and the application of the net proceeds therefrom and the closing of and initial draw under the Revolving Credit Facility, as if such transactions had occurred as of June 30, 1997.

(11) Adjusted to reflect the closing of the Offering and the application of the net proceeds therefrom and the closing of and initial draw under the Revolving Credit Facility, as if such transactions had occurred as of June 30, 1997. See "Capitalization."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. Discussions containing such forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as within this Prospectus generally. Also, documents subsequently filed by the Company with the SEC may contain forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. Before tendering their Old Notes in the Exchange Offer or purchasing New Notes, holders of the Old Notes and prospective investors should carefully consider the following factors.

SUBSTANTIAL LEVERAGE AND ABILITY TO SATISFY DEBT OBLIGATIONS

     The Company has substantial fixed debt service in addition to operating expenses. The Company intends to use the net proceeds from this Offering to repay a portion of its indebtedness under the Revolving Credit Facility and certain other indebtedness. As of June 30, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom and the closing of and initial draw under the Revolving Credit Facility, the Company's total consolidated long-term debt (excluding current portion) would have been $171.6 million, consisting of the Notes, $31.5 million outstanding under the Revolving Credit Facility, $28.7 million under the Gem Notes (as defined under "Business -- The Gem Merger") and $11.4 million of other long-term debt. Such indebtedness requires substantial annual debt-service payments, including some principal payments.

     The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to make scheduled payments of principal of, or premium (if any) or interest on, or to refinance, its indebtedness (including the Notes) may be impaired, (ii) the Company's ability to obtain additional financing in the future for working capital, to construct Phase I and Phase II of the Reserve, to construct a hotel in Vicksburg, other capital expenditures, acquisitions or other purposes may be impaired, (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited and (iv) the Company may be vulnerable in the event of a downturn in its business. The Company anticipates that the refinancing effected by the Offering and the Revolving Credit Facility will reduce its principal repayment obligations for the near future. However, under the terms of the Indenture and the Revolving Credit Facility, the Company may continue to incur additional indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."

     The Revolving Credit Facility and the Indenture contain certain (and future credit facilities may contain) restrictive covenants including, among other things, limitations on the ability of the Company and certain of its subsidiaries to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to enter into transactions with affiliates to sell or otherwise dispose of assets and to merge or consolidate with another entity. Although the covenants are subject to various exceptions that are intended to allow the Company to operate without undue restraint in certain anticipated circumstances, there can be no assurance that such covenants will not adversely affect the Company's ability to finance future operations or capital needs or to engage in other activities that may be in the interest of the Company. In addition, the Company will be required under the Revolving Credit Facility to maintain certain financial ratios. Future credit facilities of the Company may contain similar restrictions. The Company's ability to comply with such provisions will be dependent upon its future performance, which will be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors, many of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations and to satisfy the financial covenants in the Revolving Credit Facility or any such future credit facility. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Revolving Credit Facility or such future facility, which would entitle the lenders thereunder to accelerate the maturity of the Revolving Credit Facility or such future facility and could result in cross-defaults permitting the acceleration of other indebtedness of the Company. Such an event would adversely affect the Company's ability to make payments on the Notes.

HOLDING COMPANY STRUCTURE; SUBORDINATION OF NOTES

     Ameristar conducts and expects to conduct substantially all of its operations through subsidiaries. Therefore, Ameristar is and will be dependent on the earnings and cash flow of, and dividend and other payments from, its subsidiaries to meet its debt obligations, including its obligations under the Notes. All existing Subsidiaries of the Company (subject to the receipt of required gaming regulatory approvals) and all future Restricted Subsidiaries have guaranteed or will guarantee on a joint and several basis the Notes pursuant to Subsidiary Guarantees, thereby providing the Noteholders a direct claim against the assets and cash flows of such Subsidiaries. However, the Notes will be effectively subordinated to the claims of creditors (including trade creditors) of subsidiaries that are not parties to Subsidiary Guarantees. In addition, the Notes, which are unsecured, are and will be expressly and effectively subordinated to all existing and future Senior Indebtedness of the Company, including the Revolving Credit Facility, which will be secured by substantially all of the Company's assets, including Ameristar's shares of stock in its subsidiaries. The Subsidiary Guarantees are and will be unsecured and will be expressly subordinated to all existing and future Senior Indebtedness of the Guarantors (including the Revolving Credit Facility) and will be effectively subordinated to all secured indebtedness of the Guarantors to the extent of the collateral. Except for limitations on the aggregate amount of consolidated indebtedness that the Company may incur, the Indenture permits the Company to incur additional Senior Indebtedness and to incur and permit its Subsidiaries to incur additional secured indebtedness, which will effectively be senior to the Notes to the extent of the collateral securing such debt. As of June 30, 1997, after giving pro forma effect to the closing of the Offering, the application of the net proceeds therefrom and the closing of and initial draw under the Revolving Credit Facility, the Company and its Subsidiaries would have had approximately $44.2 million of debt to which the Notes and the Subsidiary Guarantees are expressly or effectively subordinate.

     The Company may not pay principal of, or interest or Liquidated Damages, if any, on, the Notes, or under the Subsidiary Guarantees, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any Notes, other than certain payments in the form of junior securities or from a defeasance trust (i) if any Designated Senior Indebtedness (as defined) is not paid when due or (ii) if any other default on Designated Senior Indebtedness occurs that permits the holders of such Senior Indebtedness to accelerate the maturity of such Senior Indebtedness in accordance with its terms, unless, in either case, (a) the default has been cured or waived, (b) any such acceleration has been rescinded, (c) such Senior Indebtedness has been paid in full or, (d) in the case of any default on Designated Senior Indebtedness other than a payment default, 179 days have passed since the default notice is given. A Change of Control under the Indenture will constitute an event of default under the Revolving Credit Facility, thus limiting the ability of Holders of Notes to require the Company to repurchase their Notes as provided in the Indenture. See "Description of Notes -- Change of Control."

     Upon any payment or distribution of the assets of the Company or any Guarantor in connection with a total or partial liquidation or dissolution or reorganization of or a similar proceeding relating to the Company or such Guarantor, the holders of Senior Indebtedness and all other indebtedness to which the Notes or the applicable Subsidiary Guarantee are subordinated (whether expressly or effectively) will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of Notes -- Subordination of the Notes."

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

     The ability of the holders of the Notes to enforce the Notes or any Subsidiary Guarantees may be limited by certain fraudulent conveyance and revocatory laws, which may be utilized by a court to avoid or subordinate the Notes or Subsidiary Guarantees. The requirements for establishing a fraudulent conveyance or revocatory transfer vary depending on the law of the jurisdiction being applied. Generally, if under federal and certain state statutes in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of Ameristar or a Guarantor, or in a lawsuit by or on behalf of creditors against Ameristar or a Guarantor, a court were to find that (i) Ameristar or the Guarantor incurred indebtedness in connection with the Notes (including the Subsidiary Guarantee) with the intent of hindering, delaying or defrauding current or future creditors of Ameristar or the Guarantor, or (ii) Ameristar or the Guarantor received less than reasonably equivalent value or fair consideration for incurring the indebtedness in connection with the Notes (including the Subsidiary Guarantee) and Ameristar or the Guarantor (a) was insolvent at the time of the incurrence of the indebtedness in connection with the Notes (including the Subsidiary Guarantee),
(b) was rendered insolvent by reason of incurring the indebtedness in connection with the Notes (including the Subsidiary Guarantee), (c) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance or revocatory statutes), such court could, subject to applicable statutes of limitation, avoid in whole or in part the obligations of Ameristar or the Guarantor in connection with the Notes (including the Subsidiary Guarantee) and/or subordinate claims with respect to the Notes (including the Subsidiary Guarantee) to all other debts of Ameristar or the Guarantor, as applicable (not only Senior Indebtedness). If the obligations of Ameristar or a Guarantor in connection with the Notes (including a Subsidiary Guarantee) were subordinated to all such debt, there can be no assurance that, after payment of the other debts of Ameristar or the Guarantor, there would be sufficient assets to pay such subordinated claims with respect to the Notes or the Subsidiary Guarantee.

     The measures of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied in any such proceeding. Generally, however, an entity will be considered insolvent if the sum of its respective debts was greater than the fair salable value of all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and matured.

     If certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Guarantor within 90 days after any payment by the Company or such Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or after the issuance of any Subsidiary Guarantee, or if the Company or such Guarantor, as applicable, anticipated becoming insolvent at the time of such payment or issuance, all or a portion of such payment, or, in the case of the issuance of a Subsidiary Guarantee, such Subsidiary Guarantee, could be avoided as a preferential transfer under federal bankruptcy or applicable state insolvency law, and the recipient of such payment could be required to return such payment.

CONSTRUCTION AND DEVELOPMENT RISKS; RISKS OF NEW VENTURES

     General Construction and Development Risks. Construction and expansion projects, such as The Reserve and the addition of a hotel at Ameristar Vicksburg, entail significant risks, including shortages of materials (including slot machines or other gaming equipment) or skilled labor, unforeseen construction scheduling, engineering, environmental or geological problems, work stoppages, weather interference, floods, fires, other casualty losses, and unanticipated cost increases. The anticipated costs and construction periods for construction projects of the Company are based upon budgets, conceptual design documents and construction schedule estimates prepared by the Company in consultation with its architects and contractors, and no assurance can be given that any project will be completed on time, if at all, or on budget or that the Company will be able to fund any budget overrun amounts. Variances in construction time periods or budgets could be substantial. The completion date of any construction project of the Company may differ significantly from initial expectations for construction-related or other reasons.

     In connection with certain construction projects undertaken by the Company, the Company employs "fast-track" design and construction methods, which involve the design of future stages of construction while earlier stages of construction are underway. Although management believes that the use of fast-track design and construction methods can reduce the overall construction time, these methods may not always result in such reductions, may involve additional construction costs than otherwise would be incurred and may increase the risk of disputes with contractors.

     Construction Dependent Upon Available Financing and
Operations. Construction of Phase I of The Reserve and the hotel at Ameristar Vicksburg are to be funded primarily out of draws under the Revolving Credit Facility and a $7.5 million short-term-loan facility, respectively, in each case supplemented by available cash flow from operations. The availability of funds under the Revolving Credit Facility at any time will be dependent upon the amount of EBITDA (as defined) of Ameristar and its principal subsidiaries during the preceding four full fiscal quarters. Accordingly, in order to complete such construction, the Company will be substantially dependent upon its future operating cash flow, both to be able to obtain draws under the Revolving Credit Facility and to supplement such borrowings. See also "Construction and Development Risks; Risks of New Ventures -- Risks of Cost Overruns."


     Management also expects to rely on the Revolving Credit Facility and future operating cash flow as the primary sources of funding construction of Phase II of The Reserve. It is unlikely that sufficient funds will be available under the Revolving Credit Facility for such construction unless the aggregate operating cash flow of the Company increases materially from current levels. Increases in the Company's operating cash flow will be primarily dependent on the operating performance of Phase I of The Reserve and the absence of any material adverse change in the operating performance of existing properties. Thus, no assurance can be given as to when, if ever, the Company will commence construction of Phase II of The Reserve or, if construction is commenced, whether sufficient financing will be available to complete Phase II.

     The future operating performance of the Company will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond the control of the Company, and thus no assurances can be given with respect to the level of the Company's future consolidated EBITDA or the consequent availability of funds under the Revolving Credit Facility to complete these construction projects.


     Risks of Cost Overruns on Phase I of The Reserve and the Ameristar Vicksburg Hotel. Although the design of Phases I and II of The Reserve is substantially complete and management has established a budget for the completion of Phase I of The Reserve (including approximately $3.2 million in contingency reserves), design and budget refinements are expected. The design and budget for the hotel at Ameristar Vicksburg have been completed, but they also remain subject to change as construction progresses. The Company has entered into a construction contract for the hotel at Ameristar Vicksburg and has obtained bids for substantially all work necessary for Phase I of The Reserve and the Vicksburg hotel, but the Company has not yet entered into firm contracts for the completion of Phase I of The Reserve. The cost of either of these projects may vary significantly from current expectations, and, based on management's current estimate of funds available for capital expenditures during the anticipated construction periods, the Company expects to have a limited amount of capital resources to fund cost overruns on any of these projects. See "Substantial Leverage and Ability to Satisfy Debt Obligations" in this section, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness." If the Company cannot finance such cost overruns on a timely basis, the completion of either or both of these projects may be delayed until adequate cash flow from operations or other financing is available. In addition, significant cost overruns on Phase I of The Reserve could adversely affect the ability of the Company to fund the costs of construction of Phase II of The Reserve, and could result in a delay, downsizing or abandonment of Phase II.


     General Risks of New Ventures. As a result of operating risks, including those described in this section, and other risks associated with a new venture, there can be no assurance that, once completed, any development project will increase the Company's operating profits or operating cash flow.

COMPETITION

     General. The Company competes for customers primarily on the basis of the location and quality of its properties, the quality, range and pricing of non-gaming amenities such as hotels, restaurants and entertainment and the strength of its marketing and promotional campaigns. Some of the Company's known or future competitors in various markets have or may have greater name recognition and financial and marketing resources than the Company.

     In addition, each of the Company's currently operating properties is located in a jurisdiction that restricts gaming to certain areas and/or borders a state that prohibits or restricts gaming operations, which restrictions and prohibitions provide substantial benefits to the Company's business and its ability to attract and retain customers. The legalization or expanded legalization or authorization of gaming within a market area of one of the Company's properties could have an adverse effect, which may be material, on the Company's business, financial condition and results of operation.

     The Jackpot Properties. In addition to local casinos, the Jackpot Properties are subject to existing and potentially expanded competition from casinos in other portions of the Pacific Northwest, including existing casinos on Native American lands near Pocatello, Idaho and in western Washington, northeastern Oregon and Alberta, Canada. Management believes that the currently operating casinos in the outer market negatively impacted the performance of the Jackpot Properties in 1996. Although the Company has recently responded to the increased competition by renovating its slot equipment at the Jackpot Properties, remodeling the casino at the Horseshu and increasing marketing efforts, which steps management believes have demonstrated initial success, no assurances can be given with respect to the future competitive effects on the Jackpot Properties of these casinos.


     The expansion of casino gaming on Native American lands in southern Idaho, eastern Oregon or eastern Washington could have a material adverse effect on the Jackpot Properties and the Company. Notwithstanding a 1992 Idaho constitutional amendment that prohibits all forms of casino gaming and the Indian Gaming Regulatory Act of 1988 ("IGRA"), which restricts gaming operations on Native American land to those allowed under state law, video lottery terminal ("VLT") casinos, including the one near Pocatello, are currently being operated on Native American lands in Idaho. While these VLT casinos may be in violation of IGRA, federal officials have not taken any enforcement action against these operations. The failure of the federal government to take such enforcement action could lead to the expansion of casino gaming on Native American lands in Idaho. In September 1997, a newspaper article reported that the Shoshone-Paiute Tribes have established a commission to explore gaming possibilities on a reservation that straddles the Idaho-Nevada border directly south of Boise and significantly closer to Boise than Jackpot.


     Increased competition in Jackpot resulting from the renovation or expansion of existing casinos or the development of new casinos, none of which are currently contemplated by any party to the knowledge of the Company, could also have a material adverse effect on the Jackpot Properties and the Company.

     Ameristar Vicksburg. Ameristar Vicksburg is subject to competition from three local competitors and casinos in Shreveport and Bossier City, Louisiana and a Native American casino in Philadelphia, Mississippi. Due to the intensity of competition in the Vicksburg market, Ameristar Vicksburg's business to date has been dependent upon continuous and aggressive marketing and promotional efforts. Management believes that competition from the casinos in Shreveport and Bossier City, Louisiana and Philadelphia, Mississippi has resulted in a recent shrinkage in the territorial size of the Vicksburg gaming market, and it is possible that the Vicksburg market will be subject to additional shrinkage due to competition.


     Several potential gaming sites still exist in Warren County and Vicksburg, and from time to time potential competitors propose the development of additional casinos in or near Vicksburg. In August 1997, two companies announced the execution of an agreement to form a joint venture to develop and operate a casino facility on a site along the Mississippi River near Ameristar Vicksburg, subject to certain contingencies. Accordingly, no assurance can be given that additional competitors will not enter the market. Additional competition in Vicksburg could have a material adverse effect on Ameristar Vicksburg and the Company.


     In addition, the Company is aware of potential sites on the Big Black River near Interstate 20 between Jackson and Vicksburg, which, if developed, would provide a significant competitive advantage over Ameristar Vicksburg and other gaming operations in Warren County due to its closer proximity to Jackson. However, there currently is no exit off Interstate 20 in the vicinity of these sites, the area surrounding these sites is undeveloped and lacks any infrastructure and these sites may not meet the navigable waterway requirements of Mississippi law for the development of a casino. In December 1996, the Mississippi Gaming Commission rejected an application for the development of a casino at one of these sites, and the denial is being appealed by an adjoining landowner and the license applicant. The development of a casino on the Big Black River likely would have a material adverse effect on Ameristar Vicksburg and the Company. See "Gaming Licensing and Regulation -- Potential Effects of Delayed Completion of Ameristar Vicksburg Hotel" in this section.

     If Mississippi law were amended to permit gaming in Jackson, the development of one or more casinos there would materially impact Ameristar Vicksburg and the Company. Management is not aware of any current proposals that would permit such an expansion of gaming in Mississippi.

     Ameristar Council Bluffs. Ameristar Council Bluffs currently competes in Council Bluffs with two other casinos. One of these casinos, at the Bluffs Runs dog-racing track, has a significant competitive advantage as a land-based facility and has been the local market leader in gaming revenues each month through July 1997 despite operating under a license that limits it gaming operations to reel-style slot machines. Management believes that the other competitor in Council Bluffs, a riverboat casino operated by Harveys Casino Resorts, also provides and will continue to provide serious competition for Ameristar Council Bluffs.

     Currently, Iowa law does not limit the number of licenses that can be issued in a county. While no assurances can be given that additional licenses will not be issued in Pottawattamie County, it is management's belief that the Iowa Racing and Gaming Commission is concerned about market saturation and will not issue additional licenses that would impair existing operations.

     A ballot initiative was proposed in 1996 that would have authorized slot machines and casino gaming at certain locations in Nebraska, including Omaha, which is across the Missouri River from Council Bluffs. This initiative was not placed on the ballot due to the determination of the Nebraska Secretary of State that an insufficient number of petition signatures were obtained. Although no assurances can be given, management believes it is unlikely that any further legislative action or voting referendum that would authorize casino gaming in Nebraska will be acted upon prior to 1998. The introduction of casino gaming in Nebraska, especially in the Omaha area, likely would have a material adverse effect on the Company.

     The Reserve. The Company expects The Reserve to face significant competition in the Henderson-Green Valley market. Station Casinos, Inc. recently opened Sunset Station, a casino-hotel approximately 3.5 miles north of The Reserve site along Interstate 515. Sunset Station is larger than the combined Phases I and II of The Reserve, and Station Casinos, Inc. has operated casinos aimed at local Las Vegas residents for many years. Plans have also been announced for the development of a casino-hotel approximately 3.5 miles west of The Reserve, near the junction of Interstate 215 and Lake Mead Drive. Based on public statements by the developer for this project in December 1996, management believes that construction on this project could commence as early as late 1997 or early 1998.


     Another competing casino-hotel with a 70,000-square foot casino, 300 hotel rooms and other amenities is proposed to be developed and connected to a shopping mall across from Sunset Station. This project is in the design stage, and, if developed, management believes that it would not open before early 1999. Management is also aware of several additional sites in Henderson-Green Valley that have been zoned for casino-hotels and believes it is likely additional casino resorts ultimately will be developed in this market area. Competing casino-hotels that open in advance of The Reserve likely will obtain competitive advantages through the development of customer loyalty and other factors.


CONTROL BY CURRENT STOCKHOLDER; DEPENDENCE ON KEY PERSONNEL

     Craig H. Neilsen, the Company's president and chief executive officer, controls approximately 86.9% of the outstanding shares of Common Stock of Ameristar. As a result, Mr. Neilsen has the power to control the management and daily operations of the Company. The Company is dependent on the continued performance of Mr. Neilsen and his management team. The loss of the services of Mr. Neilsen or any other executive officer of the Company may have a material adverse effect on the Company. In addition, the death of Mr. Neilsen could result in the need for his estate, heirs or devisees to sell a substantial number of shares of the Common Stock to obtain funds to pay inheritance tax liabilities. Mr. Neilsen suffered physical injuries in a 1985 accident that left him in a quadriplegic condition. Although Mr. Neilsen's involvement in the Company has remained significant, since late 1996, complications related to Mr. Neilsen's condition from time to time have impaired his ability to participate in the management of the Company as compared to his customary level of activity. It is possible that such complications may continue to limit Mr. Neilsen's abilities.

AVAILABILITY OF OPERATING AND CORPORATE MANAGEMENT PERSONNEL


     The Company has experienced and expects to continue to experience strong competition in hiring and retaining qualified operating and corporate management personnel. Management believes that a number of factors have contributed to the Company's difficulties in attracting and retaining qualified management personnel, including the recent and continuing proliferation of gaming facilities throughout the United States, the additional burdens on the Company's existing management personnel due to the lack of depth in other positions, the reluctance of the Company to match or exceed compensation packages offered by some of its competitors, and the locations of some of the Company's operations (particularly Jackpot and Vicksburg).


CHANGE OF CONTROL PROVISIONS

     In the event of a Change of Control, each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof, plus accrued interest and Liquidated Damages, if any. Such right is subordinated to the rights of the holders of the Senior Indebtedness and, effectively, all indebtedness of Ameristar's subsidiaries. In addition, the occurrence of a Change of Control will constitute an event of default under the Revolving Credit Facility. Therefore, in order for the Company to repurchase the Notes as a result of a Change of Control, it will be necessary for the Company either to obtain the consent of the banks under the Revolving Credit Facility or to repay the Revolving Credit Facility in full. These requirements and subordination of the Notes could prevent the Company from repurchasing the Notes, which would cause a default under the Notes and the Company's other indebtedness. See "Control by Current Stockholder; Dependence on Key Personnel" in this section and "Description of Notes -- Change of Control."

GAMING LICENSING AND REGULATION


     General. The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The States of Iowa, Mississippi and Nevada and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by the Company and its subsidiaries. The Iowa Racing and Gaming Commission, the Mississippi Gaming Commission and the Nevada Gaming Commission may, among other things, limit, condition, suspend, revoke or not renew a license or approval to own the stock of any of Ameristar's Iowa, Mississippi or Nevada subsidiaries, respectively, for any cause deemed reasonable by such licensing authority. Gaming licenses in Iowa and Mississippi require periodic renewal, currently every two years. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against Ameristar, such subsidiaries and the persons involved. The suspension, revocation or non-renewal of any of the Company's licenses or the levy on the Company of substantial fines or forfeiture of assets would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is subject to substantial gaming taxes and fees imposed by various governmental authorities, which are subject to increase.


     To date, the Company has obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of its currently operating gaming activities. However, gaming licenses and related approvals are deemed to be privileges under Iowa, Mississippi and Nevada law, and no assurances can be given that any new licenses, permits and approvals that may be required in the future will be given or that existing ones will be maintained or extended. In addition, changes in law could restrict or prohibit gaming operations of the Company in any jurisdiction, and certain jurisdictions require the periodic reauthorization of gaming activities. No assurance can be given that gaming operations of the type conducted by the Company will continue to be authorized in any jurisdiction. Such a change in law or failure to reauthorize gaming activities could substantially diminish the value of the Company's assets in such a jurisdiction and otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

     Restrictions on the transfer of equity securities issued by a corporation which holds a gaming license issued by the Nevada Gaming Commission or the Mississippi Gaming Commission, and agreements not to encumber such securities, are ineffective unless approved in advance by the Nevada Gaming Commission or the Mississippi Gaming Commission, as applicable. See "Government Regulations."

     Licenses for The Reserve and Other Projects. The Reserve and any expansion of the Company's gaming operations into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities, which approval process can be time consuming and costly and has no assurance of success. The Company, which currently holds gaming licenses in Nevada for the Jackpot Properties, has applied for a gaming license for The Reserve.

     Gaming Reauthorization Referendum Requirements in Iowa. Under Iowa law, a license to conduct gambling games may be issued in a county only if the county electorate has approved such gambling games. Although the electorate of Pottawattamie County, which includes the City of Council Bluffs, approved by referendum the gambling games conducted by ACCBI, a reauthorization referendum must be submitted to the electorate in the general election to be held in 2002 and each eight years thereafter. Each such referendum requires the vote of a majority of the persons voting thereon. If any such reauthorization referendum is defeated, Iowa law provides that any previously issued gaming license will remain valid and subject to periodic renewal for a total of nine years from the date of original issuance, subject to earlier revocation for other reasons. The original issuance date of the gaming license for Ameristar Council Bluffs was January 27, 1995.


     Iowa Cruising Requirements. The Council Bluffs Casino will be prohibited from operating from November 1 through March 31 if it does not make a two-hour cruise a minimum of 100 days within the prior "excursion season," which is defined as April 1 through October 31. The inability to operate the Council Bluffs Casino for a five-month period likely would have a material adverse impact on the Company, and the resulting decreases in revenues and income could impair the ability of the Company to satisfy the requirements for obtaining or maintaining draws under the Revolving Credit Facility. A closing of the Council Bluffs Casino for a five-month period could also result in an event of default under the Revolving Credit Facility, the Indenture or other indebtedness. Although the Council Bluffs Casino satisfied the cruising requirements for 1996 and 1997, no assurance can be given that the Council Bluffs Casino will satisfy these cruising requirements in any future year. Although no assurances can be given, management believes that the Iowa Racing and Gaming Commission would not require the closure of the Council Bluffs Casino during the winter months if a failure to satisfy the cruising requirements results from high water levels or similar uncontrollable conditions.



     Potential Effects of Delayed Completion of Ameristar Vicksburg Hotel. The Mississippi Gaming Commission has advised the Company that it believes the expansion of non-gaming amenities by the Company and its competitors in the Vicksburg market is necessary to maintain and expand this market. Management agrees with this view, and the Company is constructing a 150-room hotel at Ameristar Vicksburg. The Mississippi Gaming Commission has further advised the Company that the Commission would consider it as a negative factor if this hotel is not completed by the January 21, 1998 expiration date of the Company's gaming license. The Company believes the hotel will be completed in April 1998. Although the Company does not believe it is legally required to construct this hotel or that a failure to complete the hotel by January 21, 1998 will affect the renewal of its gaming license, no assurance can be given with respect to the actions, if any, the Mississippi Gaming Commission may take if the hotel is not completed by that date. Among other actions, it is possible that the Mississippi Gaming Commission could approve one or more gaming licenses for new casinos in the Vicksburg market, including one proposed for a location on the Big Black River significantly closer to Jackson, Mississippi than Vicksburg, or could involve other regulatory consequences to the Company. See
"Competition -- Vicksburg" in this section.


REPURCHASE OF NOTES ON LOSS OF MATERIAL GAMING LICENSE

     If a gaming license of the Company or any Restricted Subsidiary is revoked, terminated, suspended or otherwise ceases to be effective, in any case resulting in the cessation, for at least 90 days, of the gaming business at any significant gaming facility of the Company, the Indenture requires the Company to prepay, repay or purchase Indebtedness of any Restricted Subsidiary or Senior Indebtedness in an amount equal to four times the amount contributed by such gaming facility to the consolidated cash flow of the Company for the preceding four quarters. Upon such prepayment, repayment or purchase, the loan commitment evidenced by such Indebtedness or Senior Indebtedness will be permanently reduced by such amount. If the Company does not apply such amount to such prepayment, repayment or purchase within 40 days after the loss of the gaming license and the 90-day cure period, the Indenture requires the Company to offer to repurchase from the holders of the Notes, on a pro rata basis and at a price of 101% of principal plus accrued and unpaid interest and Liquidated Damages, if any, the maximum principal amount of Notes that may be purchased with such amount. Such a license loss could also constitute an event of default under the Revolving Credit Facility. There can be no assurance that the Company will have sufficient funds with which to consummate such purchase offer.

LOSS OF RIVERBOAT AND DOCKSIDE FACILITIES FROM SERVICE

     The Company's riverboat and dockside facilities in Mississippi and Iowa could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, floods or other severe weather conditions. Cruises of the Council Bluffs Casino are subject to risks generally incident to the movement of vessels on inland waterways, including risks of casualty due to river turbulence and severe weather conditions. In addition, United States Coast Guard regulations set limits on the operation of vessels, require that vessels be operated by a minimum complement of licensed personnel and require a hull inspection at a United States Coast Guard approved dry docking facility for all cruising riverboats at five-year intervals. Less stringent inspection requirements apply to permanently moored dockside vessels like the Vicksburg Casino. The Council Bluffs Casino is not scheduled for re-inspection by the United States Coast Guard until November 2000. The loss of a riverboat or dockside facility from service for any period of time likely would adversely affect the Company's operating results and borrowing capacity under the Revolving Credit Facility and could result in the occurrence of an event of a default under one or more credit facilities or contracts.

ENVIRONMENTAL RISKS AND REGULATION

     As is the case with any owner or operator of real property, the Company is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. The Company does not have environmental liability insurance to cover most such events, and the environmental liability insurance coverage it maintains to cover certain events includes significant limitations and exclusions. In addition, if the Company discovers any significant environmental contamination affecting any of its properties, the Company could face material remediation costs or additional development costs for future expansion activities. See "Business -- Properties."

REDEMPTION OR DISPOSAL OF NOTES PURSUANT TO REGULATORY REQUIREMENTS

     If a record or beneficial owner of a Note is required by any Gaming Authority (as defined in the Indenture) to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, such owner may be required pursuant to the terms of the Notes or law to dispose of the Notes. If a Gaming Authority determines that a person is unsuitable to own the Notes, then, the Company may be subject to sanctions, including the loss of its regulatory approvals, if, without the prior approval of the applicable Gaming Authorities, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting rights by such unsuitable person in connection with the Notes, (iii) pays the unsuitable person remuneration in any form or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. Further, if the holder or beneficial owner is required to be found suitable and is not found suitable by the Gaming Authorities, (a) the holder shall, upon request of the Company, dispose of such holder's Notes within 30 days or within the time prescribed by the Gaming Authorities, whichever is earlier, or (b) the Company may, at its option, redeem the holder's Notes at the lesser of (x) the principal amount thereof,

(y) the fair market value of the Notes or (z) the price at which the Notes were acquired by the holder, without, in any case, accrued and unpaid interest to the date of the finding of unsuitability by the Gaming Authorities, unless payment of such interest is permitted by the Gaming Authorities. See "Government Regulations" and "Description of Notes -- Regulatory Redemption.

ABSENCE OF PUBLIC TRADING MARKET FOR THE NOTES

     The Old Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The New Notes constitute a new issue of securities, for which there currently is no active trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any Initial Purchaser may discontinue market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market System, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all. If a trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.

FAILURE TO EXCHANGE OLD NOTES

     New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected due to the limited amount, or "float," of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Old Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the New Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are substantially identical to the New Notes. The Old Notes surrendered in exchange for New Notes will not result in any increase in indebtedness of the Company.

     The net proceeds of the Offering, after deducting discounts and commissions and estimated offering expenses, were $97.0 million. The Company has used or will use the net proceeds to repay $82.4 million in borrowings and interest outstanding under the Revolving Credit Facility, $800,000 in expenses incurred in connection with the Revolving Credit Facility and $13.8 million of other Senior Indebtedness. An initial draw by the Company under the Revolving Credit Facility of $114.5 million, which was made concurrently with the closing of the Offering, was used to repay the fully drawn principal balance of the Company's $94.5 million primary bank credit facility (the "1995 Revolving Credit Facility") and $20.0 million of other Senior Indebtedness. Following the application of the net proceeds of the Offering, the outstanding principal balance of the Revolving Credit Facility was reduced to $32.6 million. Borrowings under the Revolving Credit Facility are subject to scheduled semiannual principal reductions commencing on July 1, 1999, mature in June 2003 and, at the election of the Company, bear interest based on the agent bank's prime rate or the London Interbank Offered Rate plus an applicable margin based on the ratio of the Company's consolidated total debt to consolidated cash flow. See "Description of Existing Indebtedness."

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1997 (a) the historical cash position and capitalization of the Company and (b) the pro forma cash position and capitalization of the Company as adjusted to give effect to the sale of the Old Notes and the closing of the Revolving Credit Facility concurrently with the Offering and the application of the net proceeds of the Offering and the initial draw under the Revolving Credit Facility. This table should be read in conjunction with "Management's Discussion and Analysis and Results of Operations," "Description of Existing Indebtedness" and the Consolidated Financial Statements of the Company and related notes appearing elsewhere in this Prospectus.

                                                                        JUNE 30, 1997
                                                                 ----------------------------
                                                                 HISTORICAL      AS ADJUSTED
                                                                 -----------     ------------
                                                                 (IN THOUSANDS)
Cash and cash equivalents.......................................  $  12,622        $ 12,622
                                                                 ===========     ============
Current maturities of notes payable, long-term debt and
  obligations under capitalized leases..........................  $  11,036        $  1,350
                                                                 ===========     ============
Long-term debt:
     1995 Revolving Credit Facility.............................  $  94,500        $     --
     Revolving Credit Facility(1)...............................         --          31,502
     Senior Subordinated Notes due 2004.........................         --         100,000
     Gem Notes(2)...............................................     28,650          28,650
     Other long-term debt and obligations under capitalized
       leases...................................................     35,180          11,414
                                                                 -----------     ------------
          Total long-term debt..................................    158,330         171,566
Stockholders' equity............................................     76,506          76,506
                                                                 -----------     ------------
          Total capitalization..................................  $ 234,836        $248,072
                                                                 ===========     ============

---------------

(1) The maximum principal available under the Revolving Credit Facility (initially $125.0 million) reduces semi-annually commencing July 1, 1999 on a sliding scale (with reductions increasing from $2.5 million to $10.0 million) with a final principal reduction of $75.0 million due at maturity on June 30, 2003.

(2) The Gem Notes were issued in connection with the acquisition of The Reserve. See "Business -- The Gem Merger" and "Description of Existing Indebtedness."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on July 15, 1997 (the "Issue Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Old Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Old Notes, the Issuers and the Initial Purchasers entered into the Registration Rights Agreement on July 15, 1997. Pursuant to the Registration Rights Agreement, the Issuers have agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, they would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Notes within 60 days after the Issue Date and (ii) use their best efforts to cause such Registration Statement to become effective under the Securities Act and to consummate the Exchange Offer within 180 days after the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE NEW NOTES

     With respect to the New Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of any of the Issuers within the meaning of Rule 405 under the Securities Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder (including a broker-dealer) acquires New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Issuers have agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale for a period not to exceed 180 days after the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement. A broker-dealer that delivers such Prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including, without limitation, certain indemnification and contribution rights and obligations). See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to any of the rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of Indenture, which also authorized the original issuance of the Old Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Old Notes are outstanding and registered in the name of Cede & Co., as a nominee for DTC. Only a registered holder of the Old Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Notes entitled to participate in the Exchange Offer.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time on December 18, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders of Old Notes an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Old Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in their sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at a rate equal to 10 1/2% per annum. Interest on the New Notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance of the Old Notes. Holders of Old Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Old Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner of Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Old Notes will represent to the Issuers that, among other things, (i) New Notes to be acquired by such holder of Old Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) such holder (including any broker-dealer registered under the Exchange Act) acknowledges and agrees that if such holder is participating in the Exchange Offer for the purposes of distributing the New Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such holder and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Old Notes acquired by such holder directly from the Company, or New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from any of the Issuers, should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of any of the Issuers and (vi) such holder did not acquire any of the Old Notes being tendered directly from any of the Issuers for resale pursuant to Rule 144A, Regulation S or another available exemption from the registration requirements of the Securities Act. If the holder is a broker-dealer that will receive New Notes for such holder's own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF OLD NOTES

     If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers in their sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if consummation of the Exchange Offer violates applicable law, rules or regulations (including gaming laws and regulations) or an applicable interpretation of the staff of the Commission.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Old Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Issuers' continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Old Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Old Notes pursuant to Rule 144A, (iii) to use their best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Old Notes by broker-dealers for a period not to exceed 180 days from the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement and
(iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period not to exceed 180 days after the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement.

SHELF REGISTRATION

     In the event that (i) the Company is not required to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Old Notes notifies the Issuers in writing on or prior to the 20th business day following consummation of the Exchange Offer that such holder is a broker-dealer and holds Old Notes acquired directly from an Issuer or an affiliate of an Issuer, the Issuers, will at their cost, (a) as promptly as practicable file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) use their best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act, and (c) use their best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the (i) the Issue Date or (ii) such shorter period ending when (A) all applicable Old Notes covered by the Shelf Registration

Statement have been sold thereunder, (B) all applicable Old Notes may be sold pursuant to Rule 144 under the Securities Act or (C) such Old Notes cease to be outstanding. The Issuers will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

LIQUIDATED DAMAGES

     Generally, if (a) neither of the Registration Statements required by the Registration Rights Agreement is filed on or before the 60th day following the Issue Date, (b) either the Exchange Offer Registration Statement or the Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day following the Issue Date, (c) the Exchange Offer Registration Statement becomes effective, and the Company fails to consummate the Exchange Offer on or prior to the earlier of the 180th day following the Issue Date or 45 days following the effectiveness of such Registration Statement, or (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer-restricted Old Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay to each holder of the Old Notes, accruing from the date of the first such Registration Default (or if such Registration Default has been cured, from the date of the next Registration Default), liquidated damages ("Liquidated Damages") in an amount equal to one-half of one percent (0.5%) per annum of the principal amount of the Old Notes held by such holder during the first 90-day period immediately following the occurrence of such Registration Default, increasing by an additional one-half of one percent (0.5%) per annum of the principal amount of such Old Notes during each subsequent 90-day period, up to a maximum amount of Liquidated Damages equal to two percent (2.0%) per annum of the principal amount of such Old Notes, which provision for Liquidated Damages will continue until such Registration Default has been cured. Liquidated Damages accrued as of any interest payment date will be payable on such date.

EXCHANGE AGENT

     First Trust National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Mail:                                         By Hand:
---------------------------------------------    ---------------------------------------------
First Trust National Association                 First Trust National Association
180 East Fifth Street                            180 East Fifth Street
St. Paul, Minnesota 55101                        4th Floor Bond Drop Window
                                                 St. Paul, Minnesota 55101
Attention: Specialized Finance Department        Attention: Specialized Finance Department

                                                 or

By Facsimile:                                    First Trust New York
(612) 244-1537                                   100 Wall Street
                                                 20th Floor
Confirm By Telephone                             New York, New York 10005
(612) 244-1197

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and no Issuer will make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $125,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.


     The Issuers will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Old Notes that are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A under the Securities Act,
(ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a person that is not a U.S. Person (as defined in Rule 902 under the Securities Act) in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if requested), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Issuers will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table summarizes certain selected consolidated financial and other data of the Company, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of and for the years ended September 30, 1992 and 1993, as of and for the three months ended December 31, 1993 and as of December 31, 1994 have been derived from the Company's financial statements, which were audited by Arthur Andersen LLP and are not included herein. The selected consolidated financial data for the years ended December 31, 1994, 1995 and 1996 and as of December 31, 1995 and 1996 have been derived from the Company's financial statements, which were audited by Arthur Andersen LLP and are included herein. The selected consolidated financial data presented below as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company included herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for future periods, including for the entire year ending December 31, 1997.

                                                                                                                  SIX MONTHS
                                            YEAR ENDED        THREE MONTHS             YEAR ENDED                    ENDED
                                           SEPTEMBER 30,         ENDED                DECEMBER 31,                 JUNE 30,
                                        -------------------   DECEMBER 31,   ------------------------------   -------------------
                                          1992       1993         1993         1994       1995       1996       1996       1997
                                        --------   --------   ------------   --------   --------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA)       (UNAUDITED)
INCOME STATEMENT DATA(1)(2):
REVENUES:
  Casino..............................  $ 29,741   $ 32,285     $  7,938     $ 90,882   $ 99,364   $161,338     78,625     85,649
  Food and beverage...................     9,713     10,164        2,521       17,494     19,303     24,250     10,415     14,850
  Rooms...............................     6,095      6,812        1,491        7,580      7,861      7,641      3,501      4,666
  General Store.......................     2,431      2,283          582        2,557      2,595      2,389      1,160      1,220
  Other...............................     2,066      3,464          935        5,265      5,161      5,371      2,540      2,754
                                        --------   --------   ------------   --------   --------   --------   --------   --------
                                          50,046     55,008       13,467      123,778    134,284    200,989     96,241    109,139
  Less: Promotional allowances........     4,450      4,982        1,308        9,425     10,417     12,524      5,525      7,556
                                        --------   --------   ------------   --------   --------   --------   --------   --------
  Net revenues........................    45,596     50,026       12,159      114,353    123,867    188,465     90,716    101,583
                                        --------   --------   ------------   --------   --------   --------   --------   --------
COSTS AND EXPENSES:
  Casino..............................    11,497     13,067        3,310       40,347     44,503     75,685     37,175     39,196
  Food and beverage...................     6,469      6,758        1,922       12,469     11,747     16,773      6,008      9,485
  Rooms...............................     1,911      1,971          312        2,249      2,404      2,368      1,115      1,515
  General Store.......................     2,106      2,024          367        2,213      2,292      2,108      1,011      1,030
  Other...............................     2,818      4,071        1,024        6,199      5,919      4,946      2,327      2,604
  Selling, general & administrative...     6,316      6,378        1,795       20,599     20,437     37,006     16,285     19,091
  Business development................        --        418          122        1,446      1,704      1,622        802        500
  Utilities & maintenance.............     2,994      3,274          795        6,417      7,056      9,130      4,937      4,995
  Depreciation and amortization.......     4,054      4,185          993        7,062      9,721     14,135      6,801      8,072
  Preopening costs....................        --         --           --        5,408         --      7,379      6,146         --
                                        --------   --------   ------------   --------   --------   --------   --------   --------
  Total costs & expenses..............    38,165     42,146       10,640      104,409    105,783    171,152     82,607     86,488
                                        --------   --------   ------------   --------   --------   --------   --------   --------
INCOME FROM OPERATIONS................     7,431      7,880        1,519        9,944     18,084     17,313      8,109     15,095
OTHER INCOME (EXPENSE):
  Interest income.....................        31         43            9           86        205        354        266        167
  Interest expense....................    (1,192)      (750)         (30)      (3,379)    (3,958)    (8,303)    (3,513)    (5,885)
  Other...............................       (23)        26            2           (5)        --        (77)        63       (549)
                                        --------   --------   ------------   --------   --------   --------   --------   --------
  Income before income tax
    provision.........................     6,247      7,199        1,500        6,646     14,331      9,287      4,925      8,828
  Income tax provision(3).............     2,124      2,294          575        2,426      5,236      3,390      1,781      3,266
                                        --------   --------   ------------   --------   --------   --------   --------   --------
  Income before nonrecurring items....     4,123      4,905          925        4,220      9,095      5,897      3,144      5,562
  Nonrecurring items (4)..............        --         --          720           --       (657)        --         --         --
                                        --------   --------   ------------   --------   --------   --------   --------   --------
NET INCOME............................  $  6,247   $  4,905     $  1,645     $  4,220   $  8,438   $  5,897   $  3,144      5,562
                                        ========   ========   =============  ========   ========   ========   ========   ========
OTHER DATA:
  EBITDA(5)...........................  $ 11,485   $ 12,065     $  2,512     $ 22,414   $ 27,805   $ 38,827   $ 21,056   $ 23,167
  Net cash provided by (used in):
    Operating activities..............     9,164     10,911        2,310       18,423     23,048     33,177     18,636     13,001
    Investing activities..............    (1,617)   (15,451)     (20,251)     (34,033)   (63,022)   (53,746)   (35,154)   (15,331)
    Financing activities..............     7,084      5,606       18,478       21,389     45,592     16,506     10,463      4,228
  Capital expenditures(6).............     2,263     26,158       22,723       33,329     64,783     80,492     27,086     16,372
  Ratio of earnings to fixed
    charges(7)........................      6.1x       5.6x         5.6x         2.7x       3.1x       1.7x       1.8x       1.9x
OPERATING DATA:
  Number of hotel rooms(8)............       415        415          415          473        473        633        473        579
  Average hotel occupancy rate........       88%        88%          79%          88%        85%        79%        82%        80%
  Average daily room rate.............       $46        $51          $50          $53        $53        $53        $49        $46
  Casino square footage(8)............    29,000     29,000       29,000       61,000     61,000     88,500     88,500     88,500
  Number of slot machines(8)..........     1,037      1,037        1,037        1,976      1,950      2,966      2,970      2,908
  Number of table games(8)............        43         43           43           96         97        134        131        133

                                                                                               TWELVE MONTHS ENDED
                                                                                                  JUNE 30, 1997
                                                                                               -------------------
                                                                                                   (UNAUDITED)
PRO FORMA DATA(9):
  EBITDA(5)..................................................................................      $    40,938
  Interest expense(10).......................................................................           15,205
  Ratio of EBITDA to interest expense........................................................             2.7x
  Ratio of net debt(11) to EBITDA............................................................             3.9x
  Ratio of earnings to fixed charges.........................................................             1.6x

                                                                                                     AS OF JUNE 30, 1997
                                  AS OF SEPTEMBER 30,              AS OF DECEMBER 31,             --------------------------
                                 ---------------------     ----------------------------------                   PRO FORMA
                                  1992          1993         1994         1995         1996        ACTUAL    AS ADJUSTED(12)
                                 -------       -------     --------     --------     --------     --------   ---------------
                                                                   (DOLLARS IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET DATA(1)(2):
  Cash.......................    $ 1,787       $ 2,853     $  9,169     $ 14,787     $ 10,724     $ 12,622      $  12,622
  Total assets...............     42,205        66,711      125,347      202,220      270,052      275,015        275,015
  Total debt.................     12,737        25,393       49,539      109,270      164,139      169,366        172,916
  Stockholders' equity.......     25,291        26,844       56,609       65,047       70,944       76,506         76,506

---------------
 (1) Significant factors affecting the selected financial data are as follows:
     Development of the primary Ameristar Vicksburg facilities began in February 1993 and was completed in May 1994. Ameristar Vicksburg opened in late February 1994. Ameristar Council Bluffs opened on January 19, 1996, portions of the land-based Main Street Pavilion (including two restaurants) opened on June 17, 1996, the 160-room Ameristar hotel opened on November 1, 1996 and the sports bar cabaret opened on December 26, 1996. The remaining facilities, a steak house and an indoor swimming pool and spa, opened on February 25 and March 3, 1997, respectively. The Company acquired The Reserve under construction on October 9, 1996, through the Merger.

 (2) Financial data as of dates and for periods ending prior to November 1993 reflect restated financial statements giving retroactive effect to a corporate reorganization completed immediately prior to the closing of the Company's initial public offering. Pursuant to the reorganization, CPI and ACVI, then companies under the common control of Craig H. Neilsen, became wholly owned subsidiaries of the Company.

 (3) Effective January 1, 1993, the Company elected to terminate its S corporation status under the Internal Revenue Code of 1986, as amended. As a result of the termination of the S corporation election, the Company became subject to federal income taxes. The income tax provision for the years ended September 30, 1992 and 1993 reflects a pro forma income tax provision using a rate of 34% to reflect the estimated income tax expense the Company would have incurred had it been subject to federal income taxes for these years.

 (4) Nonrecurring items consist of a cumulative effect of a change in accounting principle in the three months ended December 31, 1993 and an extraordinary loss relating to early retirement of debt in 1995. See the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


 (5) EBITDA consists of income from operations plus depreciation, amortization and preopening costs. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company has other significant uses of cash flows, including capital expenditures and debt principal repayments, that are not reflected in EBITDA. In addition, it should be noted that not all gaming companies that report EBITDA information may calculate EBITDA in the same manner as the Company.


 (6) Capital expenditures include: (i) $24.1 million, $22.7 million and $32.4 million in fiscal 1993, the three months ended December 31, 1993 and the year ended December 31, 1994, respectively, for the development of Ameristar Vicksburg; (ii) $60.9 million, $37.2 million and $3.8 million in 1995, 1996 and the six months ended June 30, 1997 for the development of Ameristar Council Bluffs; and (iii) $33.5 million (including amounts expended by Gem prior to the Merger) and $7.4 million in 1996 and the six months ended June 30, 1997 for the acquisition and development of The Reserve.

 (7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income tax provision, interest on indebtedness (net of interest capitalized during the period), imputed interest on capitalized lease obligations and the portion of rent expense (one-third) deemed to represent interest. Fixed charges consist of interest on indebtedness (including amounts capitalized), imputed interest on capitalized lease obligations and the portion of rent expense deemed to represent interest.

 (8) As of the end of each period presented.

 (9) Except as set forth in footnote 11, gives pro forma effect to the Offering and the application of the net proceeds therefrom, the closing of and initial draw under the Revolving Credit Facility and the Merger and the related issuance of the Gem Notes, as if such transactions had occurred as of June 30, 1996.

(10) Includes interest amounts capitalized.

(11) Includes $172.9 million of total debt and $12.6 million of cash on hand, adjusted to reflect the closing of the Offering and the application of the net proceeds therefrom and the closing of and initial draw under the Revolving Credit Facility, as if such transactions had occurred as of June 30, 1997.

(12) Adjusted to reflect the closing of the Offering and the application of the net proceeds therefrom and the closing of and initial draw under the Revolving Credit Facility, as if such transactions had occurred as of June 30, 1997. See "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     Cactus Petes and the Horseshu, the Company's first two properties, have been operating in Jackpot, Nevada since 1956. In February 1994, the Company opened the riverboat casino and certain other facilities at Ameristar Vicksburg, which was completed in May 1994. The Company opened Ameristar Council Bluffs in stages during 1996 and early 1997. The Council Bluffs Casino opened on January 19, 1996, portions of the land-based Main Street Pavilion (including two restaurants) opened on June 17, 1996, the 160-room Ameristar hotel opened on November 1, 1996 and the sports bar cabaret opened on December 26, 1996. The remaining facilities, a steak house and an indoor swimming pool and spa, opened on February 25 and March 3, 1997, respectively.

     Certain of the Company's operations are seasonal in nature. In particular, in Jackpot, the months of March through October are the strongest. As a result, the second and third calendar quarters typically produce a disproportionate amount of the income from operations of the Jackpot Properties. In addition, adverse weather conditions may adversely affect the business of the Jackpot Properties, and operations during the winter months typically vary from year to year based on the severity of the winter weather conditions in the northwestern United States. To date, operations in Vicksburg have experienced some seasonality, with August and the winter months being the slower periods. To date, operations at Ameristar Council Bluffs have not experienced any material seasonality.

     For the reasons outlined above, the Company's quarterly and annual operating results may be affected by competitive pressures, the timing of the commencement of new gaming operations, the amount of preopening costs incurred by the Company, construction at existing facilities and general weather conditions. Consequently, the Company's operating results for any quarter or year are not necessarily comparable and may not be indicative of results to be expected for future periods.

     Beginning in the third quarter of 1996, the Vicksburg market has experienced an approximate 3% decline in gaming revenues as compared to the prior year period, which management attributes to increased gaming capacity in the Bossier City/Shreveport, Louisiana and Philadelphia, Mississippi markets. The Company's gaming revenues in Vicksburg were flat in the fourth quarter of 1996 and experienced declines of 2.6% and 1.2%, respectively, in the first and second quarters of 1997 as compared to the prior year periods. Management expects this trend will continue at least through the third quarter of 1997. In an effort to expand the market territory and market share of Ameristar Vicksburg and encourage longer visits, the Company is constructing a 150-room hotel across the street from the main entrance to the casino, which is expected to open in April 1998.


     Upon the completion of the Offering, all amounts outstanding under the 1995 Revolving Credit Facility were repaid in full in connection with the replacement of the 1995 Revolving Credit Facility by the Revolving Credit Facility and borrowings under the Notes. As a result, the Company will incur a $1.0 million pre-tax non-cash extraordinary charge ($673,000 or $0.03 per share on an after-tax basis) in 1997 third quarter to reflect the accelerated write-off of unamortized deferred financing costs related to the early extinguishment of the 1995 Revolving Credit Facility. In addition, in connection with the construction of the new 150-room hotel at Ameristar Vicksburg, the Company demolished a 54-room motel that pre-existed the development of Ameristar Vicksburg and incurred a related write-down of assets of $650,000.


     The Company continues to explore gaming development opportunities in other jurisdictions and potential acquisitions in the gaming industry. However, pending the availability of adequate funds for the construction of Phases I and II of The Reserve, the Company does not anticipate undertaking any additional expansion opportunities that would require a material amount of capital expenditures by the Company.

     The following table highlights the results of operations of Ameristar's operating subsidiaries for its principal properties:

                                                                                SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                 JUNE 30,
                                       ----------------------------------     --------------------
                                         1994         1995         1996        1996         1997
                                       --------     --------     --------     -------     --------
                                                         (DOLLARS IN THOUSANDS)
NET REVENUES
  Jackpot Properties.................  $ 54,565     $ 56,222     $ 51,904     $25,409     $ 26,552
  Ameristar Vicksburg................    59,788       67,625       66,190      33,183       32,299
  Ameristar Council Bluffs...........        --           20       70,331      32,124       42,732
  Corporate and other................        --           --           40          --           --
                                       --------     --------     --------     -------      -------
          Total Net Revenues.........  $114,353     $123,867     $188,465     $90,716     $101,583
                                       ========     ========     ========     =======      =======
INCOME FROM OPERATIONS(1)
  Jackpot Properties.................  $ 11,304     $ 12,467     $  9,124     $ 4,515     $  5,301
  Ameristar Vicksburg................     3,085       11,256       13,827       6,999        6,954
  Ameristar Council Bluffs...........      (138)        (300)       1,053        (119)       7,411
  Corporate and other................    (4,307)      (5,339)      (6,691)     (3,286)      (4,571)
                                       --------     --------     --------     -------      -------
          Total Operating Income.....  $  9,944     $ 18,084     $ 17,313     $ 8,109     $ 15,095
                                       ========     ========     ========     =======      =======
EBITDA(2)
  Jackpot Properties.................  $ 14,933     $ 15,640     $ 11,764     $ 5,872     $  6,661
  Ameristar Vicksburg................    11,918       17,758       20,287      10,445       10,056
  Ameristar Council Bluffs...........      (138)        (278)      13,296       8,008       10,734
  Corporate and other................    (4,299)      (5,315)      (6,520)     (3,269)      (4,284)
                                       --------     --------     --------     -------      -------
          Total EDIBTA...............  $ 22,414     $ 27,805     $ 38,827     $21,056     $ 23,167
                                       ========     ========     ========     =======      =======

---------------

(1) Income from operations includes the amortization or expensing of preopening costs of $5.4 million in the year ended December 31, 1994 related to Ameristar Vicksburg and $7.4 million and $6.1 million in the year ended December 31, 1996 and the six months ended June 30, 1996, respectively, related to Ameristar Council Bluffs.


(2) EBITDA consists of income from operations plus depreciation, amortization and preopening costs. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company has other significant uses of cash flows, including capital expenditures and debt principal repayments, that are not reflected in EBITDA. In addition, it should be noted that not all gaming companies that report EBITDA information may calculate EBITDA in the same manner as the Company.


RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 1997 VERSUS SIX MONTHS ENDED JUNE 1996

     Summary

     Ameristar showed continuing overall growth in revenues and income from operations for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. A full six months of operations of the casino and the substantially completed land-based facilities at Ameristar Council Bluffs in 1997, compared to only casino operations from mid-January to mid-June 1996 and only casino and two restaurant operations during late June 1996, was the main factor for these increases. Consolidated net revenues for the six months ended June 30, 1997 showed a 12.0% increase to $101.6 million from $90.7 million for the six months ended June 30, 1996.

     Income from operations for the six months ended June 30, 1997 was $15.1 million compared to $14.3 million before preopening costs for the same period in 1996. Total operating expenses before preopening costs as a percentage of net revenues were relatively stable on a year-to-year basis, at 85.1% and 84.3% for the six months ended June 30, 1997 and 1996, respectively.

     Net income for the six months ended June 30, 1997 was $5.6 million compared to net income of $7.1 million before preopening costs in the six months ended June 30, 1996. After taking into account the pretax write-off of $6.1 million in preopening costs relating to Ameristar Council Bluffs in the six-month period ended June 30, 1996, the Company had net income of $3.1 million for the six-month period ended June 30, 1996. The lower net income before preopening costs for the six months ended June 30, 1997 compared to the same period in 1996 primarily reflects increased interest expense, due to higher debt levels and the cessation of interest capitalization on Ameristar Council Bluffs, and increased depreciation and amortization.

     Earnings per share for the six months ended June 30, 1997 were $0.27 compared to earnings per share before preopening costs of $0.35 for the six months ended June 30, 1996. After the write-off of preopening costs for Ameristar Council Bluffs, earnings per share for the six months ended June 30, 1996 were $0.15.

     Revenues

     The expanded operations at Ameristar Council Bluffs in the first six months of 1997 compared to the first six months of 1996 propelled Ameristar Council Bluffs' net revenues to $42.7 million for the six-month period ended June 30, 1997, compared to $32.1 million for the same period in 1996, an increase of $10.6 million or 33.0%. Operating income at Ameristar Council Bluffs increased from $6.0 million (before preopening costs of $6.1 million) for the six-month period ended June 30, 1996 to $7.4 million for the same period in 1997, despite an aggregate increase of $3.0 million in depreciation and amortization and selling general and administrative expenses relating primarily to the new land-based facilities for the six month period ended June 30, 1997.

     The Jackpot Properties improved for the six-month period ended June 30, 1997 compared to the same period in 1996, posting a 17.4% increase in operating income (from $4.5 million to $5.3 million) on a 4.5% increase in revenues (from $25.4 million to $26.6 million). Management believes that these increases are the result of the replacement of older slot machines with 587 state-of-the-art models, as well as the installation of an enhanced slot player tracking system and an aggressive marketing strategy. These actions were taken to offset decreases in revenues experienced in 1996, which management attributed to increased competition in Jackpot and from Native American and other casinos in the outer market, including Washington, Oregon and Alberta, Canada, and a decline in 1996 in the rates of population and economic growth in southern Idaho.


     While Ameristar Vicksburg continued to be the gaming revenue market leader in Warren County, Mississippi, net revenues decreased approximately 2.7% from $33.2 million for the six months ended June 30, 1996 to $32.3 million for the six months ended June 30, 1997. Management believes that the decrease in 1997 reflects shrinkage in the territorial size of the Vicksburg market due to competition from casinos in Shreveport and Bossier City, Louisiana and Philadelphia, Mississippi, as discussed above. Operating income for the six months ended June 30, 1997 remained stable at $7.0 million for both years. In an effort to expand the market territory of Ameristar Vicksburg and encourage longer visits, the Company is constructing a 150-room hotel across from the main entrance to the casino, which is expected to open in the second quarter of 1998.


     On a consolidated basis for the six months ended June 30, 1997 compared to the same period in 1996, casino revenues increased $7.0 million or 8.9%, food and beverage revenues increased $4.4 million or 43.0%, and rooms revenues increased $1.2 million or 33.3%. The increases in consolidated total net revenues are attributable to the completed Ameristar Council Bluffs property and the improvements at the Jackpot Properties partially offset by the net revenues decrease at Ameristar Vicksburg.

     Costs and Expenses

     For the six-month period ended June 30, 1997 as compared to the 1996 period, casino expenses increased $2.0 million or 5.4%, food and beverage expenses increased $3.5 million or 57.9%, and rooms expenses increased $0.4 million or 35.9%. The increases in each of these expenses is primarily attributable to the expanded operations at Ameristar Council Bluffs.

     Selling, general administrative expenses increased $2.8 million or 17.2% for the six months ended June 30, 1997 as compared to the 1996 period, due primarily to the expanded operations at Ameristar Council Bluffs and other costs associated with the Company's continued growth.

     Business development costs decreased $0.3 million for the six-month period ended June 30, 1997 compared to the same period of the prior year as the Company focused its efforts on current projects, including the development of The Reserve and the hotel at Ameristar Vicksburg and the casino enhancements at the Jackpot Properties.

     Depreciation expenses for the six months ended June 30, 1997 increased from the same period of the prior year due to the inclusion of the completed Ameristar Council Bluffs facilities in the Company's depreciable asset base, offset by modest decreases in depreciation expenses at the Jackpot Properties and Ameristar Vicksburg.

     Interest expense was $5.9 million, net of capitalized interest of $1.8 million, for the six months ended June 30, 1997, an increase of $2.4 million or 67.5% over the same period in 1996. The increased interest expense relates primarily to increased debt incurred to finance construction of Ameristar Council Bluffs.

     The Company's effective federal income tax rate for the six months ended June 30, 1997 was 37%, versus the federal statutory rate of 35%. The excess of the effective rate over the statutory rate is due to certain expenses deducted in the current period for financial reporting purposes which are not currently deductible for tax purposes.

  YEAR ENDED DECEMBER 31, 1996 VERSUS YEAR ENDED DECEMBER 31, 1995

     Summary

     The opening of Ameristar Council Bluffs, beginning with the Council Bluffs Casino in January 1996, brought a year of significant growth in the Company's consolidated net revenues and income from operations before preopening costs.

     Consolidated net revenues increased 52.2% from $123.9 million in 1995 to $188.5 million in 1996. Income from operations rose to $24.7 million in 1996 before the $7.4 million charge for preopening costs associated with the opening of Ameristar Council Bluffs, a 36.5% increase over income from operations of $18.1 million in the prior year. Income from operations after preopening costs was $17.3 million in 1996.

     Total operating expenses as a percentage of net revenues were 90.8% in 1996 (86.9% before the Ameristar Council Bluffs preopening costs) versus 85.4% in 1995. The increase reflects, in addition to the preopening costs, a higher casino expenses to casino revenues ratio in the new Council Bluffs Casino than at the Company's other properties. See "Costs and Expenses" below.

     On a year-to-year comparable basis (i.e., before preopening costs in 1996 and an extraordinary charge in 1995), net income increased $1.5 million to $10.6 million in 1996 from $9.1 million in 1995, reflecting the positive impact of the opening of Ameristar Council Bluffs. After preopening costs, net income for the year ended December 31, 1996 was $5.9 million versus net income for the year ended December 31, 1995 of $8.4 million. Earnings per share before preopening costs were $0.52 for 1996 ($0.29 after preopening costs). Earnings per share were $0.42 for 1995 after an extraordinary charge of $0.03 per share for the refinancing of the Company's principal bank credit facility.

     Revenues

     During 1996, Ameristar Council Bluffs was one of the top gaming revenue producers in the State of Iowa, while both Ameristar Vicksburg and the Jackpot Properties remained market share leaders in their areas.

     With nearly a full year of casino operations and a partial year of non-gaming operations, Ameristar Council Bluffs had total net revenues of $70.3 million for 1996. Despite the opening of land-based facilities in the middle and at the end of the year, Ameristar Council Bluffs was the leader in both casino and total revenues among the Company's four operating casino properties.

     Net revenues for Ameristar Vicksburg were $66.2 million for the year ended December 31, 1996 compared with $67.6 million for the prior year. Though showing a slight decrease in revenues, management believes Ameristar Vicksburg was able to maintain its leading position in the Vicksburg market through effective promotional strategies and by continuing to provide customers with superior service and quality gaming and non-gaming products.

     The Jackpot Properties produced net revenues of $51.9 million, a 7.7% decrease from the $56.2 million produced in 1995. As described above, management believes that the decrease is primarily the result of additional competition for the traditional gaming customer base of the Jackpot Properties from new and renovated facilities in Jackpot and the outer market and declines in 1996 in the rates of population and economic growth in southern Idaho. The 1996 net revenues were also affected by adverse weather conditions during the year and below-average table games win percentages in the second quarter. A decline in casino revenues of $2.8 million, combined with an increase in promotional allowances of $500,000, account for the majority of the decline in net revenues.

     Costs and Expenses

     As noted above, the Company's overall operating expense ratio was higher in 1996 than in 1995, due primarily to the Ameristar Council Bluffs preopening costs and to an expense-to-revenue ratio in the Council Bluffs Casino that is significantly higher than at the Vicksburg Casino or the Jackpot Properties. Since 1996 was the first year of operations for the Council Bluffs Casino, the higher operating expense ratio had the effect of increasing the Company's overall operating expense ratio. As noted above, the higher casino expense ratio in the Council Bluffs Casino is caused by a gaming tax rate in Iowa that is significantly higher than in the other jurisdictions in which the Company operates, as well as an admissions fee payable in Iowa that is not charged against the Company's other operations. If the gaming tax rate in Iowa was similar to the rate in Nevada or Mississippi, operating expenses (excluding preopening costs) as a percentage of net revenues would have shown a decrease in 1996, reflecting the Company's efforts to contain controllable costs while still providing an outstanding experience and value for its customers. Without the Iowa admissions fee, the decrease in the expense ratio would have been even more significant.

     Casino costs and expenses increased $31.2 million in 1996 due to the opening of the Council Bluffs Casino in January 1996. As a percentage of casino revenues, casino expenses increased to 46.9% in 1996 compared with 44.8% in 1995. While most of this increase relates to the higher gaming tax rate and the admissions fee in Iowa, an increase also occurred at the Jackpot Properties from 40.4% to 43.2%. While casino revenues declined somewhat at the Jackpot Properties, as previously discussed, the corresponding casino expenses could not be proportionally reduced, due to the Company's desire to maintain high customer service standards. The Vicksburg Casino's expense-to-revenue ratio in the casino department decreased from 47.4% in 1995 to 42.4% in 1996, reflecting the success of that property's continued efforts to control costs.

     The Company's food and beverage costs and expenses increased $5.0 million in 1996 due to the opening of several dining facilities at Ameristar Council Bluffs during the year. The Company's food and beverage expense to revenue ratio increased from 60.9% in 1995 to 69.2% in 1996. This increase reflects a food and beverage expense ratio of 91.8% at Ameristar Council Bluffs, caused mainly by the inefficiencies of restaurant start-ups that accompanied the opening of the dining establishments during the year.

     Selling, general and administrative costs and expenses increased $16.6 million or 81.7% from 1995 to 1996. This significant increase accompanies the notable growth experienced by the Company in 1996. The majority of the increase relates to the opening of Ameristar Council Bluffs in 1996 and the associated marketing, riverboat operations and other general and administrative costs incurred during the year. Additionally, corporate expenses increased due to the relocation of the Company's executive offices to Las Vegas, Nevada in the third quarter of 1996.

     Utilities and maintenance expenses increased $2.1 million or 29.4% and depreciation and amortization expenses increased $4.4 million or 45.4% from 1995 to 1996. Absent the new Ameristar Council Bluffs properties, both of these expense categories would have seen moderate decreases in 1996.

     Business development costs decreased slightly during the year, reflecting the Company's concentration on current projects, including the completion of Ameristar Council Bluffs and the acquisition and development of The Reserve.

     Preopening costs of $7.4 million were expensed during 1996 as construction of each significant component of Ameristar Council Bluffs was completed and placed into service.

     Interest expense, net of capitalized interest of $2.3 million in 1996 and $1.9 million in 1995, increased $4.3 million or 109.8% from 1995. This increase primarily reflects the additional debt outstanding to finance the Company's expansion. In addition, as Ameristar Council Bluffs' facilities were completed during 1996, the capitalization of interest on funds borrowed to construct the project was discontinued and subsequent interest costs were reflected as an expense on the income statement rather than as an additional cost of the project on the balance sheet.

     The Company's average borrowing rate was 8.9% in 1996 compared to 8.2% in 1995. The Company expects to incur increased interest expense in 1997 due to an increase in the amount of debt, some of which will be capitalized as part of construction costs.

     The Company's effective federal tax rate on income was 36.5% in both 1996 and 1995 versus the federal statutory rate of 35%, due to the effects of certain expenses incurred by the Company which are not deductible for federal income tax purposes.

  YEAR ENDED DECEMBER 31, 1995 VERSUS YEAR ENDED DECEMBER 31, 1994

     Summary

     The improvement in operating results for 1995 over 1994 was primarily due to a full year of operations at the Ameristar Vicksburg casino and the absence of any preopening costs in 1995.

     Consolidated net revenues for 1995 were $123.9 million compared with $114.4 million in 1994, an 8.3% increase. Income from operations rose to $18.1 million in 1995. During 1994, income from operations of $9.9 million reflected $5.4 million in preopening costs amortization associated with the Ameristar Vicksburg facility which commenced operations in February 1994. Before the amortization of preopening costs in 1994, income from operations rose 17.8% in 1995 due primarily to 3.0% revenue growth at the Jackpot Properties and the two months of additional operations at Ameristar Vicksburg.

     Total operating expenses decreased as a percentage of net revenues from 91.3% in 1994 to 85.4% in 1995. Excluding Ameristar Vicksburg's preopening costs of $5.4 million, 1994's total operating expenses as a percentage of net revenues were 86.6%.

     Net income for the year ended December 31, 1995 was $8.4 million, which included an after tax extraordinary loss of $657,000 related to the refinancing of the Company's bank credit facility. Including the after tax effect of preopening costs totaling $3.5 million, net income of $4.2 million was generated in 1994. Earnings per share for 1995 were $0.42 (after the extraordinary loss of $0.03 per share due to the refinancing of the Company's principal bank credit facility) versus $0.21 (after amortization of preopening costs of $0.17 per share) in 1994.

     Revenues

     Both the Jackpot Properties and Ameristar Vicksburg were market share leaders during 1995. The Jackpot Properties produced record revenues of $56.2 million, an increase of $1.7 million or 3.0% over 1994. While slot revenues at the Jackpot Properties increased only 0.7% from 1994, table game revenues rose 15.8%. Ameristar Vicksburg had an average market share of 34% in 1995 due to aggressive promotional strategies. Revenues for Ameristar Vicksburg were $67.6 million for the year ended December 31, 1995 compared with $59.8 million for the 10 months the facility was open in 1994.

     Other revenues decreased $104,000 or 2.0% from 1994 primarily due to a significant reduction in showroom entertainment revenue at Ameristar Vicksburg. Due to low attendance, the Company began utilizing the showroom on a more strategic basis by opening it for weekend and special events entertainment rather than having the showroom open on a full-time basis as in 1994.

     Costs and Expenses

     Casino costs and expenses increased $4.2 million or 10.3% from 1994 to 1995. This was due primarily to a full year of operations at Ameristar Vicksburg in 1995. Food and beverage costs and expenses decreased $722,000 or 5.8% in 1995 from 1994 due primarily to cost containment measures implemented at Ameristar Vicksburg. For the Jackpot Properties, costs and expenses remained relatively constant between the two years.

     Selling, general and administrative costs and expenses decreased $162,000 or 0.8% from 1994 to 1995. Utilities and maintenance costs and expenses increased $639,000 or 10.0% from 1994 to 1995. Depreciation and amortization increased $2.7 million or 37.7%.

     Business development costs increased $258,000 or 17.8% from 1994 to 1995. While the Company was unsuccessful in its bid in 1995 to obtain a gaming license in Lawrenceburg, Indiana, the Company continued to explore potential gaming opportunities in other jurisdictions.

     Interest expense, net of capitalized interest of $1.9 million in 1995 and $227,000 in 1994, increased $579,000 or 17.1% from 1994. The Company's incremental borrowing rate was 8.2% in 1995 compared to 10.5% in 1994.

     The Company's effective federal tax rate on income before extraordinary loss was 37% in both 1995 and 1994 versus the federal statutory rate of 35%, due to certain non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

     See "Description of Existing Indebtedness" for information concerning the terms of the significant outstanding indebtedness of the Company.

     The Company's cash flow from operations was $13.0 million for the six months ended June 30, 1997 as compared to $18.6 million for the six months ended June 30, 1996. The Company's cash flow from operations was $33.2 million for the year ended December 31, 1996, as compared to $23.0 million for the year ended December 31, 1995. The Company had unrestricted cash of approximately $12.6 million as of June 30, 1997. The Company historically has funded its daily operations primarily through net cash provided by operating activities and its significant capital expenditures primarily through bank debt and other debt financing. The Company's current assets increased by approximately $1.6 million from December 31, 1996 to June 30, 1997, primarily resulting from an increase in cash on hand. This increase in cash resulted from a net increase in borrowings of $4.2 million during the six months and the $13.0 million of cash flow from operations, partially offset by capital expenditures related to The Reserve (including a $4.0 million payment to the former Gem stockholders), Ameristar Council Bluffs and other capital improvement projects.


     Capital expenditures for the six months ended June 30, 1997 were approximately $16.4 million, including $7.4 million relating to development of The Reserve, $0.8 million relating to the development of the Ameristar Vicksburg hotel, $2.7 million for casino equipment at the Jackpot Properties and approximately $3.8 million relating to Ameristar Council Bluffs in addition to other normal capital improvement projects. The Company funded these capital expenditures primarily from net cash provided by operating activities and borrowings. Capital expenditures in 1996 were approximately $76.4 million (including amounts expended by Gem prior to the Merger), and approximately $64.8 million in 1995. Of the 1996 expenditures, $37.2 million were related to the development of Ameristar Council Bluffs, $33.5 million were related to the acquisition and development of The Reserve and $5.7 million were related to other capital projects. The majority of the 1995 capital expenditures related to the development of Ameristar Council Bluffs. The Company funded its capital expenditures in 1996 from net cash provided by operating activities, bank debt (including the 1995 Revolving Credit Facility), purchase money financing and short-term debt.

     The Company anticipates making capital expenditures of approximately $63.1 million in the last half of 1997, including approximately $54.6 million for the development and construction of The Reserve (including capitalized construction period interest and preopening costs), approximately $5.2 million for the development and construction of a 150-room hotel at Ameristar Vicksburg (including capitalized construction period interest), and approximately $3.3 million for capital improvements at existing facilities and certain other purposes. ACCBI and the general contractor for Ameristar Council Bluffs are currently arbitrating a dispute, the outcome of which may affect the capital expenditure requirements for this project. See "Business -- Legal Proceedings." Among other capital expenditures anticipated for 1998, the Company intends to make capital expenditures of approximately $23.0 million in connection with the completion and opening of Phase I of The Reserve and approximately $4.3 million in connection with the completion of the Ameristar Vicksburg hotel.



     Management anticipates that the above-described capital expenditures will be funded out of draws under the Revolving Credit Facility, draws under a $7.5 million loan for the development of the Ameristar Vicksburg hotel, purchase money and lease financing related to the acquisition of furniture, fixtures and equipment (including gaming equipment) and operating cash flow. Although no assurances can be given, the Company anticipates that it will have sufficient funds to satisfy these capital expenditure plans. However, an adverse change in the Company's operations or operating cash flow may affect the Company's ability to fund these capital expenditures and/or maintain compliance with the terms of the Revolving Credit Facility, the Indenture or other debt instruments.


     Management anticipates funding the capital expenditures for the construction of Phase II of The Reserve out of additional draws under the Revolving Credit Facility and operating cash flow. Because the amount of borrowings permitted to be drawn under the Revolving Credit Facility will be determined in part by the rolling four-quarter EBITDA (as defined), the Company's planned borrowings under the Revolving Credit Facility to fund a portion of the construction costs for Phase II of The Reserve will be dependent upon increases in the Company's aggregate operating cash flow, which increases will be primarily dependent upon the operating performance of The Reserve. Management anticipates that cash flow from at least the first one or two full quarters of operations at The Reserve and operations at the Company's other properties will be necessary to provide the borrowing capability under the Revolving Credit Facility and other capital resources for the commencement of construction of Phase II of The Reserve. However, no assurances can be given with respect to the amount of operating cash flow of the Company for any future period. See "Risk Factors -- Substantial Leverage and Ability to Satisfy Debt Obligations," "-- Construction and Development Risks; Risks of New Ventures" and "Description of Existing Indebtedness."

     Ameristar has not declared any dividends on its Common Stock during the last two fiscal years, and the Company intends for the foreseeable future to retain all earnings for use in the development of its business instead of paying cash dividends. In addition, as described in this Prospectus, the Revolving Credit Facility and the Indenture will obligate the Company to comply with certain financial covenants that may restrict or prohibit the payment of dividends.

                                    BUSINESS

INTRODUCTION

     Ameristar is a multi-jurisdictional gaming company that owns and operates casinos and related hotel, food and beverage, entertainment and other facilities, with four properties in operation in Nevada, Mississippi and Iowa and a fifth property under development in Nevada. All of the Company's principal operations are conducted through wholly owned subsidiaries. The Company's properties are:

     The Jackpot Properties -- The Jackpot Properties, Cactus Petes and the Horseshu, were the Company's first two casino-hotels and are located on U.S. Highway 93 in Jackpot, Nevada at the Idaho border.


     Ameristar Vicksburg -- Ameristar Vicksburg is located in Vicksburg, Mississippi, one-quarter mile north of Interstate 20, the main east-west thoroughfare connecting Atlanta and Dallas, approximately 45 miles west of Jackson, Mississippi. Ameristar Vicksburg includes the permanently-moored, dockside Vicksburg Casino and related land-based facilities, including a 150-room hotel currently under construction.


     Ameristar Council Bluffs -- Ameristar Council Bluffs is located near the Nebraska Avenue exit on Interstate 29 in Council Bluffs, Iowa across the Missouri River from Omaha, Nebraska. Ameristar Council Bluffs includes the cruising riverboat Council Bluffs Casino, an Ameristar hotel and other related land-based facilities.


     The Reserve -- The Reserve, featuring an African safari and big game reserve theme that includes statues of elephants, giraffes and other animals, is being developed in phases and is strategically located at the junction of Lake Mead Drive and Interstate 515 in Henderson, Nevada, a suburb of Las Vegas. The Company acquired The Reserve under construction on October 9, 1996. See "Business -- The Gem Merger." Management currently believes that Phase I of The Reserve will open in January 1998, subject to the receipt of all necessary regulatory approvals.


BUSINESS AND MARKETING STRATEGIES

     The Company's business strategy is to (i) emphasize quality dining, lodging, entertainment and other non-gaming amenities at affordable prices to complement and enhance its gaming operations, (ii) promote its properties as entertainment destinations, (iii) construct facilities appropriate to individual markets, (iv) emphasize courteous and responsive service to develop customer loyalty and (v) utilize marketing programs to promote customer retention. The Company believes this strategy will continue to distinguish the Company from its competitors, many of whom outside of Las Vegas have not emphasized non-gaming amenities in their operations to the same extent as the Company.

     The Company's properties emphasize slot machine play, and the Company periodically invests in new slot equipment to promote customer satisfaction and loyalty. Historically, slot revenues at each property have exceeded 65% of total gaming revenue. All of the Company's properties include table games such as blackjack, craps and roulette. Cactus Petes and Ameristar Vicksburg also offer poker, as will The Reserve. Keno and sports book wagering are also offered at the Jackpot Properties. The Reserve will offer race and sports book wagering and may offer keno. The Company generally emphasizes competitive minimum and maximum betting limits based on each market.

     The Company's gaming revenues are derived and are expected to continue to be derived from a broad base of customers, and therefore the Company does not depend upon high-stakes players. The Company extends credit to its Nevada and Mississippi gaming customers only in limited circumstances and limited amounts on a short-term basis and in accordance with the credit restrictions imposed by gaming regulatory authorities. The Iowa gaming statutes prohibit the issuance of casino credit.

     The Company's marketing strategy is to develop a loyal customer base by promoting the quality of the Company's gaming, leisure and entertainment amenities that emphasize high standards of service and customer satisfaction. The Company uses players clubs at each property to identify and retain preferred players and develop promotions and special events to encourage increased gaming activity by these customers.

The Company's marketing programs also include a number of promotions, designed primarily to increase the frequency of customer visits within local markets, as well as tour and travel promotional packages in certain markets. The Company uses a variety of advertising media to market its properties, including print, television, radio, outdoor and internet advertising and direct mail promotions. The level of marketing and promotional efforts varies among properties based on competitive and seasonal factors in each market.

EXPANSION STRATEGY

     The Company seeks to expand its operations through a variety of means, including entering new North American markets created by the legalization of casino gaming, developing new casinos or buying existing casinos in established North American casino gaming markets and expansion projects through Native American reservations in North America. Although the Company's preference is to own and operate each of its gaming properties, the Company also considers expansion opportunities involving management contracts or joint ventures. Pending the availability of adequate funds for the completion of Phases I and II of The Reserve, the Company does not anticipate undertaking any additional expansion opportunities that would require a material amount of capital expenditures by the Company.

     Management believes that the Company's long-term success in expanding into new markets will be dependent in part upon the Company's ability to distinguish its operations from those of its anticipated competitors. The Company's strategy of including quality non-gaming amenities in its facilities, such as lodging, dining and entertainment is intended to provide these competitive distinctions. The scope of non-gaming amenities to be offered at future expansion projects will be determined in part by competitive factors within a particular market and the nature of the Company's participation in a particular project. In addition, management believes the selection of attractive expansion markets and quality locations within those markets will continue to be important to the growth of the Company. In selecting expansion opportunities, the Company seeks a strong demographic market with a favorable competitive environment and a site in the market with an attractive, prominent location and ease of access that will support the size and scope of the Company's development plans.

PROPERTY PROFILES


     The following table presents selected information as of September 30, 1997 concerning the Company's currently operating properties and its development plans for The Reserve.



                                                                     AMERISTAR              AMERISTAR
                             CACTUS PETES       THE HORSESHU         VICKSBURG           COUNCIL BLUFFS          THE RESERVE
                            (JACKPOT, NV)       (JACKPOT, NV)     (VICKSBURG, MS)     (COUNCIL BLUFFS, IA)   (HENDERSON, NV)(1)
                          ------------------ ------------------- ------------------  ----------------------- -------------------
Opening Date............         1956               1956             Feb. 1994              Jan. 1996          Jan. 1998 (est)
Casino Square Footage...        25,450              3,540             32,000                 27,500                42,000
Slot Machines...........         806                 126                975                   1,012              1,450(est)
Table Games.............          37                  8                 47                     43                 26 (est)
Hotel Rooms.............         299                 120              150(2)                 300(3)                  224
Restaurants/Bars........         4/3                 1/1                3/6                    4/4                   4/3
Restaurant/Bar
  Seating Capacity......        460/80             124/40             873/136                975/93             847/118(est)
Guest Parking Spaces....         658                 223               1,047                  1,441              1,500 (est)
Other...................       356-Seat        Keno; Swimming        379-Seat              Kids Quest           Sports Book;
                           Showroom; Sports     Pool; General     Showroom; Gift       Children's Activity     Swimming Pool;
                            Book(4); Keno;     Store; Service          Shop            Center(4); Meeting     Bingo; Gift Shop
                            Meeting Space;         Station                                Space; Indoor
                            Swimming Pool;                                               Swimming Pool &
                              Gift Shop;                                                 Spa; Gift Shop;
                           Amusement Arcade                                             Amusement Arcade


---------------

(1) The facilities described in this column reflect Phase I of The Reserve. Phase II would add 28,000 square feet of casino space, an approximately 1,500-space parking structure and certain other additions and enhancements. See "Risk Factors -- Construction and Development Risks; Risks of New Ventures" and "Business -- The Reserve."



(2) The Company is developing a 150-room hotel at Ameristar Vicksburg expected to be completed in April 1998.


(3) Includes a full service 160-room Ameristar hotel owned and operated by the Company and a limited service 140-room Holiday Inn Suites Hotel owned and operated by a third party under a ground lease from the Company.

(4) Operated by a third party.

CURRENT OPERATIONS

     THE JACKPOT PROPERTIES. The Jackpot Properties, which have been operating since 1956, have been designed and developed and are marketed to appeal to three separate markets: budget, quality and luxury. The Company sets its prices for hotel rooms, food and other non-gaming amenities at levels that are affordable to its separate customer bases. The Company's objective is to be perceived by its customers as providing good value and high quality for the price charged. Cactus Petes is promoted by the Company as a destination resort throughout the northwestern United States and southwestern Canada.

     Cactus Petes completed a major expansion project in 1991. Since 1993, Cactus Petes has annually received a Four Diamond rating from the AAA, the highest rating currently awarded to any Nevada hotel. The Horseshu Hotel has a Three Diamond rating from the AAA. The food and beverage operations at the Jackpot Properties include a buffet, a fine dining restaurant, a 24-hour restaurant, a coffee shop and a snack bar, a showroom that features nationally known entertainment and cocktail lounges with entertainment.

     In January 1997, the Company completed a renovation of its slot gaming equipment at the Jackpot Properties, including the introduction of 587 state-of-the-art slot machines in replacement of older models, the linkage of all slot machines at the Jackpot Properties to the Company's player tracking system and improved sensory appeal, including touch screens and enhanced signage, sounds and colors. In addition, the Company recently completed a remodeling of the casino at the Horseshu. Management believes that these renovations have promoted customer satisfaction and have improved the effectiveness of both targeted marketing and general advertising programs.

     Market. Management believes that approximately 50% of the customer base of the Jackpot Properties consists of residents of Idaho who generally frequent the properties on an overnight or turnaround basis. The balance of the Company's Jackpot customers come primarily from Oregon, Washington, Montana, northern California and the southwestern Canadian provinces. Although many of the customers from beyond southern

Idaho are tourists traveling to other destinations, a significant portion of these customers come to Jackpot as a final destination.


     Competition. The Company has developed a dominant share of the market capacity in Jackpot. The Jackpot Properties compete with four other hotels and motels (three of which also have casinos). As of September 30, 1997, the Jackpot Properties accounted for approximately 54% of the lodging rooms, 58% of the slot machines and 74% of the table games in Jackpot. Management believes Cactus Petes offers a more attractive environment and a broader and higher quality range of gaming and leisure activities than those of its competitors. Some additional or renovated facilities have been introduced in Jackpot by the Company's competitors since early 1995. The Company is not aware of any additional expansion plans by existing competitors in Jackpot.


     At least two casinos with video lottery terminals similar to slot machines are operated on Native American land in Idaho, including one with approximately 200 VLT machines near Pocatello that has been in operation for approximately three years. Casino gaming began on Native American lands in both western Washington and northeast Oregon in 1995, and casinos also operate in Alberta, Canada. See "Risk Factors -- Competition -- The Jackpot Properties."

     AMERISTAR VICKSBURG. Ameristar Vicksburg, which opened in February 1994, represents the Company's first expansion project outside of Jackpot. Management believes Ameristar Vicksburg provides superior and larger facilities than its current competitors in the Vicksburg area and has competitive advantages by virtue of its close proximity to Interstate 20. Nonetheless, Vicksburg is a competitive gaming market and the Company's operations there to date have been dependent to a substantial degree upon a continuous casino marketing and promotional campaign.

     The permanently moored, dockside Vicksburg Casino is approximately 315 feet long and approximately 120 feet wide. Due to the width of the Vicksburg Casino, the casino, restaurants and showroom have the spacious feel of a land-based facility. The Vicksburg Casino has three levels, which are connected by escalators and elevators. The casino is on the bottom and middle levels and has wide aisles with an open feel that provides a comfortable and inviting atmosphere. The Vicksburg Casino has entrances on both the lower and middle levels, with the lower-level entrance providing access from valet parking and the middle-level entrance providing access from the self-parking area. The Vicksburg Casino is open 24 hours a day.

     The Vicksburg Casino has two restaurants, six bars (one of which offers live cabaret-style entertainment) and a showroom (which is used on an intermittent basis for entertainment and players club promotions). Ameristar Vicksburg also includes the Delta Point River Restaurant, a locally well-known fine-dining restaurant situated on a bluff overlooking the Vicksburg Casino.

     Management believes Ameristar Vicksburg's competitive advantages include its location, the size and design of the project and the range and quality of its amenities. The primary locational advantages of Ameristar Vicksburg are its proximity to Interstate 20 and its ease of access. As discussed above, the Vicksburg Casino is significantly wider than typical riverboat casinos. In addition, management believes the overall range and quality of the facilities, food service and entertainment at Ameristar Vicksburg are superior to those available at its existing competitors.


     As part of a long-term plan to enhance Ameristar Vicksburg, the Company acquired 18 acres across from the main entrance to the Vicksburg Casino for the future development of additional improvements. The Company is constructing a 150-room hotel on a portion of this parcel, and it is currently anticipated that construction will be completed in April 1998. The Delta Point Inn, a 54-room budget motel that pre-existed the development of Ameristar Vicksburg, has been taken out of service and demolished in connection with this expansion. Management believes that the development cost of the hotel will be approximately $10.3 million, including capitalized construction period interest. Management expects that a substantial portion of these development costs will be funded out of draws under a $7.5 million short-term loan facility and the balance will be funded out of operating cash flow. See "Risk Factors -- Construction and Development Risks; Risks of New Ventures" and "-- Gaming Licensing and Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."

     Market. The primary market for Ameristar Vicksburg is residents of the Jackson and Vicksburg, Mississippi and Monroe, Louisiana areas; tourists coming to Vicksburg primarily to visit the Vicksburg National Military Park; and other traffic traveling on Interstate 20, a major east-west thoroughfare that connects Atlanta and Dallas.


     Vicksburg, with a population of approximately 25,000 persons, is located 45 miles west of Jackson, the capital of Mississippi. According to the 1990 U.S. Census, the Jackson and Vicksburg metropolitan areas had a total population of approximately 440,000 persons. Approximately 800,000 people live within Ameristar Vicksburg's 17-county primary market area. The Vicksburg National Military Park, located within three miles of Ameristar Vicksburg, draws approximately 900,000 registered visitors a year. Interstate 20 (which connects Atlanta and Dallas) passes directly through Vicksburg. According to the Mississippi Department of Transportation, approximately 7.3 million vehicles drove across the Interstate 20 bridge at Vicksburg during 1996. As of May 31, 1997, Vicksburg had approximately 1,608 lodging rooms. The Vicksburg Chamber of Commerce has estimated that the 1996 average hotel occupancy rate in Vicksburg was approximately 70%. Gaming revenues in Warren County, Mississippi for the 52 weeks ended September 20, 1997, were approximately $189.6 million.



     Competition. Ameristar Vicksburg is subject to competition from three local competitors and casinos in Shreveport and Bossier City, Louisiana and a Native American casino in Philadelphia, Mississippi. Ameristar Vicksburg has approximately 1,224 gaming positions or 31.2% of the total number of positions that are in Warren County. Based on available data, Ameristar Vicksburg is currently the market leader in Warren County and generated gaming revenues in 1995 and 1996 representing approximately 33.3% and 33.1%, respectively, of the total market gaming revenues. Management attributes Ameristar Vicksburg's leading market share position to the effectiveness of the Company's marketing and promotional strategy, the property's proximity to and visibility from Interstate 20, its ease of access, the size and design of the facility and the range and quality of the amenities offered.



     Several potential gaming sites still exist in Warren County and Vicksburg and from time to time potential competitors propose the development of additional casinos in or near Vicksburg. In August 1997, two companies announced the execution of an agreement to form a joint venture to develop and operate a casino facility near Ameristar Vicksburg, subject to certain contingencies. See "Risk Factors -- Competition -- Ameristar Vicksburg" and "-- Gaming Licensing and Regulation -- Potential Effects of Delayed Completion of Ameristar Vicksburg Hotel."


     AMERISTAR COUNCIL BLUFFS. The Company opened Ameristar Council Bluffs in January 1996 under one of three gaming licenses currently issued for Pottawattamie County, Iowa. On the bank of the Missouri River across from Omaha, Nebraska, Ameristar Council Bluffs is adjacent to the Nebraska Avenue exit on Interstate 29 immediately north of the junction of Interstate 29 and Interstate
80. The Company designed Ameristar Council Bluffs as a destination resort intended to serve as an entertainment centerpiece of the region. Ameristar Council Bluffs features architecture reminiscent of a gateway river town in the late 1800s. The design complements existing characteristics of Council Bluffs while giving the facility its own distinctive personality. The approximately 50-acre Ameristar Council Bluffs site is large enough to accommodate future land-based expansion should the Company deem it beneficial for the success of the property.

     Ameristar Council Bluffs opened in stages during 1996 and early 1997. The Council Bluffs Casino opened on January 19, 1996, portions of the land-based Main Street Pavilion (including two restaurants) opened on June 17, 1996, the Ameristar hotel opened on November 1, 1996 and the sports bar cabaret opened on December 26, 1996. The Company's remaining land-based facilities, a steak house and an indoor swimming pool and spa, opened on February 25 and March 3, 1997, respectively.

     The Council Bluffs Casino is an approximately 40,000 square foot, two-level riverboat measuring 272 feet long by 98 feet wide. By building the vessel with only two levels that have high ceilings and making it 98 feet wide, the casino has the spacious feel of a land-based facility. Both levels of the riverboat are connected by escalators and an elevator. The casino is open 24 hours a day and is required to make a two-hour cruise a minimum of 100 days within the "excursion season," which is defined as April 1 through October 31. If the riverboat fails to satisfy this cruising requirement, it will not be allowed to operate during the balance of the year.

     Guests enter the riverboat from shore via an enclosed ramp from the 68,000-square foot Main Street Pavilion. The Main Street Pavilion is a self-contained complex featuring an Ameristar hotel, restaurants and entertainment options for children and adults. The interior of the Pavilion is designed to replicate a Victorian-era main street. The main level of the Pavilion includes a buffet, a 24-hour restaurant, a steak house and a sports bar cabaret, all of which are operated by the Company. Rising above the Pavilion is a five-story, 160-room, full-service Ameristar hotel that offers a panoramic view of the Missouri River and the Council Bluffs Casino. The Main Street Pavilion also includes a children's activity center operated by New Horizon Kids Quest, Inc. and owned by a joint venture between that company and ACCBI.

     The Company has leased a portion of the Ameristar Council Bluffs site to an entity controlled by Iowa-based Kinseth Hotel Corporation for a 140-room, limited-service Holiday Inn Suites hotel that opened on March 31, 1997. The Kinseth entity developed and operates this hotel. The Holiday Inn Suites hotel and the Main Street Pavilion are connected by a climate-controlled walkway that also connects to the indoor pool, spa and an exercise room.

     The development and opening of Ameristar Council Bluffs, including real property and land-based and riverboat construction, cost approximately $109.0 million. However, ACCBI and the general contractor for Ameristar Council Bluffs are currently arbitrating a dispute, the outcome of which may affect the total development cost of the project. See "Business -- Legal Proceedings."


     Market. Council Bluffs has a population of approximately 54,600 people. Council Bluffs forms part of the greater Omaha, Nebraska/Council Bluffs, Iowa metropolitan area, which according to the 1990 U.S. Census had a population of approximately 640,000. Approximately 1.1 million people live within a 50-mile radius, and approximately 1.6 million people live within a 100-mile radius, of Council Bluffs. The median household income of the greater metropolitan area is approximately $36,000, with an unemployment rate of approximately 3%. Based on available data, Council Bluffs is currently the strongest gaming market in Iowa. Gaming revenues in Pottawattamie County, Iowa for the 12 months ended September 30, 1997, were $263.2 million.


     Competition. Three gaming licenses have been issued for Pottawattamie County, Iowa to Iowa West Racing Association. ACCBI operates the Council Bluffs Casino pursuant to an operating agreement with Iowa West Racing Association. The other casinos operating under these licenses are Harveys Casino Resorts ("Harveys"), which operates a riverboat casino in close proximity to Ameristar Council Bluffs, and Bluffs Run, a year-round dog track owned by Iowa West Racing Association that has a gaming license limited to the operation of a reel-style slots only casino. Bluffs Run, which opened in March 1995, has approximately 1,200 slot machines, a restaurant, buffet and lounge entertainment. The Company believes that Bluffs Run will continue to provide significant competition due to its advantage of being the only land-based facility in the market.


     Management believes Harveys also provides serious competition for Ameristar Council Bluffs. The Harveys casino opened on January 1, 1996, and substantially all the other Harveys facilities opened in May 1996, except for a restaurant that opened in May 1997.



     The average monthly market share of gaming revenues of Ameristar Council Bluffs was approximately 28.4% during March through September 1997 (the first seven months following the completion of all of the land-based facilities at Ameristar Council Bluffs), approximately 9.9 and 4.9 percentage points behind Bluffs Run and Harveys, respectively. The Company plans to implement a new marketing strategy for Ameristar Council Bluffs in an effort to improve its market share. See also "Risk Factors -- Competition -- Ameristar Council Bluffs."

THE RESERVE

     The Reserve, featuring an African safari and big game reserve theme that includes statues of elephants, giraffes and other animals, is being developed in phases at the southeast corner of the junction of Lake Mead Drive and Interstate 515 in Henderson, Nevada. The Company acquired The Reserve under construction on October 9, 1996 through the Merger. See "Business -- The Gem Merger."

     Following the May 1996 execution of the Merger Agreement (as defined below) pursuant to which the Company acquired The Reserve, the Company commenced a redesign of The Reserve intended to expand and enhance the project, including a doubling of the casino square footage through Phase II, to increase revenues and to improve The Reserve's competitive position. Phases I and II of The Reserve are planned to have approximately 319,000 square feet of space, including approximately 70,000 square feet of casino space. The Reserve's food and beverage operations will include a buffet, a 24-hour restaurant, a steak house, an Italian restaurant, an entertainment lounge, a video lounge, a sports lounge, a parking structure and surface parking with approximately 2,700 spaces. The Reserve will open upon the completion of Phase I, subject to obtaining all regulatory approvals, and management anticipates that construction of Phase II will commence following the opening of The Reserve. Management expects that Phase I construction will be completed to permit an opening of The Reserve in January 1998.


     Phase I of The Reserve will include approximately 42,000 square feet of casino space (with approximately 1,450 slot machines and approximately 26 table games (including poker)), 224 hotel rooms, four restaurants, three bars and lounges, a sports book, approximately 1,500 surface parking spaces, back-of-house facilities and a swimming pool. The Phase I food and beverage operations and back-of-house facilities will support both Phases I and II of The Reserve. Construction of the Phase I hotel has been substantially completed, subject to the installation of furniture, fixtures and equipment to be provided by the Company and the application of the exterior finish. The shell for Phase I is substantially complete, and the mechanical, electrical, plumbing and HVAC systems for Phase I have been installed. Other Phase I interior construction is in progress. The Company has established a total acquisition and construction budget for Phase I, including capitalized construction period interest, preopening costs, Phase I and II design costs and acquisition costs, of $125.0 million. As of September 30, 1997, $65.6 million of this budget remained to be expended.



     Phase II will add 28,000 square feet of casino space, approximately 350 slot machines and 20 table games, the permanent porte cochere, a 1,500-space parking structure and enhancements to the swimming pool garden area and the race and sports book facilities. Phase II may include a live animal habitat. The Phase II construction period is anticipated to be approximately eight or nine months, although the casino expansion and certain other facilities may be completed and opened in less time. Although management anticipates commencing Phase II construction by mid-1998, the ability of the Company to undertake Phase II construction and the date of commencement of such construction will be substantially dependent on the Company's borrowing capacity under the Revolving Credit Facility and its operating cash flow available to fund Phase II construction costs. Construction and development costs for Phase II are estimated at $30.0 million, including capitalized construction period interest and land acquisition costs.


     See "Risk Factors -- Substantial Leverage and Ability to Satisfy Debt Obligations," "-- Construction and Development Risks; Risks of New Ventures," "-- Gaming Licensing and Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."

     Market. The gaming market in the greater metropolitan Las Vegas area includes segments for local residents and visitors, and both segments of this market are subject to intense and dynamic competition. The Company expects that The Reserve will compete primarily for local customers in the Henderson-Green Valley suburban community. The Company also intends to market The Reserve to visitors, including persons driving to and from Arizona via Interstate 515, persons driving between California and Lake Mead and other visitors to the Las Vegas area who desire lodging in Henderson-Green Valley.

     According to the 1996 Las Vegas Perspective, the Las Vegas metropolitan area was the fastest growing metropolitan area and Henderson was the fastest growing city in the United States during the first half of the 1990s, with population increases of 26% and 57%, respectively. In February 1997, the Nevada State Demographer's Office estimated the population of Clark County, Nevada was
1.1 million, and the population
of Henderson and Boulder City (a community south of Henderson) was 144,800. The Henderson Building Department reports that building permits were issued in 1996 for 5,720 new single and multi-family residential housing units in Henderson. According to the Nevada Department of Transportation, approximately 100,000 vehicles per day currently pass through the junction of Interstate 515 and Lake Mead Drive, the site of The Reserve. No assurance can be given that the Las Vegas metropolitan area and Henderson-Green Valley will continue to experience population growth or that growth will continue for any particular period of time or at the same rates as in the recent past.

     Competition. The Company expects The Reserve to face significant competition in the Henderson-Green Valley market. Station Casinos, Inc. recently opened Sunset Station, a casino-hotel approximately 3.5 miles north of The Reserve site along Interstate 515. Management believes that additional competing casino-hotels will be developed in Henderson-Green Valley, including one approximately 3.5 miles west of The Reserve on Lake Mead Drive that management believes could commence construction as early as late 1997 or early 1998. Management believes it is likely that additional competing casino-hotels will be developed over time in the Henderson-Green Valley market. In addition, The Reserve will compete to a lesser extent with a number of small, limited service casinos that currently operate within a five-mile radius and several other casino-hotels in the southeastern area of metropolitan Las Vegas. See "Risk Factors -- Competition -- The Reserve."

THE GEM MERGER

     The Company acquired The Reserve through the Merger of Gem into ACLVI in October 1996, pursuant to a merger agreement entered into as of May 31, 1996, as amended in July and October 1996 (the "Merger Agreement"). In late March 1997, the Company commenced an arbitration proceeding against the former stockholders of Gem, Steven W. Rebeil and Dominic J. Magliarditi (collectively, the "Gem Stockholders"), for breaches of the Merger Agreement and the implied covenant of good faith and fair dealing related to the Merger, which arbitration proceeding was settled in early May 1997 pursuant to a settlement agreement (the "Gem Settlement Agreement") that became effective on June 20, 1997 following its approval by the Nevada Gaming Commission.

     The Merger Agreement, as originally entered into, contemplated that 7.5 million shares of Ameristar's Common Stock, subject to adjustment in certain cases, would be issued to the Gem Stockholders as merger consideration. Under the amended Merger Agreement, all of the outstanding shares of Gem common stock were cancelled at the Merger closing and were converted into the right to receive cash, subject to reduction in certain cases, equal to the amount of the net proceeds in excess of $4.0 million of an underwritten public offering of 7.5 million shares of Ameristar's Common Stock if such offering was concluded by June 1, 1997. If this offering was not completed by June 1, 1997, the Merger Agreement provided for the Gem Stockholders to receive promissory notes of Ameristar in an aggregate principal amount equal to (i) the Average 10-Day Closing Price of the Common Stock (as defined in the Merger Agreement) as of June 1, 1997, (ii) multiplied by 7.5 million (iii) minus $4.0 million and (iv) minus certain expenses related to the contemplated public offering. The Merger Agreement provided that these notes would be unsecured, would mature on June 1, 2000, and would accrue interest at the rate of 8% per annum, payable monthly.

     In lieu of the merger consideration provided for in the Merger Agreement, the Gem Settlement Agreement provides that Ameristar will pay to the Gem Stockholders $32.7 million in installments, plus interest. Upon the effectiveness of the Gem Settlement Agreement, Ameristar made a payment of $4.0 million to the Gem Stockholders and issued the Gem Notes for the balance of the cash consideration ($28.7 million). See "Description of Existing Indebtedness" for information concerning the terms of the Gem Notes. Pursuant to the Gem Settlement Agreement, Ameristar has also reconveyed to Gem Air, Inc. ("Gem Air"), an affiliate of one of the Gem Stockholders, Ameristar's interests in certain aviation-related assets acquired in July 1996, Gem Air has assumed certain liabilities of Ameristar related to these assets and an aircraft operating agreement and a sublease relating to these assets (the "Gem Aviation Agreements") have been terminated.

     The Gem Settlement Agreement includes mutual general releases of the parties to the arbitration proceeding and certain of their respective related parties with respect to all obligations arising out of, based upon or relating to the Merger Agreement and the Gem Aviation Agreements, except for certain excluded claims. Among the excluded claims under the Gem Settlement Agreement are claims against the Gem Stockholders with respect to Excluded Liabilities (as defined in the Merger Agreement) and certain indemnification obligations of the Gem Stockholders under the Merger Agreement with respect to claims asserted by third parties against the Company.

     The above description of the terms of the Merger Agreement, the Gem Settlement Agreement and related agreements is qualified in its entirety by, and made subject to, the actual provisions of such agreements, which have been filed as exhibits to the Registration Statement.

EMPLOYEES


     As of October 27, 1997, the Company employed approximately 2,549 full-time employees and 672 part-time employees. Additional employees will need to be hired in connection with the opening of The Reserve and the hotel at Ameristar Vicksburg. None of the Company's current employees is employed pursuant to collective bargaining or other union arrangements. Management believes its employee relations are good.


PROPERTIES

     Jackpot. Cactus Petes is located on a 35-acre site and The Horseshu is located on a 30-acre site. The Cactus Petes and The Horseshu sites are across from each other on U.S. Highway 93. The Company also owns 204 housing units in Jackpot, including 90 units in two apartment complexes developed as Farmers Home Administration ("FmHA") projects. These housing units support the primary operations of the Jackpot Properties. The Jackpot Properties are subject to deeds of trust securing the Revolving Credit Facility, and the FmHA housing projects are subject to mortgage loans in favor of the FmHA.

     The Company owns a gas station adjacent to Highway 93 in Jackpot, which it operates under a franchise from Chevron. Management believes that this facility is in material compliance with applicable environmental and other regulatory requirements. The Company has previously operated two other gas stations at the Jackpot Properties, one of which was abandoned prior to the adoption of modern environmental abandonment standards. Although management believes that all tanks for this gas station were removed in the mid-1970s, the Company has not conducted tests for the presence of any environmental contamination from this gas station. Management believes that the likelihood of a material unfavorable outcome with respect to potential environmental liabilities relating to this former gas station is remote.

     Vicksburg. In connection with the development of Ameristar Vicksburg, the Company acquired seven parcels in Vicksburg along Washington Street near Interstate 20. These parcels comprise approximately 43.4 acres, approximately 30 of which are developable. Of the seven parcels, three have been acquired by direct purchase and four have been acquired by lease. The aggregate monthly rent under the leases at August 1, 1997 was approximately $54,000. Each lease provides for the Company to be responsible for all taxes, insurance premiums, utilities and other ownership and operating costs associated with the property during the entire term of the lease. Each lease includes options for the Company to purchase the applicable parcels, for an aggregate price which decreases over time from approximately $5.9 million to approximately $2.0 million. A substantial portion of the purchase prices may be paid in installments with interest at stated rates. The Company intends to exercise an option to purchase one of these parcels for $50,000.

     The Vicksburg Casino, the Company's leasehold interests relating to the Ameristar Vicksburg site and substantially all of that portion of the Ameristar Vicksburg site owned by the Company serve as collateral for the Company's obligations under the Revolving Credit Facility. In addition, the hotel under construction and the underlying property are subject to a deed of trust securing a loan to fund a portion of the hotel construction costs that is senior to the liens securing the Revolving Credit Facility.

     Council Bluffs. Ameristar Council Bluffs is on an approximately 50-acre site along the bank of the Missouri River and adjacent to the Nebraska Avenue exit on Interstate 29 immediately north of the junction of Interstates 29 and
80. The Company owns approximately 27 acres of this site and has rights to use the remaining portion of the site that is owned by the State of Iowa for a 50-year term. The Company has leased

0.623 acres of the site to an entity controlled by Kinseth Hotel Corporation for its development and operation of the Holiday Inn Suites hotel at Ameristar Council Bluffs. All of the Company's interests in Ameristar Council Bluffs are subject to collateral security instruments securing the Revolving Credit Facility.

     The Reserve. The Reserve is at the southeastern corner of the junction of Lake Mead Drive and Interstate 515 in Henderson, Nevada on a site containing approximately 53 acres, of which approximately 46 acres are developable. The Company currently owns 28 acres of the site and has options to acquire the remainder of the site. Each option exercise must be for at least five acres and a minimum of five acres of the option land must be acquired each year (commencing October 1, 1997) or the remaining options expire. The Company exercised an option for five acres of the site in April 1997. The option exercise prices, which increase at the rate of 8% per annum from October 1, 1995, are $217,800 per acre for the first 17 acres and $152,460 per acre for each remaining acre, in each case plus 8% per annum from October 1, 1995 through the date of exercise. The construction of Phase II of The Reserve would require the Company to exercise options for approximately five acres of additional land. The Reserve and the Company's option rights to purchase additional land serve as collateral for the Revolving Credit Facility.

     The Reserve site was previously used for surface waste disposal activities for approximately 50 years. Prior to 1994, the site had large areas of debris, rubble and some stained soils resulting from these waste activities. Site studies revealed asbestos, lead and pesticide concentrations in the surface soils. Following a surface remediation program by a third party in 1994, the Nevada Division of Environmental Protection approved a closure of the remediation and indicated that no further work was required.

     A 1995 Phase I environmental assessment on 23 acres of the site now owned by the Company showed that some rubble remained on portions of the property, but that all hazardous material had been removed. A 1997 Phase I environmental assessment on the 30 acres of The Reserve site under option or subsequently acquired by the Company indicated the property does not appear to have been adversely impacted since the completion of the 1994 remediation program. Phase I environmental assessments involve the conduct of limited procedures and may not identify the existence or extent of actual environmental conditions.

     Other. The Company leases approximately 18,000 square feet of office space in Las Vegas, Nevada for its executive offices, which the Company began occupying in March 1997.

LEGAL PROCEEDINGS

     Clothe H. James, et al. v. Ameristar Casinos, Inc., Ameristar Casino Vicksburg, Inc., et al. On January 18, 1996, the plaintiffs commenced a lawsuit against the Company, ACVI, and Riverboat Corporation of Mississippi, d/b/a Isle of Capri Casino. The suit is filed in the Circuit Court of the First Judicial District of Hinds County, Mississippi, as Civil Action No. 251-96-54CN. The plaintiffs filed an amended complaint on February 6, 1996. The plaintiffs seek $5.0 million in actual damages and $7.5 million in punitive damages. This case involves alleged wrongful death and personal injuries to four persons. The plaintiffs allege that ACVI and the Isle of Capri Casino each negligently served alcohol to a visibly intoxicated person who later crashed his vehicle. Two persons were killed and two persons were severely injured. Ameristar and ACVI have answered the complaint in which they have denied liability. Discovery is ongoing, and Ameristar has filed a motion for summary judgment to remove Ameristar as a defendant in the proceedings. However, the court has not yet ruled on this motion. ACVI's general liability insurance carriers have accepted the tender of the defense, but have notified the Company that the insurers may not be responsible for any punitive damages. Legal counsel has advised the Company that Mississippi law generally does not preclude punitive damage awards being covered by general liability policies, although there is no Mississippi case on point with the alleged facts of the James case.

     Perini-Anderson v. ACCBI. Perini-Anderson, a joint venture, in which Perini Building Company is a principal, was the general contractor for the construction of the main pavilion and the Ameristar hotel at Ameristar Council Bluffs. The contract between Perini-Anderson and ACCBI contains a guaranteed maximum price and specific dates for completion. The contract also contains provisions for liquidated damages if Perini-Anderson failed to meet the established completion dates.

     On September 20, 1996, ACCBI received from Perini-Anderson a demand for arbitration regarding the amounts due under the contract. The demand did not contain a plea for a specific amount of damages, and instead requested an award for extra or changed work, delayed, disrupted and accelerated work, together with inefficiencies and impacts experienced on the project, along with unpaid retainage and certain other costs. Based on a statement of damages filed in the arbitration by Perini-Anderson, management understands that Perini-Anderson's claims are for $4.6 million, which includes certain amounts due to subcontractors that have been paid by ACCBI. ACCBI submitted a counterclaim in the arbitration for cost overruns in excess of the guaranteed maximum price that ACCBI has had to pay, liquidated damages for delay and certain other costs. ACCBI has submitted a statement of damages in the arbitration seeking $7.1 million from Perini-Anderson. Perini-Anderson has asserted that it is entitled to equitable extensions to the scheduled completion dates for, among other things, delays caused by change orders and unanticipated severe weather conditions that eliminate liability of Perini-Anderson to ACCBI for cost overruns and liquidated damages.

     The arbitration proceedings are being conducted in accordance with the rules of the American Arbitration Association and are being held in Council Bluffs, Iowa. There are three arbitrators, one selected by ACCBI, one selected by Perini-Anderson and one selected by the other two arbitrators. The hearing was held in July and August 1997, but the arbitrators have not yet entered an award. The parties' arbitration agreement provides for an award of costs and reasonable attorneys' fees to the prevailing party. Management is not able at this time to make an assessment with respect to the outcome of this arbitration proceeding.

     Margaret Botsford v. ACVI. On October 30, 1996, Margaret Botsford commenced a lawsuit in the Circuit Court of Warren County, Mississippi, entitled Margaret Botsford v. Ameristar Casino Vicksburg et al. The case number is 96,205-CI. Ms. Botsford was an employee of ACVI. She alleges in the complaint that she was wrongfully asked to take a breathalyzer test for alcohol. She claims that the tests showed that she was neither under the influence of alcohol, nor was she impaired. She further alleges that ACVI wrongfully terminated her. According to the complaint, ACVI's actions defamed her, failed to hold certain information confidential, and falsely arrested her. She asks for $500,000 in compensatory damages and $5.0 million in punitive damages. ACVI has denied liability in an answer to the complaint and the matter is currently in discovery.

     Bryan K. and Dawn H. Hafen v. Steven W. Rebeil, et al. This lawsuit was filed in the Clark County District Court as case number A 347722. A named defendant in the amended complaint, filed on January 29, 1996, action is Gem. ACLVI is the successor-in-interest by merger to Gem. The case arises out of the purchase of land in Mesquite, Nevada by Steven W. Rebeil, a Gem Stockholder, pursuant to which a jointly owned corporation was to develop real property contributed by the plaintiffs as a hotel-casino. The plaintiffs allege that the Gem Stockholders and their controlled entities (including Gem) engaged in a conspiracy to defraud the plaintiffs in connection with the plaintiff's contribution of the land and its subsequent sale to a third party. The plaintiffs allege violations of Nevada's racketeering statutes, fraud and unjust enrichment. The complaint seeks an unspecified amount of damages, although the plaintiffs have otherwise claimed total compensatory damages of approximately $10 million. The case is set for trial on April 14, 1998. The Gem Stockholders are required to indemnify ACLVI against the claims in the Hafen litigation under the Merger Agreement and the Gem Settlement Agreement.


     Other Legal Proceedings and Claims. From time to time, the Company is a party to litigation which arises in the ordinary course of business. Except for the matters described or referred to above, the Company is not currently a party to any litigation that management believes would be likely, if adversely determined, to have a material adverse effect on the Company. See also

"Government Regulations -- Iowa."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information as of June 1, 1997 with regard to each of the directors and executive officers of the Company. The terms of office of the Class A, B and C Directors expire in 1999, 2000 and 1998, respectively.


         NAME              AGE                               POSITION
-----------------------    ---     -------------------------------------------------------------
Craig H. Neilsen           56      Chairman of the Board, President and Chief Executive Officer
                                   and Class C Director
John R. Spina              47      Executive Vice President of Operations and Class A Director
Thomas M. Steinbauer       46      Senior Vice President of Finance, Treasurer and Class B
                                   Director
Brian E. Katz              44      Senior Vice President, General Counsel and Secretary
Paul I. Corddry*           61      Class B Director
Larry A. Hodges*           48      Class A Director


---------------

* Member of the Audit and Compensation Committees.

     CRAIG H. NEILSEN. Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of CPI. Mr. Neilsen has also been the President and sole director of ACVI, ACCBI, ACLVI, A.C. Food Services, Inc. ("ACFSI") and AC Hotel Corp. ("ACHC") since their respective dates of inception. ACFSI is a wholly owned subsidary of the Company that purchases food for distribution to other subsidiaries of the Company, and ACHC is a wholly owned subsidiary of ACVI that owns the Company's hotel being developed at Ameristar Vicksburg. Mr. Neilsen has been actively involved in the development since 1993 of the Company's Ameristar Vicksburg, Ameristar Council Bluffs and The Reserve projects and the major expansions since 1985 of the Company's Cactus Petes and Horseshu casino-hotels. Mr. Neilsen also owns a controlling interest in several other closely held entities, most of which are engaged in real estate development and management operations unrelated to the business of the Company. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company and its subsidiaries.

     JOHN R. SPINA. Mr. Spina has been Executive Vice President of Operations of the Company since April 1995 and a director of the Company since November 1995. He has been a Vice President of each of CPI, ACVI and ACCBI since May 1995 and each of ACFSI and ACHC since their respective dates of inception. From July 1994 until March 1995, Mr. Spina was President of Condado Plaza and Vice President of Williams Hospitality, the owner and operator, respectively, of the Condado Plaza Hotel Casino in San Juan, Puerto Rico. Prior thereto, Mr. Spina worked in the Atlantic City, New Jersey hotel-casino industry, serving first as Executive Vice President and Chief Operating Officer of Resorts International Casino Hotel, Inc. from December 1988 to November 1993 and more recently as Senior Vice President of Greate Bay Hotel and Casino, owner and operator of the Sand's Hotel and Casino, from March 1994 to July 1994.

     THOMAS M. STEINBAUER. Mr. Steinbauer has been Senior Vice President of Finance of the Company since May 1995 and Treasurer and a director of the Company since its inception. He served as Vice President of Finance and Administration and Secretary of the Company from its inception until May 1995. He has served as the Secretary and the Treasurer of each of CPI and ACVI since November 1992 and September 1992, respectively, and is a Vice President of both companies. Mr. Steinbauer has served as Vice President, Secretary and Treasurer of each of ACCBI, ACLVI, ACFSI and ACHC since their respective dates of inception. Mr. Steinbauer has more than 20 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance for Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven different hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally's Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton.

     BRIAN E. KATZ. Mr. Katz has been General Counsel of the Company since May 1994 and Senior Vice President and Secretary of the Company since May 1995. He was a Vice President of the Company from May 1994 until May 1995. From May 1979 to May 1994, Mr. Katz was an attorney with the law firm of Ray, Quinney & Nebeker in Salt Lake City, Utah, which firm has provided and continues to provide legal services to the Company.

     PAUL I. CORDDRY. Mr. Corddry became a Director of the Company in March 1994. Mr. Corddry served for 28 years with H. J. Heinz Company ("Heinz"), retiring from his position as Senior Vice President-Europe in August 1992. Prior to that position, Mr. Corddry served as Senior Vice President in charge of several Heinz domestic affiliates, President of Ore-Ida Foods, Inc., a wholly owned subsidiary of Heinz, and General Manager of Product Marketing. Mr. Corddry was also a member of the Board of Directors of Heinz from September 1986 until his retirement. Prior to joining Heinz, he held various brand management positions with Proctor & Gamble Co. Since 1987, Mr. Corddry has served as a director of Albertson's, Inc., a major operator of grocery stores. He is also a member of the Board of Trustees of the American University in Cairo and Albertson's College of Idaho. Mr. Corddry has previously served on the boards of numerous food industry-related associations and educational, cultural and medical facilities, foundations and associations among other organizations.

     LARRY A. HODGES. Mr. Hodges became a Director of the Company in March 1994. Mr. Hodges has more than 29 years of experience in the retail food business. In April 1994, he became President and Chief Executive Officer of Mrs. Fields Inc., after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. He has been a director of Mrs. Fields Inc. since April 1993. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshau Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges' first management position was as Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West.


     At or prior to the next regular meeting of the Board of Directors, the Board intends to create and fill a new directorship position by appointing Warren E. McCain as a Class C Director to serve until the 1998 annual meeting of stockholders of the Company. Mr. McCain, age 71, served as Chairman of the Executive Committee of Albertson's, Inc., a major operator of grocery stores, from February 1991 until his retirement in February 1996. Previously, he served as Chairman and Chief Executive Officer of Albertson's, Inc. for more than 15 years. Mr. McCain currently serves as a director of Albertson's, Inc. and Pope & Talbot, Inc., a wood and paper products manufacturer. It is anticipated that Mr. McCain will also be appointed to the Audit and Compensation Committees of the Board. Mr. McCain has agreed to accept these appointments.


BOARD OF DIRECTORS AND COMMITTEES

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not otherwise employed by the Company receives an annual Director's fee of $25,000 plus $1,000 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. Outside directors participated in the Company's Non-Employee Director Stock Option Plan until its termination on June 6, 1997, at which time the outside directors became eligible to participate in the Company's Management Stock Option Incentive Plan. The Company also reimburses each Director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors or committees thereof. No payments are made for participation in telephone meetings of the Board of Directors or its committees or actions taken in writing.

     The members of the Audit Committee of the Board of Directors are Messrs. Corddry and Hodges. The Audit Committee held four meetings during 1996. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, review audited financial statements, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

     The members of the Compensation Committee of the Board of Directors are Messrs. Corddry and Hodges. The Compensation Committee held two meetings during 1996. The functions of the Compensation Committee are to review and recommend salary and bonus levels of executive officers, to review periodically, and make recommendations with respect to, the compensation structure of the Company, and to administer the Company's stock option plan.

     The Company has no nominating committee or committee performing similar functions.

     Officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation of Named Executive Officers

     The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994. The "Named Executive Officers" include (i) each person who served as Chief Executive Officer during 1996 (one person), (ii) each person who (a) served as an executive officer at December 31, 1996, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 1996 and (c) earned total annual salary and bonus compensation in 1996 in excess of $100,000 (three persons), and (iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 1996 (no persons).

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION(4)
                                           ANNUAL COMPENSATION(1)              ------------
                                 -------------------------------------------      SHARES
                                                                OTHER ANNUAL    UNDERLYING     ALL OTHER
       NAME AND CAPACITY         FISCAL    SALARY     BONUS     COMPENSATION   OPTIONS/SARS   COMPENSATION
        IN WHICH SERVED           YEAR     ($)(2)      ($)         ($)(3)          (#)           ($)(5)
-------------------------------  ------   --------   --------   ------------   ------------   ------------
Craig H. Neilsen,                 1996    $375,000   $375,000           --              0        $2,072
  Chairman of the Board,          1995     375,000    375,000           --              0         2,986
  Chief Executive Officer         1994     375,000    375,000           --              0         5,206
  and President
John R. Spina,                    1996     271,155    115,000           --              0         2,040
  Executive Vice President        1995     153,846     95,000           --        100,000             0
  of Operations
Thomas M. Steinbauer,             1996     199,040     75,000           --              0         2,040
  Senior Vice President           1995     149,761     65,000           --        100,000         2,986
  of Finance and                  1994     137,500     50,000           --              0         4,547
  Treasurer
Brian E. Katz,                    1996     196,444     75,000           --              0         2,040
  Senior Vice President,          1995     140,674     75,000           --         75,000             0
  General Counsel                 1994      72,116     30,000           --         50,000             0
  and Secretary

---------------

(1) Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.


(2) As of October 1, 1997, the current annual salary levels for the Named Executive Officers were: Mr. Neilsen ($375,000); Mr. Spina ($300,000); Mr. Steinbauer ($200,000); and Mr. Katz ($225,000).


(3) During 1996, 1995 and 1994, the Named Executive Officers received personal benefits, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.

(4) In the cases of Messrs. Steinbauer and Katz, the number of shares underlying options/SARs granted in 1995 reflects the repricing of their outstanding options in December 1995 (75,000 shares with respect to Mr. Steinbauer and 50,000 shares with respect to Mr. Katz). The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 1996, 1995 or 1994.

(5) The 1996 amounts represent matching contributions under the Company's 401(k) plan. The amounts for prior years represent contributions made by the Company under its profit sharing plan prior to the termination of the plan.

     Option Grants

     No stock options or stock appreciation rights were granted by the Company to the Named Executive Officers in 1996.

     Option Exercises and Holdings

     The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during 1996 and unexercised options held as of the end of the year. The Company has never granted stock appreciation rights.

      AGGREGATED OPTION/SAR EXERCISES AND 1996 YEAR-END OPTION/SAR VALUES

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS AT               OPTIONS/SARS AT
                                  SHARES        VALUE         FISCAL YEAR END(#)           FISCAL YEAR END($)(1)
                                 ACQUIRED      REALIZED   ---------------------------   ---------------------------
            NAME              ON EXERCISE(#)     ($)      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----------------------------  --------------   --------   -------------   -----------   -------------   -----------
Craig H. Neilsen............         0            $0               0              0          $--            $--
John R. Spina...............         0             0          80,000         20,000            0              0
Thomas M. Steinbauer........         0             0          50,000         50,000            0              0
Brian E. Katz...............         0             0          50,000         25,000            0              0

---------------

(1) The values of unexercised in-the-money options have been determined based on the closing price of the Company's Common Stock as reported in the Nasdaq-National Market System on December 31, 1996.

     Employment Agreements

     The Company has entered into employment agreements with Messrs. Steinbauer and Spina. Each of the employment agreements has a term of three years, commencing November 15, 1993 in the case of Mr. Steinbauer and April 4, 1995 in the case of Mr. Spina, which are subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months' prior written notice. Each agreement includes a covenant not to compete for a term of one year after termination of the officer's employment. This covenant applies only to competing activities within a 90-mile radius of the operations of the Company. The agreements provide that in the event an officer's employment is terminated by the Company without "cause" (as defined in the agreements), or by the officer as a result of a reduction in the officer's duties or compensation, such officer would be entitled to a severance payment in an amount equal to six months' base salary.

     The Company has not entered into employment or similar agreements with Messrs. Neilsen or Katz.

     The Company has entered into an indemnification agreement with each of its directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors' and officers' liability insurance policy maintained by the Company. These indemnification agreements are separate and independent of indemnification rights under the Company's Bylaws and are irrevocable.

                              CERTAIN TRANSACTIONS

     During 1996, the Company leased certain office space in Twin Falls, Idaho, from Lynwood Shopping Center, a partnership in which Craig H. Neilsen has a controlling equity interest. The Company paid or accrued aggregate rent in 1996 for the office space of approximately $68,811, including $5,267 for amounts accrued in 1995. An additional $44,767 in rents was paid or accrued to Lynwood Shopping Center by CPI in 1996 (including $2,833 for amounts accrued in 1995) for CPI's readerboard sign (which is owned by Lynwood Shopping Center) and space provided for CPI's dealer schoolroom.

     The Twin Falls office space lease with Lynwood Shopping Center was terminated on December 31, 1996 in connection with the relocation of the Company's executive offices to Las Vegas. A portion of this office space has been leased beginning January 1, 1997 by Lynwood Shopping Center to Neilsen & Company (a partnership in which Mr. Neilsen owns a controlling equity interest), which in turn has subleased to Ameristar and CPI the right to use certain offices in this space and the common areas. Ameristar's sublease rights terminated on March 31, 1997. CPI continues to occupy these premises. The sublease terms between the Company and Neilsen & Company have not yet been determined. In addition, the Company intends in 1997 to sell certain furniture, fixtures and equipment located at the Twin Falls office, some of which the Company expects to sell to Neilsen & Company on terms to be determined with the remainder to be sold to others by Neilsen & Company as agent for the Company for which Neilsen & Company will receive a 10% commission. For the six months ended June 30, 1997, CPI paid or accrued rents of $18,000 to Lynwood Shopping Center.

     In 1995, CPI agreed to purchase from Neilsen & Company a used forklift that was employed in the construction of Cactus Petes Resort Casino hotel tower from 1989 to 1992, and which subsequently remained with CPI for use in its operations. The $25,000 purchase price paid in 1996 was believed to reflect the market value of the equipment based on estimates obtained from independent companies engaged in the purchase and sale of such equipment. In 1997, CPI plans to purchase from Neilsen & Company certain additional maintenance equipment that has been used by CPI since 1993. Terms for this purchase have not yet been determined.

     The Company leases from Neilsen & Company two condominiums located in Sun Valley, Idaho. The properties are leased by the Company at an aggregate monthly rental rate of $3,500 plus maintenance supply and utility costs. The properties are made available by the Company at no charge to management personnel and certain business associates. The Company believes that the condominiums are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts. Management believes that the rental rate paid by the Company is within the range of rates generally charged for such properties in Sun Valley.

     A portion of the services of a Company employee were provided to Neilsen & Company in 1996. The Company billed Neilsen & Company approximately $27,163 for these services, representing approximately half of the salary and additional payroll burden for this employee. Of the amount billed, approximately $13,104 remained due at December 31, 1996. These arrangements are expected to continue in 1997 until the completion of certain projects being performed by this employee for the Company.

     Mr. Neilsen is the President, Director and sole stockholder of Intermountain Express, Inc. ("Intermountain"), a transportation concern that provides CPI with package delivery services between Jackpot and Twin Falls, Idaho. Intermountain contracts with CPI for the use of CPI's drivers and a van owned by CPI. In 1996 and the three months ended March 31, 1997, CPI paid or accrued a total of $38,080 and $15,755, respectively, to Intermountain for package delivery services. In 1996, CPI received approximately $8,837 from Intermountain for contracted driver services provided in 1995. Subsequent to December 31, 1996, CPI invoiced Intermountain for $28,523 for contracted driver services and miscellaneous fuel and van maintenance expenses provided or paid by CPI in 1996. Intermountain has requested supporting documentation from CPI to substantiate approximately $9,817 of the invoiced amount. Intermountain owes CPI an additional $11,400 in van rental payments accrued at the rate of $100 per week in 1993, 1994 and early 1995. Van rental payments have not been accrued for the remainder of 1995 or subsequent periods pending the completion of discussions concerning the possible sale of the van by CPI to Intermountain and the settlement of the outstanding van rental balance. Management believes that the relationships between CPI and Intermountain are beneficial to the Company and, subject to the contemplated modifications concerning the van owned by CPI, these relationships are expected to continue for the indefinite future.

     The Company has adopted a policy requiring transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Each of the above transactions has been approved by the Board of Directors. In the opinion of management, the terms of the above transactions were at least as fair to the Company as could have been obtained from unaffiliated parties.

     The Indenture includes restrictions on future transactions with affiliates of the Company. See "Description of Notes -- Certain Covenants -- Limitation on Transactions with Affiliates."

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information as of October 27, 1997 with respect to persons known by the Company to be beneficial owners of more than five percent of the Common Stock of the Company, as well as beneficial ownership by the Directors of the Company, the executive officers named in the Summary Compensation Table above, and all executive officers and Directors as a group. Information with respect to Directors includes beneficial ownership of Common Stock by Warren E. McCain, who is expected to be appointed as a Director. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.



                                                                                    PERCENT OF
                                                                COMMON STOCK       OUTSTANDING
                                                                BENEFICIALLY          COMMON
                  NAME OF BENEFICIAL OWNER                         OWNED             STOCK(1)
------------------------------------------------------------    ------------       ------------
Craig H. Neilsen............................................     17,700,000(2)         86.9%
John R. Spina...............................................         40,000(3)           --
Thomas M. Steinbauer........................................         70,500(3)(4)        --
Brian E. Katz...............................................         41,000(3)           --
Paul I. Corddry.............................................         14,000(3)           --
Larry A. Hodges.............................................          6,500(3)           --
Warren E. McCain............................................          5,000              --
All executive officers and Directors as a group                  17,877,000(3)         87.1%
  (6 persons)...............................................


---------------

(1) Other than Mr. Neilsen, each beneficial owner listed owns less than 1% of the outstanding Common Stock.

(2) Includes shares held by Mr. Neilsen as sole trustee of the Testamentary Trust created under the Last Will and Testament of Ray Neilsen, dated October 9, 1963. Gwendolyn Anderson, Mr. Neilsen's mother, is the only beneficiary of this trust other than Mr. Neilsen. Mr. Neilsen's mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109.


(3) Includes the following number of shares which may be acquired within 60 days by the following persons upon exercise of options held by such persons: Mr. Spina -- 40,000 shares; Mr. Steinbauer -- 70,000 shares; Mr. Katz -- 40,000 shares; Mr. Corddry -- 3,000 shares; and Mr. Hodges -- 3,000 shares.


(4) Includes 300 shares held jointly by Mr. Steinbauer with his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power.

                             GOVERNMENT REGULATIONS

     The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. The Company is required to obtain and maintain gaming licenses in each of the jurisdictions in which the Company conducts gaming. The limitation, conditioning or suspension of gaming licenses could (and the revocation or non-renewal of gaming licenses, or the failure to reauthorize gaming in certain jurisdictions, would) materially adversely affect the operations of the Company in that jurisdiction. In addition, changes in law that restrict or prohibit gaming operations of the Company in any jurisdiction could have a material adverse effect on the Company.

NEVADA

     The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local regulations. The Company's operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and, in the case of the Jackpot Properties, the Liquor Board of Elko County. The Company's operations proposed to be conducted at The Reserve will also be subject to licensing and regulatory control of the City of Henderson. The Nevada Commission, the Nevada Board, the City of Henderson and the Liquor Board of Elko County are collectively referred to in this section as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, (iii) providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

     CPI, which operates the Jackpot Properties' casinos, is required to be licensed by the Nevada Gaming Authorities, and ACLVI, which will operate The Reserve, will be required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Ameristar is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of CPI, which is a corporate licensee ("Corporate Licensee") under the terms of the Nevada Act. Ameristar will be required to be found suitable to own the stock of ACLVI, which, if licensed, will also be a Corporate Licensee. As a Registered Corporation, Ameristar is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and CPI have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses currently required in order to engage in gaming activities in Nevada. ACLVI and/or Ameristar have filed applications with the Nevada Gaming Authorities for the various registrations, findings of suitability, approvals, permits and licenses required to engage in gaming activities at The Reserve. No assurance can be given that ACLVI will be licensed, or if licensed, that it will be licensed on a timely basis. If ACLVI is licensed, it will also become subject to the following regulatory requirements.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, CPI, ACLVI or Ameristar in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of CPI and ACLVI must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Ameristar who are actively and directly involved in gaming activities of CPI or ACLVI may be required to be reviewed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with CPI, ACLVI or Ameristar, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require CPI, ACLVI or Ameristar to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     CPI and Ameristar are required (and ACLVI will be required) to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by CPI and ACLVI must be reported to, or approved by, the Nevada Commission.

     If it were determined that the Nevada Act was violated by CPI or ACLVI, the gaming licenses it holds or has applied for could be limited, denied, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, CPI, ACLVI, Ameristar and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate CPI's or ACLVI's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the casinos) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and denial or revocation of any gaming license would) materially adversely affect Ameristar's gaming operations.

     Any beneficial holder of Ameristar's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Ameristar's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policy of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor", as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Ameristar is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Ameristar, CPI or ACLVI, Ameristar, (i) pays that person any dividend or interest upon voting securities of Ameristar, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by the person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or
(iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities by Ameristar, for cash at fair market value. Additionally, the Liquor Board of Elko County and the City of Henderson have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license within their jurisdictions.

     The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if it has reason to believe that such holder's acquisition of such ownership would otherwise be inconsistent with the declared policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     Ameristar is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Ameristar is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Ameristar stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Ameristar.


     Ameristar may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The exchange of the Old Notes for the New Notes constitutes a public offering (as defined in the Nevada Act) for which the Company has obtained the prior approval of the Nevada Commission. The Subsidiary Guarantee of the New Notes issued by CPI also required the prior approval of the Nevada Commission, which has been obtained. In addition, restrictions on the transfer of an equity security issued by a Corporate Licensee, and agreements not to encumber such securities (collectively, "Stock Restrictions") are ineffective without the prior approval of the Nevada Commission. The Stock Restrictions in respect of the Notes as they apply to CPI required the approval of the Nevada Commission, which has been obtained. Upon a licensing of ACLVI as a Corporate Licensee, the Subsidiary Guarantee issued by ACLVI and the Stock Restrictions as they apply to ACLVI will require the approval of the Nevada Commission upon the recommendation of the Nevada Board in order for such Subsidiary Guarantee and Stock Restrictions to remain in effect. Applications for all such approvals have been submitted. Any such approvals do not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

     Changes in control of Ameristar through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada Corporate Licensee gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of Corporate Licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food, refreshments or merchandise.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

MISSISSIPPI

     The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation. Regulation is primarily effected through the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the regulatory control of the Mississippi State Tax Commission (collectively, the "Mississippi Gaming Authorities").

     The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, is similar to the Nevada Gaming Control Act. The Mississippi Commission adopted regulations which are also similar in many respects to the Nevada gaming regulations.

     The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any

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

time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. Changes in Mississippi law or regulations could have an adverse effect on the Company and the Company's Mississippi gaming operations.

     The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 eligible counties that border either the Mississippi Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of August 1, 1997, dockside gaming was permissible in nine of the 14 eligible counties in the State and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the State in eligible counties along the Mississippi Gulf Coast. Litigation is pending with respect to the expansion of eligible gaming sites in which a landowner and a license applicant have appealed a finding of unsuitability by the Mississippi Commission of a site on the Big Black River in Warren County near Interstate 20 between Jackson and Vicksburg. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices and, on August 11, 1997, a Mississippi lower court ruled that the Mississippi Act also permits race books on the premises of licensed casinos. The Mississippi Commission has stated its intention not to appeal that decision and expects to begin soon the process to promulgate regulations for race books.

     Ameristar, and any subsidiary of Ameristar that operates a casino in Mississippi (a "Gaming Subsidiary"), is subject to the licensing and regulatory control of the Mississippi Gaming Authorities. Ameristar is registered as a publicly traded holding company of ACVI under the Mississippi Act. Ameristar is required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. If Ameristar is unable to continue to satisfy the registration requirements of the Mississippi Act, Ameristar and its Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Gaming Subsidiary must obtain a gaming license from the Mississippi Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of the casinos prior to opening. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

     Gaming licenses are not transferable, are issued for a two-year period and must be renewed periodically thereafter. ACVI was granted a renewal of its gaming license by the Mississippi Commission on January 21, 1996. The gaming license for ACVI must be renewed in January of 1998. No person may become a stockholder of or receive any percentage of profits from a gaming licensee subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission. Ameristar has obtained such approvals in connection with ACVI's gaming license.

     Certain officers and employees of Ameristar and the officers, directors and certain key employees of each Gaming Subsidiary must be found suitable or be licensed by the Mississippi Commission. The Company believes it has obtained or applied for all necessary findings of suitability with respect to such persons associated with Ameristar or ACVI, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable or licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a license for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Commission has the power to require any Gaming Subsidiary or Ameristar to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

     At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Ameristar. Mississippi law requires any person who acquires more than 5% of Ameristar's common stock to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of Ameristar's common stock, as reported to the Securities and Exchange Commission, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a public company's common stock. However, the Mississippi Commission has adopted a policy that permits certain institutional investors to own beneficially up to 10% of a public company's common stock without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Management believes that compliance by Ameristar with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of its securities. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of Ameristar beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. Ameristar is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with Ameristar or its Gaming Subsidiaries, Ameristar: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of Ameristar; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;
(iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
(iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

     Ameristar may be required to disclose to the Mississippi Commission, upon request, the identities of security holders, including the holders of the Old Notes or the New Notes or any other debt securities. In addition, the Mississippi Commission under the Mississippi Act may, in its discretion, (i) require holders of debt securities of Ameristar to file applications, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities or receive distributions thereon. If the Mississippi Commission determines that a person is unsuitable to own such security, then the issuer may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities;
(iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

     ACVI must maintain a current stock ledger in its principal office in Mississippi and Ameristar must maintain a current list of stockholders in the principal office of ACVI which must reflect the record ownership of each outstanding share of any class of equity security issued by Ameristar. The stockholder list may thereafter be maintained by adding reports regarding the ownership of such securities that it receives from Ameristar's transfer agent. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities of Ameristar are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Ameristar must also render maximum assistance in determining the identity of the beneficial owner.

     The Mississippi Act requires that the certificates representing securities of a publicly traded corporation that has a Gaming Subsidiary bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. Ameristar has received an exemption from this legend requirement from the Mississippi Commission. The Mississippi Commission has the power to impose additional restrictions on the holders of Ameristar's securities at any time.

     Substantially all loans, leases, sales of securities and similar financing transactions by a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Gaming Subsidiary may not make an issuance or a public offering of its securities. Ameristar may not make an issuance or a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Any representation to the contrary is unlawful. Ameristar has obtained such approvals as are necessary to engage in the Exchange Offer.

     Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. The guarantee of ACVI with respect to the New Notes has received the approval of the Mississippi Commission. The pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge is ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary and agreements not to encumber such securities (the "Stock Restrictions") are ineffective without the prior approval of the Mississippi Commission. The Stock Restrictions with respect to the New Notes have also received the approval of the Mississippi Commission.

     Changes in control of Ameristar through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover, and certain recapitalizations and stock repurchases by Ameristar, cannot occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a registered corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Mississippi Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operations and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before Ameristar may make exceptional repurchases of voting securities above the current market price of its common stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if Ameristar adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of Ameristar.

     Neither Ameristar nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission or a waiver of such approval. The Mississippi Commission may require determinations that, among others, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of the Company and its affiliates. Ameristar has previously obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in Nevada and Iowa and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

     If the Mississippi Commission decides that a Gaming Subsidiary violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the Gaming Subsidiary. In addition, a Gaming Subsidiary, Ameristar and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could seek to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Ameristar's and the Gaming Subsidiary's gaming operations.

     License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary's respective operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or (iii) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000 per month. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid. The gross revenue fee imposed by the City of Vicksburg equals approximately 4% of the gaming receipts.

     The Mississippi Commission's regulations require as a condition of licensure or license renewal that a gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Notwithstanding the Company's belief that ACVI is in compliance with this requirement, the Mississippi Commission has advised the Company that it believes the expansion of non-gaming amenities by ACVI and its competitors in the Vicksburg market is necessary to maintain and expand this market. Management agrees with this view, and the Company is constructing a 150-room hotel at Ameristar Vicksburg. The Mississippi Commission has advised the Company that the Commission would consider it as a negative factor if this hotel is not completed by the January 21, 1998 expiration date of ACVI's gaming license. The Company believes the hotel will be completed in April 1998. Although the Company does not believe that ACVI is legally required to construct this hotel or that a failure to complete the hotel by January 21, 1998, will affect the renewal of ACVI's gaming license, no assurance can be given with respect to the actions, if any, that the Mississippi Commission may take if the hotel is not completed by that date. Among other actions, it is possible that the Mississippi Commission could approve one or more additional gaming licenses for Warren County, Mississippi, including one proposed for a location significantly closer to Jackson, Mississippi than Vicksburg.

IOWA

     The Company's Council Bluffs operations are conducted by ACCBI and are subject to Chapter 99F of the Iowa Code and the regulations promulgated thereunder. The Company's gaming operations are subject to the licensing and regulatory control of the Iowa Racing and Gaming Commission (the "Iowa Gaming Commission").

     Under Iowa law, wagering on a "gambling game" is legal, when conducted by a licensee on an "excursion gambling boat." An "excursion gambling boat" is a self-propelled excursion boat. "Gambling game" means any game of chance authorized by the Iowa Gaming Commission. The excursion season must be from

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April 1st through October 31st of each calendar year. The vessel must operate at least one excursion each day for 100 days during the excursion season to operate during the off season. Each excursion must consist of a minimum of two hours.
The Council Bluffs Casino satisfied the requirements of Iowa law for the conduct of off-season operations during each of 1996 and 1997.


     The legislation permitting riverboat gaming in Iowa authorizes the granting of licenses to "qualified sponsoring organizations." A "qualified sponsoring organization" is defined as a person or association that can show to the satisfaction of the Iowa Gaming Commission that the person or association is eligible for exemption from federal income taxation under sec.sec. 501(c)(3),
(4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code (hereinafter "not-for-profit corporation"). The not-for-profit corporation is permitted to enter into operating agreements with persons qualified to conduct riverboat gaming operations. Such operators must be approved and licensed by the Iowa Gaming Commission. On January 27, 1995, the Iowa Gaming Commission authorized the issuance of a license to conduct gambling games on an excursion gambling boat to the Iowa West Racing Association, a not-for-profit corporation organized for the purpose of facilitating riverboat gaming in Council Bluffs, Iowa (the "Association"). The Association entered into an agreement with ACCBI authorizing ACCBI to operate riverboat gaming operations in Council Bluffs under the Association's gaming license (the "Operator's Contract"). This contract was approved by the Iowa Gaming Commission. The term of the Operator's Contract runs until December 31, 2002, with two five-year renewal options. The current license awarded by the Iowa Gaming Commission for the Council Bluffs Casino expires on March 31, 1998.

     Under Iowa law, a license to conduct gambling games may be issued in a county only if the county electorate has approved such gambling games. Although the electorate of Pottawattamie County, which includes the City of Council Bluffs, approved by referendum the gambling games conducted by ACCBI, a reauthorization referendum must be submitted to the electorate in the general election to be held in 2002 and each eight years thereafter. Each such referendum requires the vote of a majority of the persons voting thereon. If any such reauthorization referendum is defeated, Iowa law provides that any previously issued gaming license will remain valid and subject to periodic renewal for a total of nine years from the date of original issuance, subject to earlier revocation as discussed below. The original issuance date of the gaming license for Ameristar Council Bluffs was January 27, 1995.

     Substantially all of ACCBI's material transactions are subject to review and approval by the Iowa Gaming Commission. All contracts or business arrangements, verbal or written, with any related party or in which the term exceeds three years or the total value of the contract exceeds $50,000 must be submitted in advance to the Iowa Gaming Commission for approval. Additionally, contracts negotiated between ACCBI and a related party must be accompanied by economic and qualitative justification.

     The Subsidiary Guarantee of the Notes issued by ACCBI also required the prior approval of the Iowa Gaming Commission, which has been obtained. Such approval does not constitute a finding, recommendation or approval by the Iowa Gaming Commission as to the accuracy or adequacy of this Prospectus or the investment merits of the Notes. Any representation to the contrary is unlawful.

     ACCBI is required to notify the Iowa Gaming Commission of the identity of each director, corporate officer and owner, partner, joint venturer, trustee or any other person who has a beneficial interest of five percent (5%) or more, direct or indirect, in ACCBI. The Iowa Gaming Commission may require ACCBI to submit background information on such persons. The Iowa Gaming Commission may request ACCBI to provide a list of persons holding beneficial ownership interests in ACCBI of less than five percent (5%). For purposes of these rules, "beneficial interest" includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Iowa Gaming Commission may suspend or revoke the license of a licensee in which a director, corporate officer or holder of a beneficial interest includes or involves any person or entity which is found to be ineligible as a result of want of character, moral fitness, financial responsibility, professional responsibility or due to failure to meet other criteria employed by the Iowa Gaming Commission.

     ACCBI must submit detailed financial, operating and other reports to the Iowa Gaming Commission. ACCBI must file monthly gaming reports indicating adjusted gross receipts received from gambling games and the total number and amount of money received from admissions. Additionally ACCBI must file annual financial statements covering all financial activities related to its operations for each fiscal year. ACCBI must also keep detailed records regarding its equity structure and owners.

     Iowa has a graduated wagering tax equal to five percent (5%) of the first one million dollars of adjusted gross receipts, ten percent (10%) on the next two million dollars of adjusted gross receipts and twenty percent (20%) on adjusted gross receipts over three million dollars. In addition, the state charges other fees on a per customer basis. Additionally, ACCBI pays to the City of Council Bluffs a fee equal to $0.50 per passenger.


     Under the Operator's Contract, ACCBI also pays the Association an admissions fee of $1.50 per passenger. ACCBI has interpreted the Operator's Contract to mean that a person may leave and re-enter Council Bluffs Casino (for example, to visit the restaurants at Ameristar Council Bluffs) without ACCBI being obligated to pay an additional admissions fee to the Association. ACCBI received a letter from the Association in August 1996 in which the Association asserted that an additional fee is due each time a person enters the Council Bluffs Casino, including re-entries. The Company has been advised by the Association that the board of directors of the Association discussed a proposal to settle this dispute at an October 1997 meeting but declined to take any action either to approve the proposed settlement or to pursue the previously threatened claim. Accordingly, the Association has advised ACCBI that it does not currently intend to pursue this claim, but the Association has not formally waived or released the claim.


     If the Iowa Gaming Commission decides that a gaming law or regulation has been violated, the Iowa Gaming Commission has the power to assess fines, revoke or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations.

REGULATORY REQUIREMENTS APPLICABLE TO OWNERS OF THE GEM NOTES

     A record or beneficial owner of the Gem Notes could be required by one or more gaming regulatory authorities to be found suitable, and such owner would be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such other time period prescribed by such gaming authority. If such a record or beneficial owner is required to be found suitable and is not found suitable by such gaming regulatory authority, such owner may be required by law to dispose of the Gem Notes. If any gaming regulatory authority determines that a person is unsuitable to own the Gem Notes, then the Company may be subject to sanctions, including the loss of its regulatory approvals, if, without the prior approval of the applicable gaming regulatory authorities, it
(i) pays interest on the Gem Notes to the unsuitable person, (ii) pays the unsuitable person remuneration in any form or (iii) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. In denying applications of the Gem Stockholders for findings of suitability for certain purposes in early 1997, the Nevada Commission did not find either of them to be unsuitable to hold any debt obligations of Ameristar, and, as of the date of this Prospectus, no gaming regulatory authority has required either of the Gem Stockholders to apply for a finding of suitability to own the Gem Notes. However, one or more gaming regulatory authorities could require a holder of the Gem Notes to submit such an application in the future.

OTHER JURISDICTIONS

     The Company expects to be subject to similar rigorous regulatory standards in each jurisdiction in which it seeks to conduct gaming operations. There can be no assurance that regulations adopted or taxes imposed by other jurisdictions will permit profitable operations by the Company.

FEDERAL REGULATION OF SLOT MACHINES

     The Company is required to make annual filings with the U.S. Attorney General in connection with the sale, distribution or operation of slot machines. All requisite filings for the most recent year and the current year have been made.

CURRENCY TRANSACTION REPORTING REQUIREMENTS

     Pursuant to a 1985 agreement between the State of Nevada and the United States Department of the Treasury (the "Treasury"), the Nevada Commission and the Nevada Board have authority to enforce their own cash transaction reporting laws applicable to casinos, which substantially parallel the Federal Bank Secrecy Act. Under the Money Laundering Suppression Act of 1994, which was passed by Congress, the Secretary of the Treasury retained the ability to permit states, including Nevada, to continue to enforce their own cash transaction reporting laws applicable to casinos. The Nevada Act and related regulations require most gaming licensees to file reports with respect to various gaming-related and other cash transactions if such transactions aggregate more than $10,000 in a 24-hour period. Casinos are required to monitor receipts and disbursements of currency in excess of $10,000 and report them to the Treasury. Although it is not possible to quantify the full impact of these requirements on the Company's business, the changes are believed to have had some adverse effect on results of operations since inception.

     On November 28, 1994, the Treasury enacted amendments (effective December 1, 1994) to the federal regulations under the Bank Secrecy Act. The amendments require casinos subject to the Bank Secrecy Act to implement written programs no later than June 1, 1995 to assure and monitor compliance with the Bank Secrecy Act. Such programs must include "know your customer" and suspicious transaction reporting components. Although Nevada casinos are exempt from Title 31, the Nevada Commission has recently adopted regulations under the Nevada Act that parallel in several respects the amendments to the Bank Secrecy Act.

POTENTIAL CHANGES IN TAX AND REGULATORY REQUIREMENTS

     From time to time, federal and state legislators and officials have proposed changes in tax law, or in the administration of such laws, affecting the gaming industry. Recent proposals have included a federal gaming tax and increases in state or local gaming taxes. They have also included limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers, as well as various measures which would require withholding on amounts won by customers or on negotiated discounts provided to customers on amounts owed to gaming companies. It is not possible to determine with certainty the likelihood of possible changes in tax law or in the administration of such law. Such changes, if adopted, could have a materially adverse effect on the Company's financial results.

     The United States Congress has recently passed legislation which creates a national gaming study commission (the "National Gaming Commission"). The National Gaming Commission will generally have the duty to conduct a comprehensive legal and factual study of gambling in the United States and existing federal, state and local policies and practices with respect to the legalization or prohibition of gambling activities, to formulate and propose changes in such policies and practices and to recommend legislation and administrative actions for such changes. It is not possible to predict the future impact of these proposals on the Company and its operations. Any such proposals could have a material adverse affect on the Company's business.

NON-GAMING REGULATIONS

     The sale of alcoholic beverages by the Company is or will be subject to the licensing, control and regulation in Jackpot by the Liquor Board of Elko County, in Henderson by the City of Henderson, in Vicksburg by both the City of Vicksburg and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission, and in Council Bluffs by the Alcoholic Beverage Division of the Iowa Department of Commerce (collectively, the "Liquor License Authorities"). In Mississippi, Ameristar Vicksburg has been designated as a special resort area, which allows ACVI to serve alcoholic beverages on a 24-hour basis. In Nevada, the applicable liquor laws allow 24-hour service of alcoholic beverages without any additional permits. In Iowa, the applicable liquor laws allow the sale of liquor during legal hours which are Monday through Saturday from 6 a.m. to 2 a.m. and Sunday from 8 a.m. to 2 a.m. All licenses are revocable and not transferable. The Liquor License Authorities have the full power to limit, condition, suspend or revoke any such license or to place a liquor licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the Company's business.

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

Certain officers and managers of ACVI and ACLVI must be investigated by the applicable Liquor License Authorities in connection with ACVI's and ACLVI's liquor permits. Changes in licensed positions must be approved by the applicable Liquor License Authorities.

     All cruising vessels operated by the Company must comply with U.S. Coast Guard requirements as to safety and must hold a Certificate of Inspection. These requirements set limits on the operation of the vessel and require that each vessel be operated by a minimum complement of licensed personnel. Loss of the vessel's Inspection Certificate would preclude its use as a riverboat. Every five years, vessels must be dry-docked for an inspection of the outside of the hull resulting in a loss of service that may have an adverse effect on the Company. Less stringent rules apply to permanently moored vessels.

     In order to comply with the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended, and applicable regulations thereunder, the Company's Bylaws contain provisions designed to prevent persons who are not citizens of the United States from holding, in the aggregate, more than 24.9% of the Company's outstanding common stock.

     All shipboard employees of the Company employed on U.S. Coast Guard-approved vessels, even those who have nothing to do with the actual operations of the vessel, such as dealers, waiters and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards.

     The Company is also required to comply with various environmental regulations. See "Business -- Properties."

                      DESCRIPTION OF EXISTING INDEBTEDNESS

REVOLVING CREDIT FACILITY

     On July 8, 1997, Ameristar and its principal wholly owned subsidiaries, CPI, ACVI, ACCBI and ACLVI (collectively, the "Borrowers"), entered into a Credit Agreement for the Revolving Credit Facility with Wells Fargo Bank, National Association ("WFB") and a syndicate of banks for revolving loans of up to $125.0 million. The Revolving Credit Facility replaced the Company's 1995 Revolving Credit Facility with WFB and a syndicate of banks, under which the maximum permitted principal balance of $94.5 million had been fully drawn since early 1997. The Borrowers made an initial draw of $114.5 million under the Revolving Credit Facility on July 15, 1997, which was used to repay $94.5 million in borrowings outstanding under the 1995 Revolving Credit Facility and a $20.0 million short-term loan from WFB. Upon the closing of the Offering and the Revolving Credit Facility and the application of the initial draw under the Revolving Credit Facility and the net proceeds of this Offering, the Borrowers had borrowings outstanding under the Revolving Credit Facility of $32.6 million.

     Until Phase I of The Reserve is completed, additional draws under the Revolving Credit Facility may be used only for the construction of The Reserve, the acquisition of additional land for the development of The Reserve currently under option and the replenishment of working capital used to fund $4.0 million in payments due in June 1997 related to the acquisition of The Reserve and certain expenses incurred in connection with the Revolving Credit Facility. Draws for construction of The Reserve will be subject to the satisfaction of various conditions typically applicable to construction loans, including the execution of construction contracts for The Reserve. Following completion of Phase I of The Reserve, Revolving Credit Facility proceeds may be used only for working capital purposes of the Borrowers and funding ongoing capital expenditures for existing facilities, including construction of Phase II of The Reserve and the acquisition of additional land under option adjacent to The Reserve site.

     Borrowings under the Revolving Credit Facility will be designated by the Borrowers on a quarterly basis as either base rate or London Interbank Offered Rate ("LIBOR") borrowings. The interest rate generally will be equal to WFB's per annum prime rate in effect from time to time or the per annum LIBOR rate, plus in each case an applicable margin determined by reference to the Borrowers' rolling four-quarter ratio of total funded debt to EBITDA (as defined below). The range of the base rate margin is from 0.25 percentage points to 2.25 percentage points, and the range of the LIBOR margin is from 1.50 percentage points to 3.50 percentage points.

     The Revolving Credit Facility will mature on June 30, 2003. Prior to maturity, the maximum principal available under the Revolving Credit Facility will reduce semiannually (commencing on July 1, 1999) by an aggregate of $50.0 million in increasing increments ranging from $2.5 million to $10.0 million. The Borrowers may prepay any borrowings under the Revolving Credit Facility without penalty (subject to certain charges applicable to the prepayment of LIBOR draws prior to the end of the applicable interest period) so long as a minimum of $10.0 million in borrowings is repaid. The Borrowers may also optionally reduce the maximum principal available under the Revolving Credit Facility at any time so long as any such reduction is for a minimum of $10.0 million. The Revolving Credit Facility includes covenants and conditions that limit the Borrowers' outstanding borrowings under the Revolving Credit Facility to not more than the lesser of the Borrowers' rolling four-quarter EBITDA multiplied by 3.25 and the Borrowers' total funded debt to not more than the Borrowers' rolling four-quarter EBITDA multiplied initially by 5.0, which multiplier will decline to 4.5 commencing March 31, 1999 and to 4.0 commencing March 31, 2000. For purposes of the Revolving Credit Facility, the Borrowers' EBITDA is generally defined as net income before interest expense, income taxes, depreciation and amortization, preopening costs and certain extraordinary and non-cash items.

     The Revolving Credit Facility also includes covenants requiring the Borrowers to maintain rolling four-quarter gross fixed charge coverage and adjusted fixed charge coverage ratios of 1.5 to 1.0 and 1.1 to 1.0, respectively. The gross fixed charge coverage ratio is generally defined as EBITDA divided by the aggregate sum of interest expense actually paid and current capitalized lease obligations plus required principal reductions on funded debt. The adjusted fixed charge coverage ratio is generally defined as the aggregate sum

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

of EBITDA minus income taxes minus distributions to stockholders (other than to another Borrower) minus repurchases of Ameristar Common Stock divided by the aggregate sum of interest expense actually paid and current capitalized lease obligations plus required principal reductions on funded debt. For purposes of these covenants, principal payments on the Gem Notes will be included only to the extent actually paid in the applicable period. The Revolving Credit Facility prohibits Ameristar from making any dividend or other distribution on its capital stock during any period in which the Borrowers' rolling four-quarter ratio of total funded debt to EBITDA is greater than 2.0 to 1.0.

     The Revolving Credit Facility is secured by liens on substantially all of the real and personal property of the Borrowers. The Revolving Credit Facility prohibits any future secondary liens on these properties without the prior written approval of the lenders. Certain changes in control of Ameristar may constitute a default under the Revolving Credit Facility. The Revolving Credit Facility also requires the Borrowers to expend two percent of their consolidated revenues on capital maintenance annually. The Revolving Credit Facility binds the Company to a number of additional affirmative and negative covenants, including promises to maintain certain financial ratios and tests within defined parameters. The Company currently is in compliance with these covenants.

     Following the completion of Phase I of The Reserve, the Revolving Credit Facility also provides for WFB to make certain swingline loans to the Borrowers generally to provide short-term financing pending the funding of a draw by the lenders under the Revolving Credit Facility. Such swingline loans will bear interest based on WFB's prime rate determined from time to time in the same manner as for other borrowings under the Revolving Credit Facility.

     The Borrowers paid various fees and other loan costs upon the closing of the Revolving Credit Facility that will be amortized over the term of the Revolving Credit Facility. In addition, commencing on the first anniversary of the closing of the Revolving Credit Facility, the Borrowers will be required to pay quarterly commitment fees at an annual rate of 0.50% (subject to reduction to 0.375% if the Borrowers' ratio of total funded debt to rolling four-quarter EBITDA is less than 2.00 to 1.00) of the unused portion of the Revolving Credit Facility.

GEM NOTES

     Upon the effectiveness of the Gem Settlement Agreement on June 20, 1997, Ameristar issued the Gem Notes in the aggregate amount of $28.7 million. See "Business -- The Gem Merger." The per annum interest rate on the Gem Notes is 8%, subject to increase by 3.4 or 3.3 percentage points, up to a maximum of 18% per annum, following one or more failures to make payments under the Gem Notes by scheduled dates. Interest is scheduled to be paid initially on a quarterly basis and on a monthly basis after October 1998. Any interest not paid when scheduled will thereafter accrue interest as principal. A principal reduction payment of $2.0 million is scheduled for November 1998, followed by semiannual principal reduction payments of $1.0 million commencing in July 1999 until January 2002, when the semiannual principal reduction payments will increase to $1.5 million. The Gem Notes mature on December 31, 2004. The Gem Notes are not be subject to acceleration or other collection efforts upon failure to make a scheduled payment prior to maturity, and the only remedy for such a failure to make a scheduled payment is the increase in interest rate described above. The failure to make a scheduled payment under the Gem Notes will not constitute an event of default under the Revolving Credit Facility or the Indenture.

     The Gem Notes may be prepaid in whole or in part at any time without penalty. The Gem Notes are subordinate to the Revolving Credit Facility, the Notes and other long-term indebtedness of Ameristar specified by Ameristar up to a maximum of $250 million, plus additional indebtedness incurred in connection with certain interest rate protection or similar agreements related to senior indebtedness. The Gem Notes are unsecured and do not bind the Company to any affirmative or negative covenants other than the payment obligations and a covenant prohibiting Ameristar from incurring more than $250 million in senior indebtedness. A portion of the Gem Notes ($15 million) expressly provide that Ameristar may set off any liabilities of the Gem Stockholders to the Company. Ameristar will be permitted to effect such a setoff even if such Gem Notes have been transferred to a third party holder. The release of the Gem Stockholders provided for in the

Gem Settlement Agreement excludes certain claims that the Company may have against the Gem Stockholders. See "Business -- The Gem Merger."

VICKSBURG HOTEL LOAN

     In July 1997, AC Hotel Corp., a newly formed wholly owned subsidiary of ACVI, entered into a loan agreement providing for borrowings of up to $7.5 million for the purpose of funding a portion of the construction costs of a 150-room hotel at Ameristar Vicksburg. This nonrecourse loan from a private lender is secured by a deed of trust on the hotel and the underlying land senior in priority to the liens securing the Revolving Credit Facility. Borrowings under this loan bear interest at 15% per annum, payable in periodic installments, and the loan matures in July 1998. The Company is required to pay a non-usage fee at the rate of 3% per annum on the undrawn loan balance, and draws are subject to the satisfaction of various conditions typically applicable to construction loans.

OTHER DEBT

     As of June 30, 1997, the Company had other long-term debt outstanding of $20.2 million under capitalized leases and other obligations.

                              DESCRIPTION OF NOTES

     The Old Notes were issued, and the New Notes will be issued, under an indenture, dated as of July 15, 1997 (the "Indenture"), between Ameristar Casinos, Inc. (the "Company"), the Guarantors and First Trust National Association, as trustee (the "Trustee").

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The Notes are subject to all such terms, and prospective Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the Notes, including the definitions therein of certain terms used below. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indenture. For purposes of this description, the term "Company" refers to Ameristar Casinos, Inc. and does not include its Subsidiaries except for purposes of financial data determined on a consolidated basis.

GENERAL

     The Notes are general unsecured obligations of the Company and will be limited to $100 million aggregate principal amount. The Company's obligations under the Notes will be guaranteed on a senior subordinated basis and jointly and severally by the Guarantors. The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Company is a holding company that operates Gaming Establishments through its Subsidiaries. Dividends and other payments from its Subsidiaries are the Company's principal sources of cash to pay operating expenses and the principal of, premium, if any, and interest on its Indebtedness. The ability of the Company's Subsidiaries to pay dividends to the Company may, under certain circumstances, be subject to regulatory approval by the applicable Gaming Authority in the event that such payment would affect the "financial stability" of such Subsidiary. Under Nevada, Iowa, and Mississippi gaming law, a company's "financial stability" is evaluated pursuant to certain financial standards, including (i) cash availability to pay gaming wagers and gaming and nongaming expenditures, (ii) ability to make capital and maintenance expenditures in a timely manner and (iii) ability to provide for the servicing of debt.


     The Notes and the Subsidiary Guarantees given by the Guarantors are subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company and the Guarantors, respectively. See "Subordination," below. In addition, the Notes and the Subsidiary Guarantees are effectively subordinate to all secured Indebtedness of the Company and the Guarantors, respectively, and to all Indebtedness and liabilities of the Company's Subsidiaries (including Trade Payables) that are not Guarantors. As of June 30, 1997, after giving effect to the Offering and the application of the proceeds thereof, and the closing of and initial draw under the Revolving Credit Facility, the aggregate amount of all Indebtedness of the Company and its Subsidiaries that is contractually or effectively senior to the Notes and the Subsidiary Guarantees would have been $44.2 million.


     The Indenture and the Notes expressly provide that the Indebtedness evidenced thereby constitutes Senior Indebtedness within the meaning of the Gem Notes.

PAYMENT TERMS

     The Notes will mature on August 1, 2004 and will bear interest at a rate of 10 1/2% per annum until maturity, payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998 to the persons who are registered Noteholders thereof at the close of business on the January 15th or July 15th, respectively, immediately preceding such interest payment date.

     The Indenture provides that interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the offices of the Trustee but, at the option of the Company, interest may be paid by check mailed to the persons who are registered Noteholders at their registered addresses; provided that (i) all payments with respect to Global Notes are required to be made in same day funds in accordance with the policies of the Depositary (as defined below) and (ii) all payments with respect to Notes, the Holders or beneficial owners of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Persons. See " -- Book-Entry, Delivery and Form." The Notes may be presented for registration of transfer and exchange at the office of the Registrar, which initially will be the office of the Trustee. The Company or any domestically incorporated Wholly Owned Subsidiary may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to Noteholders.

SUBORDINATION OF THE NOTES

     Payments of principal of, and interest or premium, if any, on, and Liquidated Damages, if any, with respect to, the Notes and under the Subsidiary Guarantees are subordinated, as set forth in the Indenture, to the prior payment in full, of all existing and future Obligations due in respect of Senior Indebtedness of the Company. The Notes will in all respects rank either senior to or pari passu with all Indebtedness of the Company other than Senior Indebtedness.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities:
(i) holders of Senior Indebtedness shall be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness before Noteholders shall be entitled to receive any payment of principal of, and interest or premium, if any, and Liquidated Damages, if any, with respect to the Notes or under any Subsidiary Guarantee; and (ii) until the Senior Indebtedness is paid in full, any distribution to which Noteholders would be entitled but for this provision shall be made to holders of Senior Indebtedness as their interests may appear, except that Noteholders may receive Permitted Junior Securities. As a result of the foregoing, in any such liquidation or proceeding, the Holders of the Notes may recover less, ratably, than holders of Senior Indebtedness and other creditors of the Company pursuant to obligations (such as Trade Payables or tax liabilities) that are neither Senior Indebtedness nor Senior Subordinated Indebtedness.

     In the event that (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, neither the Company nor any Guarantor may pay the principal of or interest on the Notes or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any Notes or make any payment under any Subsidiary Guarantee or pay Liquidated Damages, if any (collectively, "pay the Notes"), except in Permitted Junior Securities, unless, in either case, (a) the default has been cured or waived and any such acceleration has been rescinded or (b) such Designated Senior Indebtedness has been paid in full. In addition, during the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence, a "Non-Payment Default") with respect to any Designated Senior Indebtedness as a result of which the maturity thereof may then be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, neither the Company nor any Guarantor may pay the Notes, except in Permitted Junior Securities, for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing or is waived). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Designated Senior Indebtedness or the

Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company and the Guarantors may resume payments on the Notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Blockage Notice.

     The provisions described in the two preceding paragraphs shall not prevent or delay (i) the Company from redeeming any Notes if required by any Gaming Authority as described under "Regulatory Redemption" or from otherwise purchasing any Notes pursuant to any Legal Requirement relating to the gaming business of the Company and its Subsidiaries or (ii) the receipt by the Noteholders of payments of principal and interest on the Notes, as described under "Discharge of Indenture and Defeasance," from the application of any money or U.S. Government Obligations held in trust by the Trustee.

SUBSIDIARY GUARANTEES


     Each Subsidiary in existence on the Issue Date has executed a Subsidiary Guarantee. The Indenture provides that, subject to and upon the receipt of approvals by the relevant Gaming Authorities, if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the Issue Date, then such Restricted Subsidiary shall execute a Subsidiary Guarantee. Upon execution of any Subsidiary Guarantee after the Issue Date, the relevant Guarantor will deliver to the Trustee an Opinion of Counsel relating to the enforceability and authorization of such Subsidiary Guarantee in accordance with the terms of the Indenture. See the covenant described under "Certain Covenants -- Limitation on Indebtedness" and the covenant described under "Certain Covenants -- Limitation on Restricted Payments" (including the definition of "Permitted Investment" used therein) for certain limitations on the ability of a Restricted Subsidiary other than a Guarantor to Incur Indebtedness or the ability of the Company or Restricted Subsidiaries to make distributions to or Investments in a Restricted Subsidiary other than a Guarantor.


     Each Subsidiary Guarantee is or will be an unconditional and irrevocable Guarantee of the obligations of the Company under the Notes and the Indenture and is or will be subordinated to the prior payment in full of all Obligations due in respect of Senior Indebtedness of the relevant Guarantor as described above under "Subordination of the Notes." The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount that may be paid thereunder without resulting in such Subsidiary Guarantee being deemed to constitute a fraudulent conveyance. The Indenture provides that, in the event of a sale or other disposition (other than to the Company or any Restricted Subsidiary) of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition (other than to the Company or any Restricted Subsidiary) of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of (or not become liable for) any obligations under the related Subsidiary Guarantee; provided that such sale or other disposition is an Asset Disposition subject to and complying with, and the Net Available Cash resulting therefrom are applied in accordance with, the covenant described below under "Certain Covenants -- Limitation on Sales of Assets and Restricted Subsidiary Stock." In addition, the Indenture provides that, if a Guarantor is designated to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     Designation of a Subsidiary as a Restricted Subsidiary. Unless the capital stock of such Subsidiary is disposed of in compliance with the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Restricted Subsidiary Stock," all Specified Subsidiaries will be Restricted Subsidiaries at all times. Any newly acquired or newly formed Subsidiary of the Company must be designated by the Board of Directors as a Restricted Subsidiary unless (i) it may be, and is, designated as an Unrestricted Subsidiary by the Board of Directors in the manner provided below or (ii) it is a Subsidiary of an Unrestricted Subsidiary.

Any Unrestricted Subsidiary may be designated by the Company as a Restricted Subsidiary; provided that (i) at the time of such designation after giving pro forma effect thereto, the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test contained in the provisions described in the first paragraph under the caption "Certain Covenants -- Limitation on Indebtedness"; and (ii) no Default or Event of Default has occurred and is continuing immediately preceding such designation and after giving pro forma effect thereto.

     Designation of a Subsidiary as an Unrestricted Subsidiary. Any newly-organized Subsidiary may be designated by the Company as an Unrestricted Subsidiary at the time of its formation, provided that such Subsidiary has total assets of $1,000 or less at the time of such designation and the conditions set forth in the definition of "Unrestricted Subsidiary" are satisfied. Any Restricted Subsidiary (other than a Specified Subsidiary) may be designated by the Company as an Unrestricted Subsidiary (at which time the Subsidiary Guarantee of such Restricted Subsidiary will terminate); provided that (i) at the time of such designation and after giving pro forma effect thereto, (A) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test contained in the provisions described in the first paragraph under the caption "Certain Covenants -- Limitation on Indebtedness" and (B) the Consolidated Coverage Ratio is not less than 80% of the Consolidated Coverage Ratio without giving pro forma effect to such designation; (ii) no Default or Event of Default has occurred and is continuing immediately preceding such designation and after giving pro forma effect thereto, including the requirement described in the third paragraph under the caption "Certain Covenants -- Limitation on Restricted Payments" that any Investment in such Restricted Subsidiary be deemed to be a Restricted Payment made on the date of such designation; and (iii) the conditions set forth in the definition of "Unrestricted Subsidiary" are satisfied.

     Any designation by the Board of Directors pursuant to the foregoing provisions shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

OPTIONAL REDEMPTION

     Except as described under "-- Regulatory Redemption," the Notes will not be redeemable at the option of the Company prior to August 1, 2001. On or after that date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 but not more than 60 days' prior notice, mailed by first-class mail to the Noteholders' registered addresses, at the redemption prices (expressed in percentages of principal amount) specified below plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, if redeemed during the 12-month period beginning August 1 of the years indicated below:

                                       YEAR                     PERCENTAGE
                    ------------------------------------------  ----------
                    2001......................................    105.25%
                    2002......................................    103.50%
                    2003 and thereafter.......................    101.75%

     If fewer than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee, pro rata or by lot or by any other means the Trustee determines to be fair and appropriate and which complies with applicable legal and securities exchange requirements.

     Notwithstanding the foregoing, but subject to the terms of any Designated Senior Indebtedness, on or prior to August 1, 2000, the Company may redeem up to 25% in aggregate principal amount of the Notes originally issued under the Indenture at a redemption price of 110.50% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date with the net proceeds of one or more Public Equity Offerings; provided that at least $75.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that notice of each such redemption shall have been given within 30 days after the date of the closing of each such Public Equity Offering.

REGULATORY REDEMPTION

     If a Holder or beneficial owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable, or if a Holder or a beneficial owner of a Note fails to take the steps necessary to seek such license, qualification or finding of suitability, the Holder or beneficial owner of a Note shall be obliged, at the request of the Company, to dispose of such Holder's or beneficial owner's Notes within 30 days after receipt of notice of failure to be licensed, qualified or found suitable or such earlier date prescribed by any Gaming Authority (in which event the Company's obligation to pay any interest and Liquidated Damages, if any, after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Notes, such Holder's or beneficial owner's Notes at a redemption price equal to the lowest of (i) the price at which such Holder or beneficial owner acquired such Notes without accrued interest or Liquidated Damages, if any, unless the payment of such interest or Liquidated Damages, if any, is permitted by the applicable Gaming Authority, in which case such interest and Liquidated Damages, if any, shall be paid through the date of redemption, (ii) the fair market value of such Notes on such redemption date and (iii) the principal amount of such Notes without accrued interest or Liquidated Damages, if any, thereon, unless the payment of such interest or Liquidated Damages, if any, is permitted by the applicable Gaming Authority, in which case such interest and Liquidated Damages, if any, shall be paid through the date of redemption. The Company is not required to pay or reimburse any Holder or beneficial owner of a Note for the costs of licensure or investigation for such licensure, qualification, or finding of suitability. Any Holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such licensure, qualification, suitability or application therefor.

MANDATORY REDEMPTION

     There are no mandatory sinking fund payments for the Notes.

CHANGE OF CONTROL

     Upon a Change of Control, each Holder shall have the right to require that the Company repurchase all or a part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

     Within 30 calendar days following any Change of Control, the Company shall send, by first-class mail, a notice to each Holder with a copy to the Trustee stating:

          (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase;

          (ii) the circumstances and relevant facts regarding such Change of Control which the Company in good faith believes will enable Holders to make an informed decision (which at a minimum will include information, if relevant, with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control, events causing such Change of Control and the date such Change of Control is deemed to have occurred);

          (iii) the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed); and

          (iv) the instructions and relevant information determined by the Company, consistent with this provision, that a Holder must follow or consider in order to have its Notes purchased, together with the information contained in the next paragraph (and including any related materials).

     Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

     On the purchase date, all Notes purchased by the Company under this provision shall be delivered by the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest and Liquidated Damages, if any, to the Holders entitled thereto.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof. The Company will publicly announce information concerning the Notes purchased pursuant to this provision as soon as practicable following the purchase date.

     There can be no assurance that the Company will be able to fund any repurchase of the Notes following a Change of Control. The Revolving Credit Facility contains, and any future credit agreements, indentures or other agreements relating to Indebtedness of the Company may contain, prohibitions or restrictions on the Company's ability to effect a repurchase of Notes following a Change of Control. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Revolving Credit Facility and possibly other Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Guarantor may Incur Indebtedness if on the date thereof, and giving pro forma effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2:1.

     Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness under the Revolving Credit Facility in an aggregate amount outstanding at any time not to exceed $140 million (less the amount of any permanent reductions in the amount of available borrowings under the Revolving Credit Facility as a result of repayments made thereunder pursuant to "-- Limitation on Sale of Assets and Restricted Subsidiary Stock"); (ii) Indebtedness outstanding under any Non-Recourse FF&E Financing or the Vicksburg Note; (iii) Indebtedness under one or more Recourse FF&E Financings, that, when added to all Indebtedness then outstanding under other Recourse FF&E Financings, and all refinancing Indebtedness with respect thereto, does not exceed $15 million in the aggregate;
(iv) Indebtedness outstanding on the Issue Date immediately after issuance of the Notes and application of the proceeds therefrom (other than Indebtedness described in clause (i), (ii), (iii), (v), (vi) or (viii) of this paragraph), provided that the amount thereof, together with any Refinancing Indebtedness with respect thereto, does not exceed the amount outstanding on the Issue Date;
(v) Indebtedness evidenced by the Notes, the New Notes and the Subsidiary Guarantees; (vi) Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Restricted Subsidiary owing to and held by the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event which results in any such Guarantor ceasing to be a Guarantor or any subsequent transfer of any such Indebtedness (except to the Company or a Guarantor) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer; (vii) Indebtedness under Interest Rate Protection Agreements related to Indebtedness permitted under the Indenture; provided, however, such Interest Rate Protection Agreements do not increase the consolidated Indebtedness of the Company outstanding at any time other than as a result of fluctuations in the exchange rates or interest rates or by reason of customary fees, indemnities and compensation payable thereunder; (viii) Indebtedness under the Gem Notes; provided, however, that any event that results in any Gem Note ceasing to meet the conditions of the definition thereof shall be deemed to constitute the Incurrence of such Indebtedness by the obligor thereof; (ix) Indebtedness Incurred solely in respect of performance bonds or completion guarantees, to the extent that such Incurrence does not result in the Incurrence of any obligation for the payment of borrowed money to others; (x) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to the provisions of the immediately preceding paragraph or the foregoing clauses (ii), (iii) and (iv); (xi) Indebtedness arising out of standby letters of credit covering workers compensation, performance or similar non-Indebtedness obligations in an aggregate amount not to exceed $500,000 at any time outstanding; and (xii) Indebtedness (other than Indebtedness permitted by the immediately preceding paragraph or elsewhere in this paragraph) in an aggregate principal amount outstanding at any time not to exceed $5 million.

     For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this section "Limitation on Indebtedness," (i) Indebtedness permitted by this section need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this provision permitting such Indebtedness and (ii) in the event that Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness described in this section, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution or other payment on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or a Restricted Subsidiary) except dividends or distributions or payments payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or a Guarantor, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Guarantor (including any payment in connection with any merger or consolidation involving the Company or a Restricted Subsidiary), (iii) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligations, except a payment of any interest or any principal installment at its stated maturity or due date (and except for the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); provided after giving effect to such payment with respect to a Gem Note, no Default or Event of Default would then exist; or
(iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect to such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test set forth in the first paragraph under the caption "Limitation on Indebtedness" above; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after March 31, 1997 (excluding the Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 31, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from capital contributions or the issue or sale after the Issue Date of Capital Stock of the Company or of debt securities of the Company that have been converted into such Capital Stock (other than Capital Stock (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends or distributions received by the Company or a Restricted Subsidiary after the Issue Date with respect to a Restricted Investment, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Company for such period or in the immediately preceding clause (iii), provided that clause (iii) and (iv) of this paragraph (c) shall not include cash proceeds received from Restricted Investments and applied pursuant to clause (iv) of the next succeeding paragraph.

     The foregoing provisions will not prohibit any of (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration no Default or Event of Default exists and such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment, or the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company, in either case in exchange for, or out of the proceeds of, a substantially concurrent capital contribution or sale (other than by or to a Subsidiary of the Company) of Capital Stock of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, prepayment or repurchase of Subordinated Obligations with the net cash proceeds from (a) an incurrence of Refinancing Indebtedness or (b) a substantially concurrent capital contribution or sale (other than by or to a Subsidiary of the Company) of Capital Stock of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds referred to in clause (b) that are utilized for any such redemption, repurchase, prepayment, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) Restricted Investments in any Person or Persons primarily engaged in a Related Business in an aggregate amount outstanding at any time, net of any net cash proceeds received by the Company or a Guarantor therefrom (but only to the extent not otherwise included in the Consolidated Net Income of the Company), not to exceed $10.0 million; and (v) any redemption required pursuant to the provisions of the Indenture described under the caption "Regulatory Redemption" above.

     The Company may designate any Restricted Subsidiary, other than a Specified Subsidiary, to be an Unrestricted Subsidiary if such designation would not cause a Default and the other conditions referred to under "Restricted and Unrestricted Subsidiaries" are satisfied. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the Fair Market Value of such Investments at the time of such designation and (iii) the original Fair Market Value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the conditions set forth in "Restricted and Unrestricted Subsidiaries -- Designation of a Subsidiary as an Unrestricted Subsidiary."

     Limitation on Restrictions on Distributions from Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make any loans or advances to the Company or any other Restricted Subsidiary, or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except: (a) any encumbrance or restriction in effect at the Issue Date pursuant to an agreement disclosed in the Indenture; (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or another Restricted Subsidiary) and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this provision or contained in any amendment to an agreement referred to in clause
(a) or (b) of this provision; provided however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements; (d) in the case of any encumbrance or restriction referred to in clause (iii), any such encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(2) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (3) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired; (e) any encumbrance or restriction imposed by any Gaming Authority; and (f) any encumbrance or restriction imposed by Legal Requirements.

     Limitation on Sales of Assets and Restricted Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value, as determined in good faith by the Board of Directors, the determination of which shall be evidenced by a Board Resolution (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; (ii) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and (iii) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Disposition complies with clauses (i) and
(ii) (if applicable), provided, however, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 20 Business Days after receipt, shall be deemed to be cash for purposes of this provision.

     Net Available Cash (or any portion thereof) from any permitted Asset Disposition or from any Event of Loss shall be applied by the Company (or such Restricted Subsidiary, as the case may be) within 270 days from receipt of such Net Available Cash (a) to prepay, repay or purchase Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than any Disqualified Stock, Preferred Stock or Subordinated Obligations or any Indebtedness owed to the Company or any Subsidiary) or Senior Indebtedness; and/or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Guarantor with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (a) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, that the entering into of a binding commitment to reinvest Net Available Cash within such 270 day period shall be deemed to constitute reinvestment pursuant to the foregoing clause (b) so long as such reinvestment definitively occurs within 330 days from receipt of such Net Available Cash, after which time such Net Available Cash shall become and be added to any then-existing "Excess Proceeds" if such reinvestment has not definitively occurred. Any Net Available Cash that is not applied by the Company or its Restricted Subsidiaries in the manner and in the relevant time periods described in the preceding sentence shall, immediately upon expiration of such time periods, become and be added to any then-existing "Excess Proceeds." When the aggregate amount of Excess Proceeds (together with income earned thereon) exceeds $5 million, the Company shall make an offer (an "Excess Proceeds Offer") to purchase Notes pursuant to and subject to the conditions of the following paragraph. Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     In the event the Company is required to make an Excess Proceeds Offer, it shall make an offer to purchase from all Holders on a pro rata basis the Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase and shall purchase from Holders accepting such offer, the maximum principal amount of Notes that may be purchased from funds in an amount equal to all then-existing Excess Proceeds. Upon completion of an Excess Proceeds Offer (including payment of the purchase price for Notes duly tendered) the Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds and the Company or the Restricted Subsidiary that engaged in the Asset Disposition, as applicable, may use the remaining Excess Proceeds for general corporate purposes.

     Within 10 calendar days of the date on which the Company is required to make an Excess Proceeds Offer, the Company shall send, by first-class mail, a notice to each Holder with a copy to the Trustee stating:

          (i) that one or more Asset Dispositions or Events of Loss have occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase;

          (ii) the circumstances and relevant facts regarding such Asset Disposition(s) or Event(s) of Loss which the Company in good faith believes will enable Holders to make an informed decision (which at a minimum will include information, if relevant, with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Asset Disposition(s) or Event(s) of Loss, events causing such Asset Disposition(s) or Event(s) of Loss and the date such Asset Disposition(s) or Event(s) of Loss occurred);

          (iii) the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed); and

          (iv) the instructions and relevant information determined by the Company, consistent with this provision, that a Holder must follow or consider in order to have its Notes purchased, together with the information contained in the next paragraph (and including any related materials).

     Holders electing to have a Note purchased will be required to surrender such Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

     On the purchase date, all Notes purchased by the Company under this provision shall be delivered by the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest and Liquidated Damages, if any, to the Holders entitled thereto.

     Repurchase on Loss of Material Gaming License. If (i) a Gaming License of the Company or any Restricted Subsidiary is revoked or terminated, or if any such Gaming License is suspended or otherwise ceases to be effective, in any case resulting in the cessation or suspension of operation for a period of more than 90 days of the gaming business of any Gaming Establishment owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (each a "License Loss"), and (ii) the Gaming Establishment subject to such License Loss, during the period of four consecutive fiscal quarters of the Company then most recently ended for which internal financial statements are available, accounted for more than 10% of the Consolidated Cash Flow of the Company, the Company shall apply an amount equal to four times the contribution of such Gaming Establishment to such Consolidated Cash Flow (the "License Loss Amount"), within 40 days after such License Loss occurs, to the prepayment, repayment or purchase of Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than any Disqualified Stock, Preferred Stock or Subordinated Obligations or any Indebtedness owed to the Company or any Subsidiary) or Senior Indebtedness; provided, however, that the related loan commitment (if any) shall be permanently reduced by an amount equal to the principal amount so prepaid, repaid or purchased. If any part of the License Loss Amount is not applied by the Company or its Restricted Subsidiaries in the manner and in the 40-day period described in the preceding sentence, the Company shall, immediately upon expiration of such period, make an offer to purchase from all Holders in accordance with the procedures set forth in the Indenture (a "License Loss Offer"), and shall purchase from Holders accepting such offer on a pro rata basis, the maximum principal amount of Notes that may be purchased with such unapplied portion of the License Loss Amount, at a purchase price of 101% of their principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. Notwithstanding the foregoing, the Company will not be required to make any such application or a License Loss Offer if, giving effect to the License Loss on a pro forma basis, the Company's Consolidated Coverage Ratio at the time such License Loss occurs would be at least 2.25 to 1.

     Prior to or upon the date on which the Company is required to make a License Loss Offer, the Company shall send, by first-class mail, a notice to each Holder with a copy to the Trustee stating:

          (i) that one or more License Losses have occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase;

          (ii) the circumstances and relevant facts regarding such License Loss which the Company in good faith believes will enable Holders to make an informed decision (which at a minimum will include information, if relevant, with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such License Loss, events causing such License Loss(es) and the date such License Loss(es) occurred);

          (iii) the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed); and

          (iv) the instructions and relevant information determined by the Company, consistent with this provision, that a Holder must follow or consider in order to have its Notes purchased, together with the information contained in the next paragraph (and including any related materials).

     Holders electing to have a Note purchased will be required to surrender such Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

     On the purchase date, all Notes purchased by the Company under this provision shall be delivered by the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest and Liquidated Damages, if any, to the Holders entitled thereto.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof.

     Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into or permit to exist any transaction or series of transactions (including the purchase, conveyance, disposition, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate

Transaction") unless: (i) the terms of such Affiliate Transaction are (x) set forth in writing, (y) in the best interest of the Company or such Restricted Subsidiary, as the case may be, (z) as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such transaction for a similar transaction in arms' length dealings with a Person who is not such an Affiliate and (ii) (x) with respect to an Affiliate Transaction involving aggregate payments or value of $1 million or greater, the Board of Directors of the Company (including a majority of the Independent Directors) have determined in their good faith judgment that the criteria set forth in clauses (i) (y) and (z) are satisfied and have approved the relevant Affiliate Transaction, such approval to be evidenced by a Board Resolution and an Officers' Certificate and (y) with respect to an Affiliate Transaction involving aggregate payments or value of $5 million or greater, the Company obtains from an independent nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions a written opinion addressed to the Trustee that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

     (b) The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to "-- Limitation on Restricted Payments" above, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership and/or employee benefit plans entered into in the ordinary course of business, approved by the Board of Directors and consistent with past practices of the Company, (iii) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, (iv) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, or (v) any transaction between the Company and a Guarantor that is a Wholly-Owned Subsidiary or between Guarantors that are Wholly-Owned Subsidiaries.

     Limitation on Layered Indebtedness. The Company shall not, directly or indirectly, Incur any Indebtedness, and shall not permit any Guarantor to Incur any Indebtedness, that is subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as applicable, unless such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Notes or the Subsidiary Guarantee of such Guarantor in all respects.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, or any interest therein or income or profits therefrom, securing any obligation other than Permitted Liens.

     Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary to, directly or indirectly, issue or otherwise Incur any Preferred Stock, except for any Preferred Stock issued to and held by the Company. The Company shall not sell or otherwise transfer any Capital Stock of any Specified Subsidiary, and shall not permit any Specified Subsidiary to, directly or indirectly, issue or otherwise Incur any Capital Stock, except for (a) the sale or other transfer of 100% of the Capital Stock of a Specified Subsidiary in accordance with the covenant described under "Limitation on Sales of Assets and Restricted Subsidiary Stock" or (b) the issuance or other Incurrence of Capital Stock to or held by the Company or another Specified Subsidiary (but only so long as such Specified Subsidiary is a Specified Subsidiary).

     Limitation on Other Business Activities. The Company shall not, and shall not permit any Restricted Subsidiary to, engage, directly or indirectly, in any business other than a Related Business.

     Payments for Consents. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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

MERGER, CONSOLIDATION OR TRANSFER OF ALL OR SUBSTANTIALLY ALL ASSETS

     The Company shall not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, and shall not permit one or more Restricted Subsidiaries representing all or substantially all of the assets of the Company to consolidate with or merge with or into or convey, lease or otherwise transfer all or substantially all of its assets to, any Person other than the Company, unless: (i) the resulting, surviving or transferee Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Company) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), such Person would be able to incur an additional $1.00 of Indebtedness under the first paragraph of "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction or series of transactions, on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction or series of transactions), such Person shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (v) any such transaction would not require any Holder of Notes to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transaction, provided that a transaction involving a jurisdiction that does not require the licensing or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any holder of Notes, shall not be prohibited pursuant to the terms of this clause (v); (vi) any such transaction would not result in the loss of any qualification or any material Gaming License of the Company or its Subsidiaries; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person whether or not affiliated with such Guarantor, unless (i) the resulting, surviving or transferee Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Company) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under its Subsidiary Guarantee and the Indenture; (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), the Company would be able to incur an additional $1.00 of Indebtedness under the first paragraph of "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction or series of transactions, on a pro forma basis (and treating any Indebtedness which becomes an obligation of such Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction or series of transactions), such Person shall have consolidated net worth in an amount which is not less than the consolidated net worth of such Guarantor immediately prior to such transaction; (v) any such transaction would not result in the loss of any qualification or any material Gaming License of the Company or its Subsidiaries; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that this paragraph shall not apply to an Asset Disposition subject to and complying with the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Restricted Subsidiary Stock."

     The resulting, surviving or transferee Person in any such transaction involving the Company or any Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture, but the Company in the case of a lease shall not be released from the obligation to pay the principal of and interest on the Notes.

EVENTS OF DEFAULT

     An "Event of Default" occurs if: (i) the Company defaults in any payment of interest on, or Liquidated Damages, if any, with respect to, any Note when the same becomes due and payable (whether or not prohibited by the subordination provisions of the Indenture), and such default continues for a period of 30 days; (ii) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, repurchase, acceleration or otherwise (whether or not prohibited by the subordination provisions of the Indenture); (iii) the Company or any Guarantor fails to comply with the provisions described under the captions "Change of Control," "Certain Covenants -- Limitation on Sales of Assets and Restricted Subsidiary Stock," "-- Limitation on Restricted Payments," "-- Limitation on Indebtedness" or "-- Repurchase on Loss of Material Gaming License" or "Merger, Consolidation or Transfer of All or Substantially All Assets" above; (iv) the Company or any Guarantor fails to comply with any of its agreements in the Notes or the Indenture (other than those referred to in (i), (ii) or (iii) above) and such failure continues for 30 days after the notice to the Company from the Trustee or Holders of at least 25% in principal amount of the Notes specified below or, if the Company fails to timely give the notice to the Trustee specified below, such failure continues for 30 days after the date such notice should have been given by the Company; (v) any installment of principal of, or any premium or accrued and unpaid interest on, any Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after its maturity or any such Indebtedness is accelerated by the holders thereof because of a default, or any such Indebtedness is required to be repurchased or prepaid, and the total amount of interest, premium, principal or other amount with respect to such Indebtedness that is unpaid, accelerated or required to be repurchased or prepaid exceeds $5 million at the time, provided that this clause (v) shall not apply to any failure to make any scheduled payment of principal of, or interest on, any Gem Note, but only if the consequence of such failure is limited to an increase of the interest rate, and/or the compounding of interest, applicable thereto and, without limitation, does not include a right under such Gem Note or under applicable law to accelerate the due date of, or in any way enforce, such Gem Note; (vi) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for any substantial part of its property;
(d) makes a general assignment for the benefit of its creditors; or (e) takes any comparable action under any foreign laws relating to insolvency; (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Restricted Subsidiary in an involuntary case; (b) appoints a Custodian of the Company or any Restricted Subsidiary or for any substantial part of its property; or (c) orders the winding up or liquidation of the Company or any Restricted Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; (viii) any judgment or decree for the payment of money in excess of $5 million at the time is entered against the Company or any Restricted Subsidiary and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or (ix) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

     A Default under clause (iv) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     The Holders of a majority in aggregate principal amount of the Notes then outstanding may, by notice to the Trustee, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium, interest or Liquidated Damages, if any, on, the Notes.

     The Company shall deliver to the Trustee, promptly upon becoming aware of the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default or Default under clause (iii), (iv), (v), (vi), (vii),
(viii) or (ix), its status and what action the Company is taking or proposes to take with respect thereto. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages, if any) if it determines that withholding notice is in the best interest of the Holders.

ACCELERATION

     If an Event of Default (other than an Event of Default specified in clauses
(vi) or (vii) in "Events of Default" above with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes by notice to the Company and the Trustee, may declare the principal of and accrued interest and Liquidated Damages, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, interest Liquidated Damages, if any, shall be due and payable immediately. If an Event of Default specified in clause (vi) or
(vii) above with respect to the Company occurs, the principal of and interest and Liquidated Damages, if any, on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2001, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to August 1, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

LIMITATION ON SUITS

     A Noteholder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing; (ii) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

     A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

DISCHARGE OF INDENTURE AND DEFEASANCE

     When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above and the Company irrevocably deposits with the Trustee, the Paying Agent or another trustee satisfactory to the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Company pays all other sums payable hereunder by the Company, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

     Subject to conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate (i) all its obligations under the Notes and the Indenture ("legal defeasance option") or
(ii) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (ii) of the immediately preceding paragraph.

     The Company may exercise its legal defeasance option or its covenant defeasance option only if:

          (a) the Company irrevocably deposits in trust with the Trustee, the Paying Agent or another trustee satisfactory to the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or redemption, as the case may be; and

          (b) certain other conditions as more fully described in the Indenture, including delivery of certain opinions of counsel, are met.

REPORTS TO HOLDERS OF THE NOTES

Notwithstanding that the Company may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission (unless the Commission will not accept such filing) and provide the Trustee and Holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law as permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption, or any Note for a period of 15 days before a selection of Notes to be redeemed, or any Note for a period of 15 days before an interest payment date.

     The registered holder of a Note may be treated as the owner of it for all purposes.

AMENDMENT AND SUPPLEMENT

     Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented by the Company, the Guarantors and the Trustee with the consent of the Holders of at least a majority in principal amount of such then outstanding Notes and any existing Default or non-compliance with the provisions of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes). Without notice to or the consent of any Noteholder, the Company, the Guarantors and the Trustee may amend the Indenture or the Notes, among other things, to cure any ambiguity, defect or inconsistency; to provide for the assumption of the Company's or any Guarantor's obligations to Noteholders by a successor Company or Guarantor; to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any change that does not adversely affect the rights of any Noteholder. Notwithstanding the foregoing, without the consent of each Noteholder affected, an amendment, supplement or waiver of any provision or default under the Indenture or the Notes may not (i) reduce the principal amount of Notes the Holders of which must consent to any such amendment, supplement or waiver; (ii) reduce the rate or extend the time for payment of interest on or Liquidated Damages, if any, with respect to any Note; (iii) reduce the principal of or extend the fixed maturity of any Note; (iv) reduce the price payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed; (v) reduce the price payable upon the repurchase of any Note upon a Change of Control, upon an Excess Proceeds Offer or License Loss Offer or change the time at which any Note shall be repurchased; (vi) waive a Default or Event of Default in the payment of principal of, or premium, interest or Liquidated Damages (if any) on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (vii) make any Note payable in money other than that stated in the Note; (viii) make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the Notes or rights of Holders to receive payment of principal, interest or Liquidated Damages, if any; (ix) make any change in the subordination provisions in the Indenture that affects the right of any Holder; or (x) release the Company or any Guarantor from its obligations under the Notes or the Subsidiary Guarantee (except pursuant to the provisions described above in "Merger, Consolidation or Transfer of All or Substantially All Assets" or "Subsidiary Guarantees").

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

     No director, officer, employee or stockholder, as such, of the Company or any Guarantor shall have any personal liability in respect of the obligations of the Company or such Guarantor under the Notes, the Subsidiary Guarantees or the Indenture by reason of his or its status as such.

THE TRUSTEE

     First Trust National Association is the Trustee under the Indenture.

     The Indenture provides that except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

BOOK-ENTRY, DELIVERY AND FORM

     Book-Entry

     The Notes offered and sold to qualified institutional buyers ("QIBs") (as defined in Rule 144A of the Securities Act) in reliance on Rule 144A initially will be issued in the form of one or more fully registered Notes in global form (the "QIB Global Notes"). Notes offered and sold to persons who acquired such securities in reliance on Regulation S under the Securities Act ("non-U.S. Persons") will be issued in the form of a single Note in temporary global form (collectively, the "Regulation S Temporary Global Notes"). Beneficial interests in a Regulation S Temporary Global Note will be exchanged for beneficial interests in a single Note in permanent global form (the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Notes") after the Restricted Period (as defined below) upon certification that the beneficial interests in such global securities are owned by either non-U.S. Persons or QIBs. Regulation S Global Notes, together with the QIB Global Notes, are referred to herein as the "Global Notes."

     The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of Cede & Co. ("Cede"), as the Depositary's nominee, in each case for credit to an account of a direct or indirect participant in the Depositary as described below. Through and including the 40th day after the later of the commencement of the Offering and the Issue Date (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("CEDEL") (as indirect participants in the Depositary), unless transferred to a person that takes delivery through the QIB Global Notes in accordance with the certification requirements described below. Beneficial interests in the QIB Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in limited circumstances described below. The Global Notes representing Old Notes (and any Old Notes issued in exchange thereof) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the legend regarding such restrictions set forth in the Indenture. Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in limited circumstances described below. See " -- Certificated Securities."

     The Depositary is a limited-purpose trust company organized under the New York Banking Law that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as brokers, dealers, banks and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     So long as the Depositary or its nominee (the "Global Note Holder") is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by a Global Note. Beneficial owners of Notes evidenced by a Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, beneficial owners of an interest in a Global Note must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant or Indirect Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a Holder under the Indenture. None of the Company, the Trustee, the Registrar or any Paying Agent will have any responsibility or liability for any aspect of the records of the Depositary, any Participant or any Indirect Participant or for maintaining, supervising or reviewing any records of any of them relating to the Notes, and each of the Company, the Trustee, the Registrar or any Paying Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     Upon issuance of the Global Notes, the Global Note Holder will credit, on its book-entry registration and transfer system, the number of Notes represented by such Global Notes to the accounts of the Participants. The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) for such Global Notes, or by Participants or Indirect Participants (with respect to beneficial interests of persons other than Participants).

     Investors in the QIB Global Notes may hold their interests therein directly through the Depositary if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or CEDEL, if they are Participants in such systems, or indirectly through organizations which are Participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through organizations other than Euroclear and CEDEL that are Participants in the Depositary's system. Euroclear and CEDEL will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as depository of CEDEL. Such depositories, in turn, will hold such interests in the Regulation S Global Notes in customers' securities accounts in such depositories' names on the books of the Depositary. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of the Depositary. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interest in a Global Note to pledge such interests to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of the Company, the Trustee, the Registrar or the Paying Agent has or will have any responsibility or liability for the payment of such amounts (or the timing of such payments) to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Transfers between Participants in the Depositary's system will be effected in accordance with the Depositary's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures. The Company expects the secondary trading in the certificated securities will also be settled in immediately available funds.

     Subject to compliance with the transfer restrictions applicable to the securities described herein, cross-market transfers between the Participants in the Depositary, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through the Depositary in accordance with the Depositary's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes pursuant to the Depositary's system, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear participants and CEDEL participants may not delivery instructions directly to the depositaries for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of the Depositary. Cash received in Euroclear or CEDEL as a result of sales of interest in Global Note by or through a Euroclear or CEDEL participant to a Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or CEDEL cash account only as of the business day of Euroclear or CEDEL following the Depositary's settlement date.

     The Depositary has advised the Company that it will take any action permitted to be taken by a holder of the Notes only at the direction of one or more Participants to whose account with the Depositary interests in the Global Notes are credited.

     The information in this section concerning the Depositary, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although the Depositary, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the QIB Global Notes among participants in the Depositary, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Prior to and after the expiration of the Restricted Period, beneficial interests in the Regulation S Global Notes that are Old Notes may be transferred to a person who takes delivery in the form of an interest in the QIB Global Notes that are Old Notes only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made (i)(a) to a person whom the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a QIB in a transaction meeting the requirements of Rule 144A or (b) to a non-U.S. Person and (ii) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

     Beneficial interests in the QIB Global Notes that are Old Notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Notes that are Old Notes, whether before or after the Restricted Period, only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made in compliance with Regulation S under the Securities Act and that, if such transfer is made in compliance with Regulation S and occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of a physical security (a "Certificated Security"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Old Notes would be subject to certain legend requirements provided for in the Indenture. In addition, if (i) the Issuer notifies the Trustee in writing that the Depositary is no longer willing or able to act as a Depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, or (iii) if a Default or Event of Default occurs and any owner of a beneficial interest in a Global Note so requests, then, upon surrender by the Global Note Holder of a Global Note, Notes in the form of Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes. Upon the transfer of Certificated Securities to a person entitled to hold an interest in a Global Note under the Indenture, such Certificated Securities may, unless a Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ACCBI" means Ameristar Casino Council Bluffs, Inc., an Iowa corporation, and its successors.

     "ACFSI" means A.C. Food Services, Inc., a Nevada corporation, and its successors.

     "ACLVI" means Ameristar Casino Las Vegas, Inc., a Nevada corporation, and its successors.

     "ACVI" means Ameristar Casino Vicksburg, Inc., a Mississippi corporation, and its successors.

     "Additional Assets" means (i) any long-term property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock, not held by the Company or a Restricted Subsidiary, constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the section "Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means (i) the direct or indirect sale, lease, conveyance or other disposition (each referred to for the purposes of this definition as a "disposition") of any assets (including, without limitation, by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary, and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Capital Stock of any of the Company's Restricted Subsidiaries, provided that Asset Disposition shall not include (a) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Specified Subsidiary or a Guarantor, (b) a single disposition, or a series of related dispositions of assets with an aggregate Fair Market Value and a sale price of less than $2 million, (c) dispositions of inventory or equipment (including gaming equipment) in the ordinary course of business or pursuant to an established program for the maintenance and upgrading of such equipment, (d) for purposes of the provisions of "Limitation on Sales of Assets and Restricted Subsidiary Stock" only, a disposition subject to and in accordance with the limitations set forth under "Limitation on Restricted Payments," (e) a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, which disposition will be governed by the provisions of the Indenture described above under the captions "Change of Control" and/or "Merger, Consolidation or Sale of All or Substantially All Assets," (f) any Event of Loss, or (g) any foreclosure sale of FF&E pursuant to a Non-Recourse FF&E Financing.

     "Attributable Indebtedness" means Indebtedness deemed to be incurred in respect of a Sale/Leaseback Transaction and shall be, at the date of determination, the greater of (i) the Fair Market Value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by the Board of Directors) or (ii) the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable from time to time under or in respect of the Revolving Credit Facility, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, indemnities and all other amounts and other liabilities payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee.

     "Business Day" means any day other than a Saturday, a Sunday or any day on which banking institutions in New York, New York or at any designated place of payment are not required to be open.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all stock, partnership interests, limited liability company interests, shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" or "group" (as each such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders or an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this definition, a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, and at such time the Permitted Holders together shall fail to "beneficially own," directly or indirectly, a greater percentage of the total voting power of the Voting Stock of the Company than is "beneficially owned" by such "person" or "group"; (ii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by an affirmative vote of not less than a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (iii) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction;
(iv) the Company sells, leases or otherwise transfers, directly or indirectly, all or substantially all of its consolidated assets (including by way of sales of assets of Subsidiaries) to any Person other than a Restricted Subsidiary; or
(v) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Fixed Charges, (iii) depreciation expense and (iv) amortization expense, and (v) preopening costs that are required by GAAP to be charged as an expense prior to or upon opening, in each case for such period and, in the case of clauses (i),
(iii), (iv) and (v), determined in accordance with GAAP.

     "Consolidated Coverage Ratio" on any date of determination (a "Transaction Date") means the ratio, on a pro forma basis, of (a) Consolidated Cash Flow attributable to continuing operations and businesses (exclusive of amounts attributable to assets disposed of in Asset Dispositions and operations and businesses discontinued or disposed of or subject to a License Loss) for the period of the most recent four consecutive fiscal quarters ended prior to the date of such determination for which internal financial statements are available (the "Reference Period"), to (b) Consolidated Fixed Charges for the Reference Period; provided, that for purposes of such calculation, (i) Investments in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which constitute all or substantially all assets of an operating unit of a business, and which acquisition occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date, shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions (including, without limitation, the designation of an Unrestricted Subsidiary or a Restricted Subsidiary) giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, (iv) Indebtedness of any Person that becomes a Restricted Subsidiary shall be deemed to have been Incurred on the first day of such Reference Period, and

(v) Consolidated Fixed Charges attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless the Company or any of its Restricted Subsidiaries is a party to an Interest Rate Protection Agreement (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

     "Consolidated Fixed Charges" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) accrued interest, (vi) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vii) interest attributable to the Indebtedness of any other Person for which the Company or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise (including Indebtedness Guaranteed pursuant to Guarantees) or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries (whether or not such Indebtedness or Lien is called upon), (viii) net costs associated with Interest Rate Protection Agreements (including amortization of fees), (ix) the interest portion of any deferred obligation, (x) Preferred Stock dividends in respect of all Preferred Stock of the Company or its Restricted Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Restricted Subsidiary multiplied by a fraction, (i) the numerator of which is one and (ii) the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company and its Restricted Subsidiaries, (xi) fees payable in connection with financings to the extent not included in (ii) above, including commitment, availability and similar fees and (xii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent related to Indebtedness that is not Guaranteed or paid by the Company or any Restricted Subsidiary and is not secured by a Lien on assets of the Company or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and
(b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss, (vi) write-offs or charges not to exceed $700,000 attributable to the demolition of the 54 room hotel owned by ACVI in Vicksburg, and (vii) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which internal financial statements are then available, prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

     "CPI" means Cactus Pete's, Inc., a Nevada corporation, and its successors.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness that (a) has an outstanding principal amount of at least $25 million (including the amount of all unpaid reimbursement obligations pursuant to letters of credit and the maximum principal amount available to be drawn under letters of credit, assuming that all conditions precedent to such drawing could be satisfied), and (b) has been designated as "Designated Senior Indebtedness" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

     "Disqualified Stock" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes.

     "Event of Loss" means, with respect to any property or asset of the Company or any Restricted Subsidiary, any (i) loss, destruction or damage of such property or asset; or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "Excess Proceeds Offer" is defined under "Certain Covenants -- Limitation on Sales of Assets and Restricted Subsidiary Stock."

     "Fair Market Value" means, with respect to any asset or property, the price which would be negotiated in an arms' length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "FF&E" means furniture, fixtures or equipment used directly in the operation of any Gaming Establishment owned or leased by the Company or its Restricted Subsidiaries.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP consistently applied.

     "Gaming Authority" means any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Iowa Racing and Gaming Commission or any agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe's reservation) which has, or may at any time after the Issue Date have, jurisdiction over the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "Gaming Establishment" means any gaming establishment and all other property, assets or operations directly ancillary thereto or used in connection therewith, including any building, restaurant, lounge, hotel, vessel, barge, ship, theater, parking facilities, retail shops, land, child care centers, retail/wholesale food and beverage distribution facilities, gas stations, transportation services, swimming pools, tennis courts, personal care services, golf courses and other leisure, recreation and entertainment facilities and equipment.

     "Gaming Laws" means the Legal Requirements of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the Issue Date, be subject as a result of the conduct or proposed conduct of gaming operations.

     "Gaming License" means any license, qualification, permit, franchise or other authorization from any Governmental Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of the Company and its Subsidiaries, including all licenses, findings of suitability and registrations granted under Gaming Laws.

     "Gem Notes" means those certain subordinated promissory notes referred to herein as the "Gem Notes," made by the Company in favor of certain Persons, as in effect on the Issue Date, and any Refinancing Indebtedness with respect thereto; provided that (i) the aggregate outstanding principal amount of such notes, together with the principal amount of any such Refinancing Indebtedness, does not exceed the sum of (a) the aggregate initial principal amount thereof described under "Description of Existing Indebtedness" plus (b) any accrued and unpaid interest accrued at the rate set forth in such notes on the Issue Date that is added to principal, (ii) the other material terms and conditions of such notes or any such Refinancing Indebtedness (including the subordination and enforcement provisions) remain in full force and effect and conform in all material respects to the description of the "Gem Notes" under "Description of Existing Indebtedness" and (iii) any such note and any such Refinancing Indebtedness shall cease to constitute a "Gem Note" at any time when the aggregate amount of "Senior Indebtedness" (as defined in the Gem Note) of the Company exceeds $250 million or such higher amount of "Senior Indebtedness" as is then permitted under all of the Gem Notes.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


     "Guarantor" means each Restricted Subsidiary that has executed a Subsidiary Guarantee, and their respective successors and assigns, unless and until released therefrom, in each case in accordance with the applicable provisions of the Indenture.


     "Holder" or "Noteholder" means a Person in whose name a Note is registered on the Registrar's books, and the plurals of such terms shall have corresponding meanings.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

          (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all Capitalized Lease Obligations and Attributable Indebtedness of such Person;

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (v) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto);

          (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock and, with respect to the Company, any Disqualified Stock or Preferred Stock of any Restricted Subsidiary (excluding, in each case, any accrued dividends);

          (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

          (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

          (ix) to the extent not otherwise included in this definition, obligations in respect of Interest Rate Protection Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Independent Director" means a director of the Company other than a director who is a party, or who is a director, officer, employee or Affiliate (or is related by blood or marriage to any such person) of a party, to the transaction in question, and who is, in fact, independent in respect of such transaction.

     "Interest Rate Protection Agreement" means, in respect of a Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making such advances) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. Upon a redesignation of any Subsidiary previously designated as an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to have a continuing Investment in an Unrestricted Subsidiary in an amount equal to the excess, if any, of (i) the net book value of all outstanding Investments of the Company and any of its Restricted Subsidiaries in such redesignated Subsidiary at the time of such redesignation over (ii) the Fair Market Value of such Investments at the time of such redesignation.

     "Issue Date" means the date of original issuance of the Notes pursuant to the Indenture.

     "Legal Requirements" means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to the Company or any Subsidiary or Affiliate thereof or the Trustee (including building codes, zoning and environmental laws, regulations and ordinances), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

     "Lenders" has the meaning specified in the Revolving Credit Facility.

     "License Loss Offer" is defined under "Certain Covenants -- Repurchase on Loss of Material Gaming License."

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any Sale/Leaseback Transaction.

     "Net Available Cash" from an Asset Disposition or Event of Loss means payments of cash or cash equivalents received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any consideration received in the form of assumption by the acquiring person of Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing arrangements), as a consequence of such Asset Disposition or Event of Loss, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets permitted under the Indenture, or any Indebtedness (other than Subordinated Obligations) which must by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Event of Loss and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse FF&E Financing" means Indebtedness of the Company or any Restricted Subsidiary (i) that is Incurred to finance the acquisition or lease after the Issue Date of newly acquired or leased FF&E used in the operation of any Gaming Establishment owned or leased by the Company or its Restricted Subsidiaries, (ii) the amount of which, together with any Refinancing Indebtedness with respect thereto, does not exceed 100% of the lesser of the cost or Fair Market Value of the FF&E so purchased or leased at the time such Indebtedness is incurred, and (iii) that is secured by a Permitted Lien on such FF&E but no other assets; (iv) that provides that no personal recourse shall be had against the Company or any Restricted Subsidiary for the payment of such Indebtedness, enforcement being limited to such FF&E, (v) as to which neither the Company nor any of its Restricted Subsidiaries (other than the party obligated with respect to such Indebtedness) provides any credit support or is liable, under a Guarantee or otherwise, or constitutes the lender; (vi) as to which no default on such Indebtedness (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; provided, however, that any event that results in any such Indebtedness ceasing to meet any of the foregoing conditions shall be deemed to constitute the Incurrence of Indebtedness by the party obligated with respect thereto.

     "Non-Recourse Indebtedness" means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law (i) neither the Company nor any of its Restricted Subsidiaries provides any credit support or is liable thereon, under a Guarantee or otherwise, or constitutes the lender; (ii) no default with respect to such Indebtedness (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the lenders thereunder will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries and have been notified in writing to that effect.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "pari passu," as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (i) is not subordinate in right of payment to any Indebtedness or (ii) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

     "Permitted Holders" means Craig H. Neilsen, his estate, spouse, ancestors and their spouses and lineal descendants and their spouses, the executors, administrators, and legal representatives of any of the foregoing and the trustee of any bona fide trust of which any of the foregoing are the sole beneficiaries, or any Person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing at least a majority of the total voting power of all classes of Capital Stock of such Person.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Guarantor or a Person which will, upon the making of such Investment, become a Guarantor; provided, however, that the primary business of such Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Guarantor; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be (other than loans or advances to finance the purchase by such employees of Capital Stock of the Company or any Subsidiary); (vii) stock, obligations or securities received in settlement of (or pursuant to any bankruptcy proceeding involving the obligor under) debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) Investments received as permitted by clause (ii) of the first paragraph of the covenant "Limitation on Sales of Assets and Restricted Subsidiary Stock."

     "Permitted Junior Securities" means Capital Stock or any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting an appeal or other proceedings for review; (c) Liens for property taxes not yet due or payable or subject to penalties for non-payment and which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens existing on the Issue Date; (g) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; provided further, however, that such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company or any Restricted Subsidiary; (h) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (i) Liens securing an Interest Rate Protection Agreement so long as the related Indebtedness is permitted to be Incurred under the Indenture, (j) Liens securing Non-Recourse FF&E Financings or Recourse FF&E Financings, in each case on the FF&E financed thereby, and Liens securing the Vicksburg Note, meeting the conditions of the definition of the Vicksburg Note; (k) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (f), (g), (h) or (j) at the time the original Lien became a Permitted Lien under the Indenture and
(B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (l) leases or subleases to third parties that do not materially interfere with the operation of a Related Business by the Company and its Restricted Subsidiaries;
(m) Liens arising by reason of a judgment or decree for the payment of money to the extent not otherwise resulting in an Event of Default; (n) Liens in favor of the Company or any Guarantor; (o) Liens securing Senior Indebtedness; and (p) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than Trade Payables) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of a Related Business by the Company or such Restricted Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, Joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable), or any succeeding provision, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

     "Public Equity Offering" means an underwritten public offering of common stock of the Company meeting the registration requirements of the Securities Act (other than a public offering registered on Form S-8 under the Securities Act or under any successor form) that results in Net Cash Proceeds of at least $20 million to the Company.

     "Recourse FF&E Financing" means Indebtedness of the Company or any of its Restricted Subsidiaries (other than Non-Recourse FF&E Financing) that is Incurred to finance the acquisition or lease after the Issue Date of newly acquired or leased FF&E used in the operation of any Gaming Establishment owned or leased by the Company or its Restricted Subsidiaries and secured by a Lien on such FF&E, provided that such Indebtedness does not exceed the lesser of cost or Fair Market Value of such FF&E at the time of the acquisition or lease of such FF&E.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, restates, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including, subject to the proviso below, Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, (iv) if the Indebtedness of the Company or a Restricted Subsidiary being refinanced is subordinated to other Indebtedness of the Company or a Restricted Subsidiary in any respect, such Refinancing Indebtedness is subordinated at least to the same extent (except that up to $22 million, less the aggregate amount of principal payments made on the Gem Notes, of Indebtedness Incurred to refinance the Gem Notes may rank pari passu with the Notes, if (a) the terms of such Indebtedness (except for the interest rate) are substantially similar to those of the Notes and (b) after giving pro forma effect to the Incurrence of such Indebtedness, the Consolidated Coverage Ratio of the Company is at least 2.25:1 and no Default or Event of Default shall exist) and (v) if the Indebtedness of the Company or a Restricted Subsidiary being refinanced is a Non-Recourse FF&E Financing or the Vicksburg Note, such Refinancing Indebtedness shall meet the conditions set forth in the definition of "Non-Recourse FF&E Financing" (other than clause (i) thereof) or "Vicksburg Note," as applicable; provided further, however, that Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that refinances Indebtedness of the Company, (b) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of a Guarantor, or (c) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means the business conducted (or proposed to be conducted) as of the Issue Date by the Company and its Subsidiaries in connection with any Gaming Establishment and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Establishment

(including any land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by the Company or one of its Restricted Subsidiaries.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment" has the meaning set forth above under "Certain Covenants -- Limitation on Restricted Payments."

     "Restricted Subsidiary" means (i) any Specified Subsidiary and (ii) any other Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the $125 million Revolving Credit Facility pursuant to a Credit Agreement dated as of July 8, 1997, as amended from time to time, among the Company, certain of the Company's Subsidiaries, the Lenders named therein and Wells Fargo Bank N.A., as agent, arranger and swingline lender, and any related documents or instruments and any extensions, revisions, refinancings or replacements thereof by a bank or a syndicate of institutional lenders (including any increase in the commitments thereunder to the extent otherwise permissible under the Indenture).

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and any successor law.

     "Senior Indebtedness" means, with respect to the Company or any Guarantor,
(i) the Bank Indebtedness of such Person and (ii) all other Indebtedness of such Person (other than Disqualified Stock), including interest thereon, whether outstanding on the date of the Indenture or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or the Subsidiary Guarantee of such Guarantor, as applicable; provided, however, that Senior Indebtedness shall not include (a) any obligation of the Company to any Subsidiary or any Affiliate, (b) any liability for Federal, state, local or other taxes owed or owing by the Company,
(c) any Trade Payables or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness, Guarantee or obligation of such Person that is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of such Person, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (e) any obligations with respect to any Capital Stock, (f) any Indebtedness Incurred in violation of the Indenture, or (g) any Indebtedness Incurred after the Issue Date in excess of the $250 million limit (or such higher limit as then in effect under all Gem Notes) on "Senior Indebtedness" under, and as defined in, the Gem Notes.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company that is not Senior Indebtedness.

     "Specified Subsidiary" means CPI, ACCBI, ACLVI, ACVI, the Vicksburg Hotel Subsidiary and any other existing or future Subsidiary of the Company that owns, leases, operates or manages any of the assets of CPI, ACCBI, ACLVI, ACVI or the Vicksburg Hotel Subsidiary on the Issue Date, or any additions, extensions or replacements of any such assets, or holds any Gaming License relating to any such assets, additions, extensions or replacements.

     "Stated Maturity" means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption or prepayment provision (but excluding any provision providing for the repurchase or prepayment of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer or borrower unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes in any respect and, in any event, includes the Gem Notes (except for Refinancing Indebtedness relating to the Gem Notes that satisfies the criteria of the parenthetical provisions to clause (iv) of the definition of "Refinancing Indebtedness").

     "Subsidiary" of any Person means any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Subsidiary Guarantee" means a Guarantee of the payment obligations of the Company under the Notes, the New Notes and the Indenture executed by any Guarantor in the form specified in the Indenture.

     "Temporary Cash Investments" means any of the following: (i) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and (a) whose long-term debt is rated "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard and Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or (b) which has a Keefe Bank Watch Rating of "B" or better,
(iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1 " (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and, thereafter, means the successor.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided under "Restricted and Unrestricted Subsidiaries" above, and (ii) any Subsidiary of an Unrestricted Subsidiary, but, in each case, only to the extent that such Subsidiary or a Subsidiary of such Subsidiary (a) does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of such Unrestricted Subsidiary, (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company the terms of which are less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (d) is not a Person with respect to which the Company or any of its Restricted Subsidiaries has any direct or indirect obligation (unless the payment or fulfillment of such obligation is expressly conditioned upon compliance with the covenants described under the caption "-- Certain Covenants -- Limitation on Restricted Payments")
(1) to subscribe for additional Capital Stock, or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, and (e) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in the preceding sentence, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Limitation on Indebtedness," the Company shall be in default of such covenant).

     "U. S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Vicksburg Hotel" means the hotel being constructed across the street from the main entrance to the Vicksburg Casino and the underlying real estate.

     "Vicksburg Hotel Subsidiary" means AC Hotel Corp., a Mississippi corporation and a wholly owned Subsidiary of ACVI that owns or will own the Vicksburg Hotel.

     "Vicksburg Note" means the promissory note made by the Vicksburg Hotel Subsidiary in favor of certain lenders (and any related loan or collateral security agreements) the proceeds of which are used to fund the construction costs of the Vicksburg Hotel, as described under "Description of Existing Indebtedness," provided that (i) the aggregate outstanding principal amount thereof, together with any Refinancing Indebtedness with respect thereto, shall not exceed $7.5 million at any time, (ii) the Indebtedness evidenced thereby is secured by a Lien on the Vicksburg Hotel and any other related assets, but no other collateral, (iii) such note provides that no personal recourse shall be had against the Company or any Restricted Subsidiary for the payment of Indebtedness evidenced by such note, enforcement being limited to the Vicksburg Hotel, (iv) neither the Company nor any of the Restricted Subsidiaries (other than the Vicksburg Hotel Subsidiary) shall provide any credit support or be liable with respect to such note, under a Guarantee or otherwise, or constitute the lender with respect to such note, and (v) any event that results in any such Indebtedness ceasing to meet any of the foregoing conditions shall be deemed to constitute the Incurrence of Indebtedness by the obligor thereof. The prohibition set forth in clause (iv) above shall not restrict ACVI and the Vicksburg Hotel Subsidiary from entering into an operating agreement and/or related contractual arrangements, provided that ACVI does not Incur any liability on the Vicksburg Note.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax consequences resulting from the Exchange Offer and from the beneficial ownership of New Notes by certain persons and is based upon laws, regulations, rulings and decisions currently in effect, and as currently interpreted, all of which are subject to change. There can be no assurance that future changes in the law will not significantly affect the tax treatment of holders of the New Notes ("Holders") as described herein, any of which changes may be applied retroactively. The discussion does not purport to deal with all aspects of United States federal taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss United States federal tax laws applicable to Holders that may be subject to special tax rules such as life insurance companies, tax-exempt organizations, financial institutions and certain foreign corporations and non-resident alien individuals. In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular investor. This discussion only addresses initial purchasers and does not address the tax consequences to subsequent holders of the New Notes or to holders who hold their New Notes as part of a straddle with other investments or as part of an integrated investment (including a conversion transaction). This discussion assumes that investors will hold the New Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOTEHOLDERS TENDERING THEIR OLD NOTES OR PROSPECTIVE PURCHASERS OF THE NEW NOTES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, EXCHANGING AND DISPOSING OF THE NEW NOTES.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The exchange of New Notes for Old Notes pursuant to the Exchange Offer will not be treated as a taxable event for United States federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there will be no United States federal income tax consequences to the Holders who exchange the Old Notes for the New Notes pursuant to the Exchange Offer. The adjusted basis of the New Notes for any Holder will be the same as the Holder's adjusted basis for the Old Notes, and the holding period of the New Notes for any Holder will include that Holder's holding period for the Old Notes.

UNITED STATES HOLDERS

     For purposes of this summary, a "U.S. Holder" is a Holder of New Notes that is an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state or political subdivision thereof, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust.

Stated Interest

     Income of a U.S. Holder from a New Note will be subject to federal income tax. Under general principles of current tax law, interest of a U.S. Holder on a New Note will be taxable to the U.S. Holder as ordinary income at the time the interest is received or when it accrues in accordance with the U.S. Holder's regular method of tax accounting.

Sale or Redemption

     A U.S. Holder will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of a New Note in an amount equal to the difference between the amount realized from such sale, exchange, redemption or retirement (other than amounts attributable to accrued stated interest which would be taxable as ordinary interest income) and the Holder's adjusted tax basis in the New Note. Such gain or loss generally will be capital gain or loss, assuming that the U.S. Holder has held the New Note as a capital asset, and will be long-term capital gain or loss (or possibly mid-term capital gain in the case of an individual) if the U.S. Holder has held the New Note for longer than the applicable holding period. The tax rates and holding periods applicable to capital gains differ for individual and non-individual taxpayers.

NON-UNITED STATES HOLDERS

     Under present U.S. federal income tax law, payments of interest on the New Notes to any Holder that is not a U.S. Holder (a "Non-U.S. Holder") will generally not be subject to U.S. federal income or withholding tax, provided that (1) the Non-Holder is not (i) a direct or indirect owner of 10 percent or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company through stock ownership or
(iii) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute Form W-8) under the penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the New Note is a Non-U.S. Holder or
(ii) from a security clearing organization, bank or other financial institution that holds the New Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certifying under penalties of perjury that it has received such a Form W-8 (or substitute Form W-8) from the Non-U.S. Holder, or that it has received from another financial institution a statement that it has received a Form W-8 (or substitute Form W-8) from the Non-U.S. Holder, and a copy of such Form W-8 of the Non-U.S. Holder is furnished to the payor.

     If the payments of interest by the Company on a New Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate Holders, may also be subject to a 30 percent branch profits tax). Payments that are subject to U.S. federal income tax on a net basis will not be subject to United States withholding tax so long as the Holder provides the Company or its paying agent with a properly executed Form 4224.

     A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to gain recognized on disposition of the New Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of a Non-U.S. Holder that is an individual, such Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the New Notes are outstanding, the Company is required to provide the Internal Revenue Service ("IRS") with certain information with respect to the Holders of the New Notes, including each Holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that Holder during the calendar year and the amount of tax withheld, if any. This reporting obligation does not apply with respect to certain Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     Under federal income tax law, a Holder may, under certain circumstances, be subject to "backup withholding" unless such Holder (i) is not subject to the reporting requirements described above and, when required, demonstrates this fact, or (ii) provides to the Company a correct taxpayer identification number, certifies that the Holder is not subject to backup withholding due to "notified payee underreporting" and otherwise complies with applicable requirements of the backup withholding rules. In addition, a Holder will be subject to backup withholding if the Company has been notified by the IRS that backup withholding is required for such Holder due to payee underreporting. The withholding rate is 31% of "reportable payments," which include interest and, under certain circumstances, principal payments. If a Holder is subject to backup withholding due to such Holder's failure to furnish a correct taxpayer identification number, the backup withholding will continue until the Holder furnishes the Company with a correct taxpayer identification. In addition to backup withholding, a Holder who does not provide the Company with the correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the Holder's federal income tax liability and may entitle such Holder to a refund, provided that the required information has been furnished to the IRS.

     Information reporting and backup withholding will not apply to payments to Non-U.S. Holders outside the United States of principal and interest on a New Note. In order to avoid backup withholding on payments of interest and principal made in the United States, a Non-U.S. Holder of the New Notes must generally complete and provide the payor with a Form W-8 ("Certificate of Foreign Status") or other documentary evidence certifying that such Holder is an exempt foreign person. Payments of the proceeds from the sale by a Non-U.S. Holder of a New Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes or foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting requirements may apply to such payments. Payments of the proceeds from the sale by a Non-U.S. Holder of a New Note made to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder or beneficial owner certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     Any amount withheld from a payment to a Holder under the backup withholding rules may be credited against such Holder's federal income tax liability, provided that the required information is provided to the IRS.

OTHER TAX CONSIDERATIONS

     There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular prospective purchaser of the New Notes as to which such prospective purchaser should consult a tax advisor. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PROSPECTIVE INVESTOR OF PURCHASING, HOLDING, EXCHANGING AND DISPOSING OF THE NEW NOTES.

                              PLAN OF DISTRIBUTION

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (a "Participating Broker-Dealer") in connection with the resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired for its own account as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the Exchange Offer that receives the New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Issuers have agreed that for a period not to exceed 180 days after the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     The Issuers will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers or any other persons. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiating transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices relating to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Issuers have agreed to pay all expenses incident to the Issuers' performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Old Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the New Notes will be passed upon for the Company by Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation, Los Angeles, California, and Latham & Watkins, New York, New York.

                                    EXPERTS

     The consolidated financial statements included in this Prospectus and included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     The Issuers have filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes and the Exchange Offer. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Issuers and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.


     Ameristar is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). In addition, upon registration of the Subsidiary Guarantees in connection with the Exchange Offer, each Guarantor will also become subject to the reporting requirements of the Exchange Act so long as its Subsidiary Guarantee remains outstanding; however, the Company has requested that the Staff of the Commission either exempt the Guarantors from these reporting requirements or issue a no-action letter recommending that no enforcement action be taken if the Guarantors do not fulfill these reporting requirements. The Registration Statement (including the exhibits and schedules thereto) and the reports, proxy and information statements and other information filed by the Issuers can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company. Ameristar's Common Stock is designated for trading as a National Market Security in the Nasdaq system under the symbol "ASCA." Material filed by the Company with the Commission may also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition, for so long as any of the Old Notes remain outstanding, the Issuers have agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144(d)(4) under the Securities Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES

Report of Independent Public Accountants.............................................  F-3
Consolidated Balance Sheets..........................................................  F-4
Consolidated Statements of Income....................................................  F-6
Consolidated Statements of Stockholders' Equity......................................  F-7
Consolidated Statements of Cash Flows................................................  F-8
Notes to Consolidated Financial Statements...........................................  F-9

                      (This page intentionally left blank)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Ameristar Casinos, Inc.:

     We have audited the accompanying consolidated balance sheets of Ameristar Casinos, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ameristar Casinos, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
February 14, 1997
(except with respect to the matters discussed in Notes 10 and 12, as to which the date is June 20, 1997)

                            AMERISTAR CASINOS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                             (AMOUNTS IN THOUSANDS)

                                                                DECEMBER 31,
                                                            ---------------------      JUNE 30,
                                                              1995         1996          1997
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.............................    $ 14,787     $ 10,724      $  12,622
  Restricted cash.......................................         256          418            286
  Restricted security deposit...........................      11,511           --             --
  Accounts receivable, net..............................       1,003        1,408          1,048
  Income tax refund receivable..........................         311           --             --
  Inventories...........................................       2,273        2,385          2,358
  Prepaid expenses......................................       2,467        3,081          3,068
  Deferred income taxes.................................       1,199        2,138          2,331
                                                            --------     --------       --------
          Total current assets..........................      33,807       20,154         21,713
                                                            --------     --------       --------
PROPERTY AND EQUIPMENT, at cost:
  Buildings and improvements............................      98,217      169,004        172,575
  Building under capitalized lease......................         800          800            800
  Furniture, fixtures and equipment.....................      34,741       53,857         54,877
  Furniture, fixtures and equipment under capitalized
     leases.............................................       1,029        1,029          4,369
                                                            --------     --------       --------
                                                             134,787      224,690        232,621
          Less: Accumulated depreciation and
            amortization................................      42,716       56,253         63,131
                                                            --------     --------       --------
                                                              92,071      168,437        169,490
  Land..................................................      14,989       25,009         26,258
  Land under capitalized leases.........................       4,865        4,865          4,865
  Construction in progress..............................      51,292       27,159         30,683
                                                            --------     --------       --------
                                                             163,217      225,470        231,296
PREOPENING COSTS........................................       3,141        2,594          3,677
EXCESS OF PURCHASE PRICE OVER FAIR MARKET VALUE OF NET
  ASSETS ACQUIRED.......................................          --       19,043         15,382
DEPOSITS AND OTHER ASSETS...............................       2,055        2,791          2,947
                                                            --------     --------       --------
                                                            $202,220     $270,052      $ 275,015
                                                            ========     ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            AMERISTAR CASINOS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                            ---------------------      JUNE 30,
                                                              1995         1996          1997
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable......................................    $  3,767     $  7,303          3,729
  Construction contracts payable........................       7,838        5,336          2,922
  Accrued liabilities...................................      10,394       13,564         14,831
  Current maturities of obligations under capitalized
     leases.............................................         506          506          1,194
  Current maturities of notes payable and long-term
     debt...............................................       6,895       19,740          9,842
  Federal income tax payable............................          --           49            270
                                                            --------     --------       --------
          Total current liabilities.....................      29,400       46,498         32,788
                                                            --------     --------       --------
OBLIGATIONS UNDER CAPITALIZED LEASES, net of current
  maturities............................................       7,441        8,333         10,598
                                                            --------     --------       --------
NOTES PAYABLE AND LONG-TERM DEBT, net of current
  maturities............................................      94,428      135,560        147,732
                                                            --------     --------       --------
DEFERRED INCOME TAXES...................................       5,904        8,446          7,391
                                                            --------     --------       --------
MINORITY INTEREST.......................................          --          271             --
                                                            --------     --------       --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value: Authorized --
     30,000,000 shares; Issued -- None..................          --           --             --
  Common stock, $.01 par value: Authorized -- 30,000,000
     shares; Issued and outstanding -- 20,360,000 shares
     at December 31, 1995 and 1996 and June 30, 1997....         204          204            204
  Additional paid-in capital............................      43,043       43,043         43,043
  Retained earnings.....................................      21,800       27,697         33,259
                                                            --------     --------       --------
                                                              65,047       70,944         76,506
                                                            --------     --------       --------
                                                            $202,220     $270,052      $ 275,015
                                                            ========     ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            AMERISTAR CASINOS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                                 ----------------------------------     --------------------
                                                   1994         1995         1996        1996         1997
                                                 --------     --------     --------     -------     --------
                                                                                            (UNAUDITED)
REVENUES:
  Casino.......................................  $ 90,882     $ 99,364     $161,338     $78,625     $ 85,649
  Food and beverage............................    17,494       19,303       24,250      10,415       14,850
  Rooms........................................     7,580        7,861        7,641       3,501        4,666
  General Store................................     2,557        2,595        2,389       1,160        1,220
  Other........................................     5,265        5,161        5,371       2,540        2,754
                                                 --------     --------     --------     -------      -------
                                                  123,778      134,284      200,989      96,241      109,139
  Less: Promotional allowances.................     9,425       10,417       12,524       5,525        7,556
                                                 --------     --------     --------     -------      -------
     Net revenues..............................   114,353      123,867      188,465      90,716      101,583
                                                 --------     --------     --------     -------      -------
OPERATING EXPENSES:
  Casino.......................................    40,347       44,503       75,685      37,175       39,196
  Food and beverage............................    12,469       11,747       16,773       6,008        9,485
  Rooms........................................     2,249        2,404        2,368       1,115        1,515
  General Store................................     2,213        2,292        2,108       1,011        1,030
  Other........................................     6,199        5,919        4,946       2,327        2,604
  Selling, general and administrative..........    20,549       20,237       36,872      16,285       19,091
  Related party expenses.......................        50          200          134          --           --
  Business development.........................     1,446        1,704        1,622         802          500
  Utilities and maintenance....................     6,417        7,056        9,130       4,937        4,995
  Depreciation and amortization................     7,062        9,721       14,135       6,801        8,072
  Preopening costs.............................     5,408           --        7,379       6,146           --
                                                 --------     --------     --------     -------      -------
          Total operating expenses.............   104,409      105,783      171,152      82,607       86,488
                                                 --------     --------     --------     -------      -------
     Income from operations....................     9,944       18,084       17,313       8,109       15,095
OTHER INCOME (EXPENSE):
  Interest income..............................        86          205          354         266          167
  Interest expense.............................    (3,379)      (3,958)      (8,303)     (3,513)      (5,885)
  Other........................................        (5)          --          (77)         63         (549)
                                                 --------     --------     --------     -------      -------
INCOME (LOSS) BEFORE INCOME TAX PROVISION
  (BENEFIT)....................................     6,646       14,331        9,287       4,925        8,828
  Income tax provision (benefit)...............     2,426        5,236        3,390       1,781        3,266
                                                 --------     --------     --------     -------      -------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS........     4,220        9,095        5,897       3,144        5,562
EXTRAORDINARY LOSS ON EARLY RETIREMENT OF DEBT,
  net of income tax benefit of $354............        --         (657)          --          --           --
                                                 --------     --------     --------     -------      -------
NET INCOME (LOSS)..............................  $  4,220     $  8,438     $  5,897     $ 3,144     $  5,562
                                                 ========     ========     ========     =======      =======
EARNINGS PER SHARE:
Income (loss) before extraordinary loss........  $   0.21     $   0.45     $   0.29     $  0.15     $   0.27
Extraordinary loss.............................        --        (0.03)          --          --           --
                                                 --------     --------     --------     -------      -------
Net income (loss)..............................  $   0.21     $   0.42     $   0.29     $  0.15     $   0.27
                                                 ========     ========     ========     =======      =======
WEIGHTED AVERAGE SHARES OUTSTANDING............    20,360       20,360       20,360      20,360       20,360
                                                 ========     ========     ========     =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERISTAR CASINOS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                    CAPITAL STOCK
                                                 --------------------   ADDITIONAL
                                                   NO. OF                PAID-IN     RETAINED
                                                   SHARES     BALANCE    CAPITAL     EARNINGS    TOTAL
                                                 ----------   -------   ----------   --------   -------
Balance, December 31, 1993.....................  20,360,000    $ 204     $ 43,043    $  9,142   $52,389
     Net income................................          --       --           --       4,220     4,220
                                                 ----------     ----      -------     -------   -------
Balance, December 31, 1994.....................  20,360,000      204       43,043      13,362    56,609
     Net income................................          --       --           --       8,438     8,438
                                                 ----------     ----      -------     -------   -------
Balance, December 31, 1995.....................  20,360,000      204       43,043      21,800    65,047
     Net income................................          --       --           --       5,897     5,897
                                                 ----------     ----      -------     -------   -------
Balance, December 31, 1996.....................  20,360,000      204       43,043      27,697    70,944
     Net income (unaudited)....................          --       --           --       5,562     5,562
                                                 ----------     ----      -------     -------   -------
Balance, June 30, 1997 (unaudited).............  20,360,000    $ 204     $ 43,043    $ 33,259   $76,506
                                                 ==========     ====      =======     =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERISTAR CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                              ------------------------------   -------------------
                                                1994       1995       1996       1996       1997
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................  $  4,220   $  8,438   $  5,897   $  3,144   $  5,562
                                              --------   --------   --------   --------   --------
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization..........     7,062      9,721     14,135      6,801      8,072
     Deferred income taxes..................    (1,513)     3,209       (181)      (816)       536
     Net (gain) loss on disposition of
       assets...............................         5         --        (56)       (63)       471
     Amortization of debt issuance costs....       149        205        229        112        116
     Amortization of preopening costs.......     5,408         --      7,379      6,146         --
     Extraordinary loss on early retirement
       of debt..............................        --      1,011         --         --         --
     Changes in current assets and
       liabilities:
       Restricted cash......................      (130)       (16)      (162)       (17)       133
       Receivables, net.....................    (1,185)       260        (94)       235        175
       Inventories..........................      (559)      (735)      (112)       116         27
       Prepaid expenses.....................      (729)    (1,165)      (468)      (962)        13
       Accounts payable.....................     1,136         10      3,524      1,539     (3,574)
       Accrued liabilities..................     4,559      2,110      3,037      2,254      1,266
       Current taxes payable................        --         --         49        147        204
                                              --------   --------   --------   --------   --------
  Total adjustments.........................    14,203     14,610     27,280     15,492      7,439
                                              --------   --------   --------   --------   --------
Net cash provided by operating activities...    18,423     23,048     33,177     18,636     13,001
                                              --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................   (26,521)   (63,559)   (43,087)   (26,666)   (11,736)
  Increase (decrease) in construction
     contracts payable......................    (3,986)     3,318     (4,791)    (4,465)    (2,414)
  Proceeds from sale of assets..............         3         --         56         63        175
  Increase in deposits and other assets.....    (3,529)    (2,781)    (5,924)    (4,086)    (1,356)
                                              --------   --------   --------   --------   --------
Net cash used in investing activities.......   (34,033)   (63,022)   (53,746)   (35,154)   (15,331)
                                              --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
     debt...................................    32,393     75,839     44,628      3,525     19,908
  Debt issuance costs.......................      (413)    (1,403)        --         --         --
  Restricted security deposit...............        --    (11,511)    11,511     11,511         --
  Principal payments of long-term debt and
     capitalized leases.....................   (10,591)   (17,333)   (39,633)    (4,573)   (15,680)
                                              --------   --------   --------   --------   --------
Net cash provided by financing activities...    21,389     45,592     16,506     10,463      4,228
                                              --------   --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................     5,779      5,618     (4,063)    (6,055)     1,898
CASH AND CASH EQUIVALENTS -- BEGINNING OF
  YEAR......................................     3,390      9,169     14,787     14,787     10,724
                                              --------   --------   --------   --------   --------
CASH AND CASH EQUIVALENTS -- END OF YEAR....  $  9,169   $ 14,787   $ 10,724   $  8,732   $ 12,622
                                              ========   ========   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERISTAR CASINOS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation and basis of presentation

     The consolidated financial statements of Ameristar Casinos, Inc. ("ACI" or the "Company"), a Nevada corporation, include the accounts of the Company and its wholly owned subsidiaries, Cactus Pete's, Inc. ("CPI"), Ameristar Casino Vicksburg, Inc. ("ACVI"), Ameristar Casino Council Bluffs, Inc. ("ACCBI"), Ameristar Casino Las Vegas, Inc. ("ACLVI"), and Ameristar Casino Lawrenceburg, Inc. ("ACLI"), as well as a majority interest in Nevada AG Air, Ltd. ("NVAGAIR").

     CPI owns and operates two casino-hotels in Jackpot, Nevada -- Cactus Petes Resort Casino and The Horseshu Hotel and Casino. ACVI owns and operates Ameristar Vicksburg, a riverboat-themed dockside casino, and related land-based facilities in Vicksburg, Mississippi. ACCBI owns and operates Ameristar Council Bluffs, a riverboat casino and associated hotel and other land-based facilities in Council Bluffs, Iowa. ACLVI owns and is developing The Reserve Casino and Hotel ("The Reserve") in the Henderson-Green Valley suburban area of Las Vegas, Nevada. ACLI was established to pursue gaming opportunities in Indiana. However, in 1996, the Company made a decision to discontinue such activity and has dissolved this entity.

     The gaming licenses granted to ACVI and ACCBI must be periodically renewed by the respective state gaming authorities to continue gaming operations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

     The consolidated financial statements for the six months ended June 30, 1996 and 1997 and related amounts in the Notes to Consolidated Financial Statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods.

  Cash and cash equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market, due to the short-term maturities of these instruments.

  Accounts receivable

     Gaming receivables are included as part of the Company's accounts receivable balance. An allowance of $140,000 and $256,000 at December 31, 1995 and 1996, respectively, and $324,000 (unaudited) at June 30, 1997 has been applied to reduce receivables to amounts anticipated to be collected.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally on the weighted average basis. The value of inventories associated with the General Store and Gift Shop operations is determined by the retail method.

  Depreciation and capitalization

     Property and equipment is recorded at cost, including interest charged on funds borrowed to finance construction. Interest of $227,000, $1,850,000 and $2,313,000 was capitalized for the years ended Decem-

                            AMERISTAR CASINOS, INC.

ber 31, 1994, 1995 and 1996, respectively, and $1,000,000 (unaudited) and $1,800,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively. Depreciation is provided on both the straight-line and accelerated methods in amounts sufficient to relate the cost of depreciable assets to operations. Amortization of building and furniture, fixtures and equipment under capitalized leases is provided over the shorter of the estimated useful life of the asset or the term of the associated lease (including lease renewal or purchase options the Company expects to exercise). Depreciation and amortization is provided over the following estimated useful lives:

            Buildings and improvements.............................  5 to 40 years
            Building under capitalized lease.......................  39 years
            Furniture, fixtures and equipment......................  3 to 15 years
            Furniture, fixtures and equipment under capitalized
              leases...............................................  3 to 5 years

     Betterments, renewals and repairs that extend the life of an asset are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. The excess of purchase price over fair market value of net assets acquired will be amortized over 40 years, commencing with the opening of the facility.

  Dividends

     The Company intends to retain future earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future.

  Gaming revenues and promotional allowances

     In accordance with industry practice, the Company recognizes as gaming revenues the net win from gaming activities, which is the difference between gaming wins and losses. Gross revenues include the retail value of complimentary food, beverage and lodging services furnished to customers. The retail value of these promotional allowances is deducted to compute net revenues. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following:

                                                                            SIX MONTHS
                                          YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                       -----------------------------     -----------------
                                        1994       1995       1996        1996       1997
                                       ------     ------     -------     ------     ------
                                                                            (UNAUDITED)
                                                     (AMOUNTS IN THOUSANDS)
        Food and beverage............  $6,078     $7,999     $ 9,560     $4,536     $6,036
        Rooms........................     544        438         732        329        350
        Other........................     921         --         469        294        303
                                       ------     ------     -------     ------
                                       $7,543     $8,437     $10,761     $5,159     $6,689
                                       ======     ======     =======     ======

  Advertising

     The Company expenses advertising costs the first time the advertising takes place. Advertising expense included in selling, general and administrative expenses was approximately $2,682,000, $3,685,000 and $6,144,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $3,030,000 (unaudited) and $2,505,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

  Business development expenses

     Business development expenses are general costs incurred in connection with identifying, evaluating and pursuing opportunities to expand into existing or emerging gaming jurisdictions. Such costs include, among others, legal fees, land option payments and fees for applications filed with regulatory agencies and are expensed as incurred.

                            AMERISTAR CASINOS, INC.

  Preopening costs

     Preopening costs primarily represent direct personnel and other operating costs incurred prior to the opening of new facilities. These costs are capitalized as incurred. Upon commencement of operations, the Company expenses all such preopening costs.

  Federal income taxes

     Income taxes are recorded in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Reclassifications

     Certain reclassifications, having no effect on net income, have been made to the prior periods' consolidated financial statements to conform with the current year presentation.

NOTE 2 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                           DECEMBER 31,
                                                        -------------------     JUNE 30,
                                                         1995        1996         1997
                                                        -------     -------     ---------
                                                                                (UNAUDITED)
                                                             (AMOUNTS IN THOUSANDS)
        Compensation and related benefit..............  $ 3,717     $ 5,496      $ 6,692
        Taxes other than income taxes.................    2,292       2,623        2,566
        Progressive slot machine jackpots.............      897         916          822
        Interest......................................      835         939          423
        Deposits and other accruals...................    2,653       3,590        4,328
                                                        -------     -------      -------
                                                        $10,394     $13,564      $14,831
                                                        =======     =======      =======

NOTE 3 -- FEDERAL INCOME TAXES

     The components of the income tax provision (benefit) are as follows:

                                                                                 SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                   -------------------------   ---------------
                                                    1994      1995     1996     1996     1997
                                                   -------   ------   ------   ------   ------
                                                                                 (UNAUDITED)
                                                             (AMOUNTS IN THOUSANDS)
    Current......................................  $ 3,939   $2,027   $3,571   $2,597   $2,730
    Deferred.....................................   (1,513)   3,209     (181)    (816)     536
                                                   -------   ------   ------   -------  ------
    Provision on income before extraordinary
      item.......................................    2,426    5,236    3,390    1,781    3,266
    Tax benefit of extraordinary item............       --     (354)      --       --       --
                                                   -------   ------   ------   -------  ------
                                                   $ 2,426   $4,882   $3,390   $1,781   $3,266
                                                   =======   ======   ======   =======  ======

                            AMERISTAR CASINOS, INC.

     The reconciliation of income tax at the federal statutory rates to income tax provision (benefit) is as follows:

                                                                                    SIX MONTHS
                                                         YEAR ENDED DECEMBER        ENDED JUNE
                                                                 31,                    30,
                                                        ----------------------     -------------
                                                        1994     1995     1996     1996     1997
                                                        ----     ----     ----     ----     ----
                                                                                    (UNAUDITED)
    Federal statutory rate............................   35%      35%      35%      35%      35%
    Nondeductible expenses............................    2%       2%       2%       2%       2%
                                                         --       --       --       --       --
                                                         37%      37%      37%      37%      37%
                                                         ==       ==       ==       ==       ==

     Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability consisted of the following:

                                                          DECEMBER 31,
                                                      --------------------     JUNE 30,
                                                       1995         1996         1997
                                                      -------     --------     ---------
                                                                               (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
        Deferred tax assets:
          Preopening expenses.......................  $ 1,248     $  2,940     $   2,495
          Accrued book expenses not currently
             deductible.............................      976        1,670         1,670
          Alternative minimum tax credit (1)........      949          949           949
          Project development costs.................      474          914         1,085
          Asset reserves............................       76           90           113
          Other.....................................       86           69            62
                                                      -------     --------       -------
                  Total deferred tax assets.........    3,809        6,231         6,374
                                                      -------     --------       -------
        Deferred tax liabilities:
          Tax depreciation in excess of book
             depreciation...........................   (9,436)      (9,107)       (9,436)
          Book capitalized interest in excess of
             tax....................................     (340)        (325)         (380)
          Tax book difference in acquired land
             (2)....................................       --       (1,784)           --
          Other.....................................   (1,087)      (1,323)       (1,618)
                                                      -------     --------       -------
                  Total deferred tax liabilities....   (8,514)     (12,539)      (11,434)
                                                      -------     --------       -------
          Net deferred tax liability................  $(4,705)    $ (6,308)    $  (5,060)
                                                      =======     ========       =======

---------------

(1) The excess of the alternative minimum tax over regular federal income tax is a tax credit which can be carried forward indefinitely to reduce future federal income tax liabilities.

(2) In connection with the acquisition of Gem Gaming, Inc. as described in Note 10, the Company recognized a step-up in the basis of land of $5.0 million which resulted in a deferred tax liability of approximately $1.8 million computed at the statutory rate of 35 percent. The transaction was subsequently deemed an "asset sale" for tax purposes and this deferred tax liability has been reversed.

NOTE 4 -- SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company made cash payments for interest, net of amounts capitalized, of $3,175,000, $3,386,000 and $7,930,000 for the years ended December 31, 1994,
1995 and 1996, respectively, and $4,378,000 (unaudited) and $4,357,000
(unaudited) for the six months ended June 30, 1996 and 1997, respectively.

     The Company made cash payments for federal income taxes of $4,875,000, $1,220,000 and $2,900,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $2,450,000 (unaudited) and $2,510,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

                            AMERISTAR CASINOS, INC.

     The Company acquired assets through capitalized leases of $696,000 and $1,083,000 during the years ended December 31, 1994 and 1995, respectively, and $107,000 (unaudited) and $3,212,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

     The Company acquired assets through the issuance of notes payable of $6,112,000, $141,000 and $3,173,000 during the years ended December 31, 1994,
1995 and 1996, respectively, and $313,000 (unaudited) and $1,424,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

     The Company retired the balance of $44,810,000 under the 1993 Revolving Credit Facility by entering into the 1995 Revolving Credit Facility (see Note 5) during the year ended December 31, 1995.

     The Company assumed a note payable of $311,000 and recognized a minority interest of $271,000 in connection with the purchase of certain aviation-related assets during the year ended December 31, 1996.

     The following reflects the noncash components of the Company's acquisition of Gem Gaming, Inc. (amounts in thousands):

                Purchase price - Notes payable to former
                  stockholders of Gem Gaming, Inc. (net of
                  discount).......................................  $ 33,650
                                                                     -------
                Fair value of net assets acquired:
                  Prepaid expenses................................       146
                  Property and equipment..........................    29,546
                  Preopening costs................................     1,873
                  Accounts payable................................       (12)
                  Construction contracts payable..................    (2,289)
                  Accrued liabilities.............................      (133)
                  Long-term debt..................................   (11,400)
                  Capitalized lease...............................    (1,340)
                  Deferred tax liability..........................    (1,784)
                                                                     -------
                                                                      14,607
                                                                     -------
                Excess of purchase price over fair market value of
                  net assets acquired.............................  $ 19,043
                                                                     =======

     Adjustments to the excess of purchase price over fair market value of net assets acquired as of June 30, 1997 due to the settlement agreement (see Note
10) are as follows (Amounts in thousands):

                Reduction in value of Gem notes...................    (2,725)
                Deferred taxes on land purchase...................    (1,784)
                Dissolution of NVAGAIR subsidiary.................       392
                Return of aviation asset..........................       271
                Miscellaneous receivables.........................       185
                                                                     -------
                Total change in excess purchase price.............    (3,661)
                                                                     =======

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                         DECEMBER 31,
                                                     --------------------      JUNE 30,
                                                      1995         1996          1997
                                                     -------     --------     -----------
                                                                              (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
        1995 Revolving Credit Facility (see
          below)...................................  $80,000     $ 93,500      $  94,500
        Note payable to bank, with variable
          interest at a rate equivalent to that
          required by the revolving credit facility
          due July 31, 1997........................       --           --         20,000

                            AMERISTAR CASINOS, INC.

                                                         DECEMBER 31,          JUNE 30,
                                                      1995         1996          1997
                                                     -------     --------      --------
                                                                              (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
        Note payable, with interest at 9.12
          percent, collateralized by a preferred
          ship mortgage, guaranteed by ACI, due in
          monthly payments of principal plus
          interest through December 1999...........   11,511        7,674          6,395
        Note payable to bank, with variable
          interest at a rate equivalent to that
          required by the revolving credit
          facility, collateralized by certain
          equipment of ACCBI, guaranteed by ACI,
          due in monthly payments of $148,696 plus
          interest through December 1999...........    7,137        5,204          4,462
        Contracts payable for the purchase of
          gaming equipment, with variable interest
          at prime plus two percent (10.5 percent
          at December 31, 1995), collateralized by
          gaming equipment, due in monthly payments
          of principal plus interest of
          approximately $270,000 through January
          1996.....................................      268           --             --
        Mortgages payable to Farmers Home
          Administration with variable interest
          (effective rates of approximately 4.5 and
          3.8 percent for the years ended December
          31, 1995 and 1996, respectively),
          collateralized by a first deed of trust
          on certain apartment units and land, due
          in variable monthly payments of not less
          than $4,725, including interest, through
          November 2016 and October 2033. .........    1,421        1,378          1,343
        Note payable to insurance finance
          corporation, with interest at 6.9
          percent, due in monthly principal and
          interest payments totaling $134,207
          through August 1996 and at 6.9 percent,
          due in monthly principal and interest
          payments totaling $148,817 through June
          1997.....................................      918          846             --
        Note payable to lender, with interest at 15
          percent, unsecured, interest payable
          monthly, principal due in April 1997.....       --       10,000             --
        Notes payable to former stockholders of Gem
          Gaming, Inc., noninterest-bearing through
          May 31, 1997, thereafter at 8 percent,
          interest payable monthly, due May 31,
          2000 (net of unamortized discount of
          $1,120,000 and $0 (unaudited) at December
          31, 1996 and June 30, 1997, respectively,
          for imputed interest during the
          noninterest-bearing term of the notes)
          (see Note 10)............................       --       34,255             --
        Note payable to financing company, with
          interest at 10.75 percent, collateralized
          by certain equipment, due in monthly
          principal and interest payments of
          $53,177 through January 1999.............       --        1,148          1,227
        Note payable to equipment financing
          company, with interest at 8.03 percent,
          collateralized by aircraft, due in
          monthly principal and interest payments
          of $10,326 through July 1998, with
          remaining unpaid principal and interest
          due in August 1998.......................       --          643             --

                            AMERISTAR CASINOS, INC.

                                                         DECEMBER 31,          JUNE 30,
                                                      1995         1996          1997
                                                     -------     --------      --------
                                                                              (UNAUDITED)
                                                            (AMOUNTS IN THOUSANDS)
        Note payable to bank, with interest at 9.0
          percent, collateralized by certain
          aviation-related assets, due in monthly
          principal and interest payments of $3,875
          through January 1999, with remaining
          unpaid principal and interest due in
          February 1999............................       --          311             --
        Notes payable to former stockholders of Gem
          Gaming, Inc., with interest at 8 percent
          (subject to increase in the event of
          certain payment defaults to not more than
          18 percent) payable quarterly until
          October 1998 and monthly thereafter, with
          annual principal reduction payments of
          $2.0 million to $3.0 million commencing
          November 1998 and remaining principal due
          at maturity on December 31, 2004 (see
          Note 10).................................       --           --         28,650
        Note payable to insurance finance
          corporation, with interest at 6.75
          percent, due in monthly principal and
          interest payments totaling $44,762
          through March 1999.......................       --           --            844
        Other......................................       68          341            153
                                                     -------     --------       --------
                                                     101,323      155,300        157,574
        Less: Current maturities...................    6,895       19,740          9,842
                                                     -------     --------       --------
                                                     $94,428     $135,560     $  147,732
                                                     =======     ========       ========

     On October 5, 1993, CPI entered into a $50.0 million Reducing Revolving Credit Facility (the "1993 Revolving Credit Facility") with a syndicate of banks, with interest at Wells Fargo Bank's (formerly First Interstate Bank) ("WFB") prime rate plus the "applicable margin" (as defined), adjusted quarterly. The applicable margin could range from 0.25 percentage points to 3.5 percentage points, based on the Company's funded debt to cash flow ratio (as defined). The 1993 Revolving Credit Facility required monthly interest payments and semi-annual principal payments.

     On July 5, 1995, the Company, as borrower, and its principal operating subsidiaries, as guarantors, entered into a new Revolving Credit Facility (the "1995 Revolving Credit Facility") with WFB and a syndicate of banks. The maximum borrowings initially available was $70.0 million, which increased to $94.5 million upon the Company meeting certain loan conditions. The maximum principal available was increased to $99.0 million in connection with the Company's acquisition of The Reserve. In connection with the acquisition of The Reserve, the lenders under the 1995 Revolving Credit Facility gave their consent for ACI to make capital contributions to ACLVI of up to $0.5 million and to make loans to ACLVI of up to $16.0 million (which intercompany loans may be funded out of borrowings under the 1995 Revolving Credit Facility). As a result of the retirement of the 1993 Revolving Credit Facility, the Company incurred an extraordinary pre-tax loss (related primarily to the write-off of unamortized loan costs) of $1,011,000.

     As of December 31, 1996, the Company had drawn $93.5 million on the 1995 Revolving Credit Facility. These borrowings were used to repay the 1993 Revolving Credit Facility of $44.8 million, to fund the development of Ameristar Council Bluffs, and to pay certain costs related to the acquisition of The Reserve, including the repayment of indebtedness secured by The Reserve. Following the completion of Ameristar Council Bluffs, the 1995 Revolving Credit Facility permits additional draws under the 1995 Revolving Credit Facility to be used only for general working capital purposes or the funding of permitted intercompany loans to ACLVI.

                            AMERISTAR CASINOS, INC.

     The Company may not borrow under the 1995 Revolving Credit Facility in excess of 3.5 times its rolling four quarter EBITDA (earnings before interest, taxes, depreciation and amortization). As of December 31, 1996, 3.5 times the Company's rolling four quarter EBITDA exceeded the maximum funds available from the 1995 Revolving Credit Facility. The maximum amount available under the 1995 Revolving Credit Facility reduces semi-annually commencing January 1, 1997 on a sliding scale (ranging from $4.5 million to $7.1 million in reductions) with a final reduction of $42.0 million at maturity on December 31, 2001.

     As of June 30, 1997, the Company had drawn the maximum amount available under the 1995 Revolving Credit Facility. The Company has obtained the approval in principle of the bank syndicate to extend the date of a $4.7 million principal reduction, if a new bank credit facility to replace the 1995 Revolving Credit Facility, which is currently under negotiation, has not been completed by July 1, 1997. Accordingly, the accompanying consolidated balance sheet at June 30, 1997 classifies the amount of this scheduled principal reduction as long-term debt.

     Under the terms of the 1995 Revolving Credit Facility, concurrent with each loan draw, the Company may select the interest rate based on either the London Interbank Offering Rate ("LIBOR") or WFB's prime interest rate. The maximum number of outstanding draws at any time using a LIBOR rate is five, with a minimum draw amount of $5.0 million per draw. A LIBOR draw can be for a one-, two-, three- or six-month term with interest accruing monthly and due at the end of the term, but in no event less frequently than quarterly. The interest rate is fixed throughout the term of a LIBOR-based draw and ranges from LIBOR plus
1.5 percentage points to LIBOR plus 3.5 percentage points. On a prime interest rate draw, the interest rate is variable and ranges from a minimum of prime to a maximum of prime plus 2.0 percentage points with interest payable monthly in arrears. As of December 31, 1996, the Company has taken LIBOR and prime draws totaling $93.5 million with an average interest rate of approximately 8.6 percent per annum. The applicable margins for both LIBOR draws and prime interest rate draws adjust semi-annually based on the ratio of the Company's consolidated total debt to consolidated cash flow, as measured by an EBITDA formula.

     The 1995 Revolving Credit Facility is secured by liens on substantially all of the real and personal property of the Company and its subsidiaries. The 1995 Revolving Credit Facility prohibits any secondary liens on these properties without the prior written approval of the lenders. Certain changes in control of the Company may constitute a default under the 1995 Revolving Credit Facility. The 1995 Revolving Credit Facility also requires the Company to expend two percent of consolidated revenues on capital maintenance annually. The 1995 Revolving Credit Facility binds the Company to a number of other affirmative and negative covenants. These include promises to maintain certain financial ratios within defined parameters, not to engage in new businesses without lender approval and to make certain reports to the lenders. As of December 31, 1996, the Company was in compliance with these covenants. The Company believes it is in compliance with these covenants as of June 30, 1997.

     On March 26, 1997, the Company obtained a $20.0 million short-term unsecured loan from a bank. The short-term loan bears interest based either on LIBOR or the bank's prime rate, at the election of the Company, plus an applicable margin. At June 30, 1997, the applicable interest rate was 8.7 percent per annum. The loan matures on July 31, 1997 with both principal and interest being due on that date. The bank syndicate for the 1995 Revolving Credit Facility has approved in principle an increase in the 1995 Revolving Credit Facility that would provide sufficient funds to repay this short-term loan at maturity. Based on the bank syndicate's approval in principle, the accompanying consolidated balance sheet at June 30, 1997 classifies this loan as a long-term obligation.

     On December 28, 1995, ACCBI entered into a preferred ship mortgage with General Electric Credit Corp. ("GECC"). Borrowing totaled $11,511,000 and occurred on December 29, 1995. GECC required the Company to maintain a cash security deposit (the "Security Deposit") in the full amount of the borrowing until certain conditions precedent were fulfilled, including having the casino at Ameristar Council Bluffs fully

                            AMERISTAR CASINOS, INC.

operational and open to the general public for gaming operations and satisfying all licensing requirements within 30 days of the borrowing date. The Security Deposit was released by GECC on January 19, 1996.

     This borrowing is secured by Ameristar II, the riverboat casino in Council Bluffs. The loan's principal will be repaid over four years. Principal payments of approximately $320,000 per month for the first 12 months and approximately $213,000 per month for the remaining 36 months are required. The Company may prepay the entire borrowing at a premium ranging from one percent to two percent during the first 18 months of the loan. Thereafter until maturity, the Company may prepay the loan without premium. ACI has entered into an unconditional guaranty of prompt payment and performance with respect to this borrowing.

     Proceeds from an equipment loan entered into with WFB on December 12, 1995 for $7,137,000 were used to finance slot machines, surveillance equipment and property signage at ACCBI. The loan is being amortized over four years with monthly principal payments of approximately $149,000. The interest rate is equivalent to that charged on the Revolving Credit Facility.

     The mortgages payable to Farmers Home Administration provide long-term financing for low income housing facilities constructed by the Company. Monthly principal and interest payments are determined by a formula based upon demographics of the tenants. Interest rates on the mortgages may vary from 1.0 percent to 11.88 percent. Provisions of the loan agreements require that rents received be used to fund operating and maintenance expenses, debt service and reserve accounts.

     In connection with the merger of Gem Gaming, Inc. into ACLVI, the Company acquired a one-half interest in an aircraft owned by Gem Air, Inc., an affiliate of Gem Gaming, Inc. In addition, the Company and Gem Air, Inc. formed NVAGAIR to hold certain other aviation-related assets. Certain aviation-related notes payable were assumed by NVAGAIR or the Company as a result of these transactions (see Note 12).

     The book value of the Company's long-term debt approximates fair value due to the predominantly variable-rate nature of the obligations. Also, fixed rate obligations are at rates that approximate the Company's incremental borrowing rate for debt with similar terms and remaining maturities.

     Maturities of the Company's borrowings for the next five years as of December 31, 1996 are as follows (amounts in thousands):

                1997..............................................  $ 19,740
                1998..............................................    15,892
                1999..............................................    15,865
                2000..............................................    46,799
                2001..............................................    13,845
                Thereafter........................................    43,159
                                                                    --------
                                                                    $155,300
                                                                    ========

NOTE 6 -- LEASES

     The Company has entered into capitalized lease agreements for a restaurant, including associated furniture, fixtures and equipment, and land on which Ameristar Vicksburg is situated. Such leases contained initial terms for rental payments covering the period of project development and were converted to the primary lease terms (as defined below) upon the opening of the project.

     Ameristar Vicksburg opened on February 27, 1994, at which time the primary terms of the leases became effective. The primary terms of the leases, expiring from 5 to 30 years from the opening date, require total payments of approximately $655,000 per year. Each lease contains a purchase option exercisable at various times during the term of the lease generally in varying amounts based on the time of exercise. The purchase options lapse in conjunction with the expiration dates of the primary terms of the corresponding leases.

                            AMERISTAR CASINOS, INC.

Assuming the Company defers the exercise of its purchase option under each lease to the expiration of the purchase option, the Company will pay $50,000 in 1999, approximately $1,500,000 in 2004 and approximately $480,000 in 2024 to purchase all of the parcels. If the Company were to accelerate its exercise of the purchase options to the earliest possible dates, the Company would pay approximately $4,700,000 currently and $1,250,000 in 1999.

     The Company generally may terminate each lease upon the payment of termination penalties, the maximum aggregate amount of which is $328,000. In addition, if the leases were terminated, the Company may be required to restore certain parcels to their condition prior to the lease commencement date, including the removal of the cofferdam and other improvements lying below the water. However, the Company has no plans to abandon the site.

     ACVI has entered into a seven-year capitalized lease for restaurant equipment, due in monthly payments totaling approximately $118,000 per year, through April 2001. ACVI also entered into a five-year capitalized lease for a computer system. Quarterly payments are required totaling approximately $42,000 per year through October 1998.

     ACI has entered into two three-year capitalized lease agreements for computer equipment on behalf of ACCBI. Monthly payments are required totaling approximately $197,000 per year through November 1998. ACCBI has entered into a five-year capitalized lease agreement for telephone systems and related equipment. Monthly payments totaling approximately $76,000 per year will be required. Payments begin upon satisfactory installation of all equipment, which is expected in April 1997.

     ACLVI has entered into a ten-year capitalized lease agreement for signage at The Reserve, with monthly payments totaling approximately $260,000 per year through November 2007.

     On June 5, 1997, CPI entered into a master lease agreement for gaming equipment with an approximate value of $2.7 million. The lease is a capital lease with a four-year term and monthly amortization amount of approximately $44,000 plus the base lease rate factor with a final installment of approximately $577,000.

     Future minimum lease payments required under capitalized leases for the five years subsequent to December 31, 1996 and in effect as of December 31, 1996 are as follows (amounts in thousands):

                1997.............................................    $ 1,309
                1998.............................................      1,267
                1999.............................................      2,250
                2000.............................................        928
                2001.............................................        859
                Thereafter.......................................     12,729
                                                                     -------
                                                                      19,342
                Less: Amount representing interest...............     10,503
                                                                     -------
                Present value of net minimum lease payments......    $ 8,839
                                                                     =======

     ACCBI, as lessor, has leased a portion of the Ameristar Council Bluffs site to an independent hospitality company which has agreed to construct and operate a 140-room hotel on the property. The lease is for a period of 50 years beginning March 1, 1996. The lease requires the hospitality company to pay ACCBI base rent of $5,000 per month and percentage rent equal to 5 percent of the hotel's gross sales in excess of $2.0 million per year. The agreement requires the hospitality company's hotel to be completed on or before March 31, 1997.

     ACI has leased office space located in Las Vegas, Nevada to serve as its corporate offices. The office space is leased under two operating lease agreements. The agreements require aggregate monthly payments of

                            AMERISTAR CASINOS, INC.

approximately $32,000, plus the Company's share of certain common area maintenance expenses. Payments under the leases are subject to annual escalation clauses corresponding to increases in the cost of living. The first lease agreement, covering approximately 90 percent of the office space leased by the Company, contains two three-year renewal options. The initial term of the first lease is through November 2001. The second lease agreement, covering approximately 10 percent of the office space leased by the Company, contains two two-year renewal options. The initial term of the second lease is through January 1998. Rental expense of approximately $32,000 and $222,000 (unaudited) was recorded under these leases in the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

NOTE 7 -- BENEFIT PLANS

  Profit-sharing plan

     The Company had a qualified non-contributory profit-sharing plan covering all employees with one or more years of service. Effective September 30, 1995, the Company's profit-sharing plan was discontinued. Company contributions were discretionary and were set by the Board of Directors. The plan had a September 30 fiscal year end. The Company's annual contributions to the plan were $240,000 and $350,000 for the plan years ended September 30, 1994 and 1995, respectively.

  401(k) plan

     The Company instituted a defined contribution 401(k) plan in March 1996 which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 50 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was $373,000 for the fiscal year ended December 31, 1996 and $121,000 (unaudited) and $217,000 (unaudited) for the six months ended June 30, 1996 and 1997.

  Insurance plan

     The Company has a qualified employee insurance benefit trust covering all employees on a regular basis who work an average of 32 hours or more per week. The amount of the Company's contribution is determined by the Trust Committee. The plan also requires contributions from eligible employees and their dependents. The Company's contribution expense for the plan was approximately $1,292,000, $2,113,000 and $2,258,000 for the years ended December 31, 1994,
1995 and 1996, respectively, and $1,278,000 (unaudited) and $867,000 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

  Stock Option Plans

     The Company has adopted a Management Stock Option Incentive Plan ("Option Plan") which provides for the grant of options to purchase Common Stock intended to qualify as incentive stock options or non-qualified options. All officers, directors (other than non-employee directors), employees, consultants, advisors, independent contractors and agents are eligible to receive options under the Option Plan, except that only employees may receive incentive stock options. The maximum number of shares available for issuance under the Option Plan is 1,000,000. No person eligible to receive options under the Option Plan may receive options for the purchase of more than an aggregate of 200,000 shares. The Option Plan is administered by the Board of Directors or, in its discretion, by a Committee of the Board of Directors. In September 1996, the Board of Directors amended the Option Plan, subject to stockholder approval, to increase the number of shares issuable under the Option Plan to 1,600,000 and to expand the eligibility provisions to include nonemployee directors of ACI.

                            AMERISTAR CASINOS, INC.

     The exercise price of incentive stock options granted under the Option Plan must be at least equal to the fair market value of the shares on the date of grant (110 percent of fair market value in the case of participants who own shares possessing more than 10 percent of the combined voting power of the Company) and may not have a term in excess of 10 years from the date of grant (five years in the case of participants who are more than 10 percent stockholders). With certain limited exceptions, options granted under the Option Plan are not transferable other than by will or the laws of descent and distribution.

     In December 1995, certain stock options were amended to reduce the per share exercise prices to $6.13 (the market price on the date of amendment) from initial exercise prices ranging from $11.00 to $14.00.

     The Company has also adopted a Non-Employee Director Stock Option Plan ("Director Plan") which provides for the grant of non-qualified options to purchase Common Stock to the non-employee members of the Company's Board of Directors. The maximum number of shares of Common Stock available for issuance under the Director Plan is 100,000 shares. The Director Plan is administered by the Board of Directors.

     Under the Director Plan, each non-employee director is automatically granted an initial option to purchase 1,000 shares of Common Stock and will automatically be granted an option to purchase an additional 1,000 shares of Common Stock on each anniversary of such date if he remains a non-employee director on that anniversary date. Options granted under the Director Plan have an exercise price equal to the fair market value of the shares on the date of grant and have a term of 10 years from the date of grant. Options granted under the Director Plan become exercisable one year from the date of grant and are not transferable other than by will or the laws of descent and distribution. Upon stockholder approval of the September 1996 amendments to the Option Plan, the Director Plan will be terminated.

     The Company accounts for its stock option plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                        DECEMBER 31,                JUNE 30,
                                                     -------------------       -------------------
                                                      1995         1996         1996         1997
                                                     ------       ------       ------       ------
                                                                                   (UNAUDITED)
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income:               As reported..............  $8,438       $5,897       $3,144       $5,562
                          Pro forma................   8,371        5,708        3,054        5,461
Earnings per share:       As reported..............  $ 0.42       $ 0.29       $ 0.15       $ 0.27
                          Pro forma................    0.41         0.28         0.15         0.27

     The fair value of each option granted (or repriced during the period for which SFAS 123 is effective) is estimated on the date of grant (or repricing) using the Black-Scholes option pricing model with the following weighted average assumptions used for grants (or repricings) in 1995 and 1996, respectively: risk-free interest rates of 5.7 and 6.4 percent; expected volatility of 60 and 63 percent. The expected lives of the options are 5 years for both 1995 and 1996. No dividends are expected to be paid.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                            AMERISTAR CASINOS, INC.

     Summarized information for the stock option plans is as follows:


                                                                                                               JUNE 30, 1997
                                          DECEMBER 31, 1994     DECEMBER 31, 1995      DECEMBER 31, 1996    -------------------
                                         -------------------   --------------------   -------------------       (UNAUDITED)
                                                   WTD. AVG.              WTD. AVG.             WTD. AVG.             WTD. AVG.
                                         SHARES    EX. PRICE    SHARES    EX. PRICE   SHARES    EX. PRICE   SHARES    EX. PRICE
                                         -------   ---------   --------   ---------   -------   ---------   -------   ---------
Options outstanding, beginning of
  period...............................  226,500    $ 11.00     281,000    $ 11.74    548,000     $6.15     566,000     $6.25
    Granted............................   72,000      13.88     390,000       6.12     70,000      7.31     102,500      5.26
    Exercised..........................       --                     --                    --                    --
    Canceled...........................  (17,500)     11.00    (123,000)     10.84    (52,000)     6.67     (48,500)     6.13
                                         -------     ------    --------     ------    -------     -----     -------     -----
Options outstanding, end of period.....  281,000      11.74     548,000       6.15    566,000      6.25     620,000      6.09
                                         =======     ======    ========     ======    =======     =====     =======     =====
Options available for grant............  819,000                552,000               534,000               980,000
Options exercisable, end of period.....   41,800      11.00      52,400       6.50    154,800      6.24     164,100      6.24
Weighted average fair value of options
  granted..............................                                    $  3.49                $4.34                 $3.12

     At December 31, 1996, 541,500 of the 566,000 options outstanding have exercise prices between $5.50 and $6.50, with a weighted average exercise price of $6.09 and a weighted average remaining contractual life of 8.4 years. 22,500 options outstanding have exercise prices between $7.00 and $10.00, with a weighted average exercise price of $9.11 and a weighted average remaining contractual life of 9.5 years. The remaining 2,000 options have an outstanding exercise price of $16.00, with a remaining contractual life of 7.4 years.

     At June 30, 1997, 595,000 of the 620,000 options outstanding have exercise prices between $5.06 and $6.75, with a weighted average exercise price of $5.95 and a weighted average remaining contractual life of 8.2 years. 22,500 options outstanding have exercise prices between $7.00 and $10.00, with a weighted average exercise price of $9.11 and a weighted average remaining contractual life of 9.1 years. The remaining 2,000 options have an outstanding exercise price of $16.00, with a remaining contractual life of 6.7 years.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

  Development


     In October, 1996, the Company acquired The Reserve, a casino-hotel under construction in Henderson, Nevada. The Company has redesigned The Reserve to expand the scope and size of the project. Construction of The Reserve has been suspended due to uncertainties concerning the form and amount of merger consideration payable in connection with the acquisition of Gem Gaming, Inc., original developers of The Reserve, that has adversely affected the Company's ability to obtain financing for the completion of the Project (see Notes 10 and 12). As redesigned, The Reserve is planned to be constructed in two phases and will be opened upon the completion of Phase I, subject to obtaining all regulatory approvals. The Company has established a Phase I acquisition and construction budget (including capitalized construction period interest, preopening costs, Phase I and II design costs and acquisition costs) of approximately $125.0 million, of which approximately $26.1 million and $37.3 million (excluding acquisition costs) had been incurred as of December 31, 1996 and June 30, 1997, respectively.


     The Company is continuing the development of the Ameristar Council Bluffs riverboat casino complex. The Ameristar Council Bluffs Casino opened on January 19, 1996, portions of the Main Street Pavilion opened on June 17, 1996, the hotel opened on November 1, 1996, the sports bar on December 31, 1996, and the remainder of Ameristar Council Bluffs opened in early 1997. The total cost of the facilities, including the riverboat, buildings, equipment and preopening costs is approximately $109.0 million. As of December 31, 1996, approximately $105.4 million (including preopening costs) had been incurred to develop the Ameristar Council Bluffs riverboat casino complex.


     In early 1997, the Company began constructing a 150-room hotel at Ameristar Vicksburg expected to be completed in April 1998. In connection with this construction, a 54-room budget motel that pre-existed the development of Ameristar Vicksburg has been demolished. Management believes that the development cost

                            AMERISTAR CASINOS, INC.

of the hotel will be $10.3 million, including capitalized construction period interest. Management expects that a substantial portion of these development costs will be funded through a short-term loan and the balance will be funded out of ACVI's operating cash flow.


  Litigation

     The Company is engaged in several legal actions arising in the ordinary course of business. With respect to these legal actions, the Company believes that it has adequate legal defenses, insurance coverage or indemnification protection and believes that the ultimate outcome(s) will not have a material adverse impact on the Company's financial position.

     In September 1996, the Company received from the general contractor of the Main Street Pavilion and the hotel for its property in Council Bluffs, Iowa, a demand for arbitration regarding amounts due under the contract. The demand does not contain a plea for a specific amount of damages, and instead requests an award for extra or changed work, delayed, disrupted and accelerated work, together with inefficiencies and impacts experienced on the project, along with unpaid retainage and certain other costs. Based on a statement of damages filed in the arbitration, management understands that the general contractor's claims are for an amount of approximately $4.6 million, which includes certain amounts due to subcontractors that have already been paid by ACCBI. ACCBI submitted a counterclaim in the arbitration for cost overruns in excess of the guaranteed maximum price that ACCBI has had to pay, liquidated damages for delay and certain other costs. ACCBI has submitted a statement of damages in the arbitration proceeding seeking $7.1 million from the general contractor.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Company engages Neilsen and Company to provide certain construction and professional services, office space and other equipment and facilities. Neilsen and Company is controlled by the principal stockholder and President of the Company. Total payments to Neilsen and Company were $87,000, $110,000 and $46,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $21,000 and $14,000, respectively, for the six months ended June 30, 1996 and 1997. The Company also leases office space from the Lynwood Shopping Center which is controlled by the principal stockholder and President of the Company. Total payments to the Lynwood Shopping Center were $94,000 and $88,000 for the years ended December 31, 1995 and 1996, respectively and $54,000 and $18,000 for the six months ended June 30, 1996 and 1997, respectively. No such payments were made in 1994. In management's opinion, at the time the above described transactions were entered into, they were in the best interest of the Company and on terms as fair to the Company as could have been obtained from unaffiliated parties.

     During 1995, ACVI purchased for approximately $211,000 a residence from the President of the Company to be used for general corporate purposes.

NOTE 10 -- GEM GAMING, INC. MERGER

     On October 9, 1996, Gem Gaming, Inc. ("Gem"), a Nevada corporation, was merged with and into ACLVI, pursuant to a merger agreement entered into on May 31, 1996, as amended in July and October, 1996 (the "Merger Agreement"). Gem was originally established to develop The Reserve and has had no operations. Activities relating to the development of The Reserve have been included in the consolidated financial statements of the Company since October 9, 1996. The merger of Gem into ACLVI was recorded using the purchase method of accounting.

     Under the amended Merger Agreement, all of the outstanding shares of Gem common stock were cancelled at the merger closing and were converted into the right for the former stockholders of Gem (the "Gem Stockholders") to receive cash, subject to reduction, equal to the amount of the net proceeds (after

                            AMERISTAR CASINOS, INC.

payment of underwriter's discounts and commissions and certain other offering expenses) in excess of $4.0 million from an underwritten public offering of 7.5 million shares of the Company's Common Stock (the "Post-Merger Offering"). If the Post-Merger Offering is not concluded in whole or in part prior to June 1, 1997, the Company will deliver to the Gem Stockholders promissory notes (the "Gem Notes") in an aggregate principal amount equal to (i) the average 10-day closing price of the Common Stock as of June 1, 1997, (ii) multiplied by 7.5 million (iii) minus $4.0 million and (iv) minus one-half of any offering expenses. The Gem Notes would be unsecured, would mature on June 1, 2000, and would accrue interest at the rate of eight percent per annum. Interest would be payable on a monthly basis.

     To reflect the obligation to the Gem Stockholders upon the closing of the merger, the Company recorded notes payable at $35,375,000, the amount at which they would have been issued based on the Company's stock price on the closing date of the merger, less a discount of $1,725,000 to reflect imputed interest over the noninterest-bearing term of the obligation. As of December 31, 1996 and June 30, 1997, approximately $605,000 and $1,725,000 (unaudited), respectively, of the discount had been amortized to interest expense. The amount recorded as notes payable exceeds the fair market value of the net assets acquired by the Company in the merger. The excess of purchase price over fair market value of net assets acquired, recorded as a long-term asset on the Company's consolidated balance sheet, will be amortized over the estimated 40-year depreciable life beginning in the period in which the acquired property commences operations.

     The following unaudited supplemental pro forma information shows estimated net income and earnings per share as though the merger had occurred at the beginning of 1995 and 1996, respectively. The pro forma amounts reflect the Company's actual results combined with Gem's actual results for the periods presented, adjusted to reflect additional interest expense as if the Gem Notes had been issued at the beginning of the respective period, and the associated income tax benefit at the federal statutory rate of 35 percent. No pro forma revenues are disclosed because Gem had no operations prior to the merger.

                                                                      1995       1996
                                                                     ------     ------
        Pro forma net income before extraordinary items (in
          thousands)...............................................  $8,639     $3,756
                                                                     ======     ======
        Pro forma net income (in thousands)........................  $7,982     $3,756
                                                                     ======     ======
        Pro forma earnings per share...............................  $ 0.39     $ 0.18
                                                                     ======     ======

     On March 26, 1997, the Company commenced an arbitration proceeding against the Gem Stockholders for breaches of the Merger Agreement and the implied covenant of good faith and fair dealing related to the merger. The Company and the Gem Stockholders entered into a settlement agreement dated as of May 3, 1997, which became effective on June 20, 1997 following its approval by the Nevada Gaming Commission. In lieu of the merger consideration provided for in the Merger Agreement, Ameristar will pay $32,650,000 to the Gem Stockholders in installments, plus interest, and has reconveyed to an affiliate of one of the Gem Stockholders Ameristar's interests in certain aviation-related assets acquired in July 1996. Ameristar made an initial payment of $4.0 million to the Gem Stockholders on June 20, 1997 and has issued subordinated unsecured promissory notes for the balance of the cash consideration. The per annum interest rate on these notes is 8 percent, subject to increase (up to a maximum of 18 percent per annum) following one or more failures to make payments under the notes by scheduled dates. Interest will be paid initially on a quarterly basis and on a monthly basis after October 1998. The notes will require annual principal payments of up to $3.0 million commencing in November 1998 and will mature on December 31, 2004. The notes may be prepaid at any time without penalty and will be subordinated to up to $250 million in senior indebtedness selected by Ameristar.

     Based on the merger consideration provided for in the settlement agreement, the amounts recorded on the Company's consolidated balance sheet at June 30, 1997 as notes payable to the Gem Stockholders and the excess of purchase price over fair market value of net assets acquired have been adjusted to reflect the modified terms set forth in the settlement agreement.

                            AMERISTAR CASINOS, INC.

NOTE 11 -- EARNINGS PER SHARE (UNAUDITED)

     In March, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share", effective for fiscal years ending after December 15, 1997. The Company will adopt SFAS 128 for the year ending December 31, 1997. SFAS 128 requires the computation and presentation of basic and diluted earnings per share for all periods for which an income statement is presented. For the six months ended June 30, 1997 and 1996, the Company had no material dilutive securities outstanding.

     Options to purchase 620,000 and 549,000 shares of common stock were outstanding at June 30, 1997 and 1996, respectively, at exercise prices of $5.06-$16.00 and $5.94-$16.00, respectively. These options were not included in a pro forma computation of earnings per share assuming dilution because the options' exercise prices were greater than the average market price of the common shares during the respective periods presented.

NOTE 12 -- SUBSEQUENT EVENTS

  Bank Credit Facility

     In late March, 1997, the Company had scheduled the closing of an increased bank credit facility that would provide a substantial portion of the financing for the completion of Phase I of The Reserve (see Note 8). Shortly before the loan closing, the bank lenders advised the Company that they would not proceed with the closing due to uncertainties concerning the amount and form of merger consideration payable by the Company to the Gem Stockholders. Pending the availability of additional financing, the Company suspended construction of The Reserve. The Company intends to resume construction upon obtaining the required financing.

     Following the cancellation of the closing of the increased bank credit facility, the Company obtained a short-term loan from WFB in the amount of $20.0 million which matures on July 31, 1997. The Company expects to roll this loan into the increased bank credit facility upon closing of the increased bank credit facility. The proceeds of this loan will be used to repay prior short term loans, to pay the costs to complete the redesign of The Reserve and certain construction activities completed prior to suspension of construction of The Reserve, and for other working capital purposes.

  Refinancing of Long-Term Debt (unaudited)

     In July 1997, the Company completed a refinancing of its long-term debt through a new $125 million revolving bank credit facility (the "Revolving Credit Facility") and the sale of $100 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2004 Series A (the "Senior Subordinated Notes"). The Revolving Credit Facility was entered into on July 8, 1997, pursuant to a Credit Agreement among ACI, CPI, ACVI, ACCBI and ACLVI, a syndicate of banks and Wells Fargo Bank, National Association as Agent Bank, Arranger and Swingline Lender. The 1995 Revolving Credit Facility was terminated and repaid upon the funding of the initial draw under the Revolving Credit Facility. The Senior Subordinated Notes were issued by ACI at par in a private placement. The net proceeds from the sale of the Senior Subordinated Notes were used to repay $82.4 million in borrowings and interest under the Revolving Credit Facility, $13.1 million in other indebtedness and $800,000 in loan fees for the Revolving Credit Facility. Following the application of the net proceeds from the sale of the Senior Subordinated Notes, the outstanding principal balance of the Revolving Credit Facility was $32.6 million. A pre-tax non-cash extraordinary loss related to the write-off of previously unamortized loan costs associated with the early extinguishment of the 1995 Revolving Credit Facility totaling approximately $1.0 million or $.03 per share will be recognized in the quarter ending September 30, 1997.

                            AMERISTAR CASINOS, INC.

     The Revolving Credit Facility will mature on June 30, 2003. Prior to maturity, the maximum principal available under the Revolving Credit Facility will reduce semiannually (commencing on July 1, 1999) by an aggregate of $50.0 million in increasing increments ranging from $2.5 million to $10.0 million. The Revolving Credit Facility is secured by substantially all the real and personal property of the Company and its subsidiaries.


     The Senior Subordinated Notes were issued by ACI under an Indenture dated July 15, 1997. The Senior Subordinated Notes will mature on August 1, 2004, but are subject to earlier redemption under certain circumstances. The Senior Subordinated Notes are not secured and are subordinate to all existing and future Senior Indebtedness (as defined), which includes the Revolving Credit Facility. ACI is a holding company with no material assets or operations other than its investments in its subsidiaries. All of ACI's current subsidiaries (the "Guarantors") have jointly and severally, and fully and unconditionally, guaranteed the Senior Subordinated Notes. Each of the Guarantors is a wholly owned subsidiary of ACI, and the Guarantors constitute all of ACI's direct and indirect subsidiaries. Separate financial statements and certain other disclosures concerning the Guarantors are not included in this Prospectus because, in the opinion of management, they are not deemed material to investors. Other than customary restrictions imposed by applicable corporate statutes, there are no restrictions on the ability of the Guarantors to transfer funds to ACI in the form of cash dividends, loans or advances.


  Vicksburg Hotel Loan (unaudited)


     In July 1997, AC Hotel Corp., a newly formed wholly owned subsidiary of ACVI, entered into a loan agreement providing for borrowings of up to $7.5 million for the purpose of funding a portion of the construction costs of a 150-room hotel at Ameristar Vicksburg. This nonrecourse loan from a private lender is secured by a deed of trust on the hotel and the underlying land senior in priority to the liens securing the Revolving Credit Facility. Borrowings under this loan bear interest at 15% per annum, payable in periodic installments, and the loan matures in July 1998. The Company is required to pay a non-usage fee at the rate of 3% per annum on the undrawn loan balance, and draws are subject to the satisfaction of various conditions typically applicable to construction loans.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                       ------
Prospectus Summary...................       1
Risk Factors.........................      15
Use of Proceeds......................      25
Capitalization.......................      26
The Exchange Offer...................      27
Selected Consolidated Financial and
  Other Data.........................      35
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      37
Business.............................      45
Management...........................      56
Certain Transactions.................      60
Principal Stockholders...............      62
Government Regulations...............      63
Description of Existing
  Indebtedness.......................      75
Description of Notes.................      78
Certain Federal Income Tax
  Considerations.....................     112
Plan of Distribution.................     115
Legal Matters........................     115
Experts..............................     115
Available Information................     115
Index to Consolidated Financial
  Statements.........................     F-1


                            ------------------------


  UNTIL FEBRUARY 8, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS
IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION OF THE NEW NOTES, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS.

======================================================
======================================================

                                  $100,000,000

                            AMERISTAR CASINOS, INC.

                               OFFER TO EXCHANGE
                          10 1/2% SENIOR SUBORDINATED
                            NOTES DUE 2004 SERIES B
                          FOR ANY AND ALL OUTSTANDING
                          10 1/2% SENIOR SUBORDINATED
                            NOTES DUE 2004 SERIES A

                       ----------------------------------

                                   PROSPECTUS

                       ----------------------------------


                               NOVEMBER 10, 1997


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection 1 of Section 78.751 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.751 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that despite the adjudication of liability the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 of the Nevada Law further provides: that to the extent an Indemnified Party has been successful in the defense of any action, suit or proceeding referred to in subsection (1) or (2) or in the defense of any claim, issue or matter therein, the Indemnified Party shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith; that indemnification provided for by
Section 78.751 shall not be deemed exclusive of any other rights to which the Indemnified Party may be entitled; that indemnification, unless ordered by the court or for the advancement of certain expenses, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and that the scope of indemnification shall continue as to an Indemnified Party who has ceased to hold one of positions specified above, and to his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance on behalf of an Indemnified Party against any liability (other than intentional misconduct, fraud or a knowing violation of the law, except for advancement of expenses or if ordered by a court) asserted against such person or incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation would have the power to indemnify such person against such liabilities under Section 78.751.

     Some of the wholly owned subsidiaries of Ameristar Casinos, Inc. ("Ameristar") that are also registrants under this Registration Statement are incorporated under the laws of the State of Nevada and are subject to the provisions of the Nevada Law described above. Certain other of Ameristar's wholly owned subsidiaries that are also registrants under this Registration Statement are incorporated under the laws of the States of Iowa and Mississippi. As Indemnified Parties, the directors and officers of the Iowa and Mississippi subsidiaries are entitled to the rights under the Nevada Law described above. In addition, such directors and officers are also entitled to certain similar rights under the corporate laws of the States of Iowa and Mississippi, respectively.

     The Articles of Incorporation of Ameristar Casinos, Inc. ("Ameristar") provide that the personal liability of its directors and officers for damages for breach of fiduciary duty shall be limited to the maximum extent permitted under the Nevada Law and that any repeal or modification of such provision shall be prospective only.

     The Bylaws of Ameristar provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under Section 78.751 of the Nevada Law. Such Bylaws provide that the expenses of directors and officers of Ameristar incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Ameristar as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Ameristar.

     The Articles of Incorporation and Bylaws of each of the wholly owned subsidiaries of Ameristar that are also registrants under this Registration Statement include similar provisions to those described above.

     Ameristar has a contract for insurance coverage under which Ameristar and certain Indemnified Parties (including the directors and officers of Ameristar) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, Ameristar has entered into indemnification agreements with its directors and officers that require Ameristar to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance.

     The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

         The following exhibits listed are filed or incorporated by reference as part of this Registration Statement.


EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT                       METHOD OF FILING
--------     ----------------------------------------    -------------------------------------
 2.1         Plan of Acquisition.                        See Exhibits 10.8(a)-(n).
             See Exhibits 10.8(a)-(n).
 3.1         Articles of Incorporation of Ameristar      Incorporated by reference to Exhibit
             Casinos, Inc. ("ACI").                      3.1 to Registration Statement on Form
                                                         S-1 filed by ACI under the Securities
                                                         Act of 1933, as amended (File No.
                                                         33-68936) (the "Form S-1").
 3.2         Bylaws of ACI.                              Incorporated by reference to Exhibit
                                                         3.2 to ACI's Annual Report on Form
                                                         10-K for the year ended December 31,
                                                         1995 (the "1995 10-K").
 3.3         Articles of Incorporation of Cactus         Filed electronically herewith.
             Pete's, Inc. ("CPI").
 3.4         Bylaws of CPI.                              Filed electronically herewith.
 3.5         Articles of Incorporation of Ameristar      Filed electronically herewith.
             Casino Vicksburg, Inc., formerly Delta
             Point, Inc. ("ACVI").
 3.6         Bylaws of ACVI.                             Filed electronically herewith.
 3.7         Articles of Incorporation of Ameristar      Filed electronically herewith.
             Casino Council Bluffs, Inc. ("ACCBI").
 3.8         Bylaws of ACCBI.                            Filed electronically herewith.

EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT                       METHOD OF FILING
--------     ----------------------------------------    -------------------------------------
 3.9         Articles of Incorporation of Ameristar      Filed electronically herewith.
             Casino Las Vegas, Inc. ("ACLVI").
 3.10        Bylaws of ACLVI.                            Filed electronically herewith.
 3.11        Articles of Incorporation of A.C. Food      Filed electronically herewith.
             Services, Inc. ("ACFSI").
 3.12        Bylaws of ACFSI.                            Filed electronically herewith.
 3.13        Articles of Incorporation of AC Hotel       Filed electronically herewith.
             Corp. ("ACHC").
 3.14        Bylaws of ACHC.                             Filed electronically herewith.
 4.1(a)      Indenture, dated as of July 15, 1997,       Incorporated by reference to Exhibit
             among ACI, ACLVI, ACVI, ACFSI, ACHC,        4.2 to the Current Report on Form 8-K
             ACCBI and First Trust National              of ACI filed on July 30, 1997 (the
             Association, including the forms of the     "July 1997 8-K").
             New Notes and the Subsidiary Guarantees
             being registered under this Registration
             Statement.
 4.1(b)      Registration Rights Agreement, dated as     Incorporated by reference to Exhibit
             of July 15, 1997, among ACI, ACCBI,         4.3 to the July 1997 8-K.
             ACFSI, ACHC, ACLVI, ACVI, CPI, Bear,
             Stearns & Co. Inc., BT Securities
             Corporation and First Chicago Capital
             Markets, Inc.
 4.1(c)      Supplemental Indenture, dated as of         Filed electronically herewith.
             October 24, 1997, among ACI, CPI, ACLVI,
             ACVI, ACFSI, ACHC, ACCBI and First Trust
             National Association.
 4.2         Other Long-Term Debt.                       See Exhibits 10.7, 10.8(k)-(n) and
             See Exhibits 10.7, 10.8(k)-(n) and 99.1.    99.1.
 5.1         Opinions of Sanders, Barnet, Goldman,       Filed electronically herewith.
             Simons & Mosk, A Professional
             Corporation, and Latham & Watkins.
10.1(a)      Employment Agreement, dated November 15,    Incorporated by reference to Exhibit
             1993, between ACI and Thomas M.             10.1(a) to ACI's Annual Report on
             Steinbauer.                                 Form 10-K for the year ended December
                                                         31, 1994 (the "1994 10-K").
10.1(b)      Employment Agreement, dated March 21,       Incorporated by reference to Exhibit
             1995, between ACI and John R. Spina, and    10.1(c) to the 1994 10-K.
             related letter agreement.
10.2         Ameristar Casinos, Inc. 1993                Incorporated by reference to Exhibit
             Non-Employee Director Stock Option Plan,    10.2 to ACI's Quarterly Report on
             as amended and restated.                    Form 10-Q for the quarter ended June
                                                         30, 1994.
10.3         Ameristar Casinos, Inc. Management Stock    Incorporated by reference to Exhibit
             Option Incentive Plan, as amended and       10.3 to ACI's Quarterly Report on
             restated.                                   Form 10-Q for the quarter ended
                                                         September 30, 1996 (the "September
                                                         1996 10-Q").
10.4         Form of Indemnification Agreement           Incorporated by reference to Exhibit
             between ACI and each of its directors       10.33 to Amendment No. 2 to the Form
             and officers.                               S-1.

EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT                       METHOD OF FILING
--------     ----------------------------------------    -------------------------------------
10.5         Housing Agreement, dated November 15,       Incorporated by reference to Exhibit
             1993 between Cactus Pete's Inc. ("CPI")     10.17 to the 1994 10-K.
             and Craig H. Neilsen.
10.6         Plan of Reorganization, dated November      Incorporated by reference to Exhibit
             15, 1993, between ACI and Craig H.          2.1 to the 1994 10-K.
             Neilsen in his individual capacity and
             as trustee of the testamentary trust
             created under the last will and
             testament of Ray Neilsen dated October
             9, 1963.
10.7         Credit Agreement, dated as of July 8,       Incorporated by reference to Exhibits
             1997, among ACI, CPI, ACVI, ACCBI and       4.1 and 99.1 to the July 1997 8-K.
             ACLVI, as Borrowers, the Lenders named
             therein, and Wells Fargo Bank, National
             Association as Arranger, Agent Bank and
             Swingline Lender, together with a list
             describing omitted schedules and
             exhibits thereto.
10.8(a)      Merger Agreement, dated as of May 31,       Incorporated by reference to Exhibits
             1996, among Gem, ACI, ACLVI, Steven W.      10.1 and 99.1 to ACI's Quarterly
             Rebeil ("Rebeil") and Dominic J.            Report on Form 10-Q for the quarter
             Magliarditi ("Magliarditi"), together       ended June 30, 1996 (the "June 1996
             with a list describing omitted schedules    10-Q").
             and exhibits thereto.
10.8(b)      First Amendment to Merger Agreement,        Incorporated by reference to Exhibit
             dated July 2, 1996, among Gem, ACI,         10.5 to the June 1996 10-Q.
             ACLVI, Rebeil and Magliarditi.
10.8(c)      Second Amendment to Merger Agreement,       Incorporated by reference to Exhibits
             dated as of September 27, 1996, among       10.3 and 99.1 to ACI's Current Report
             Gem, ACI, ACLVI, Rebeil and Magliarditi,    on Form 8-K filed on October 24, 1996
             together with a list describing omitted     (the "October 1996 8-K").
             schedules and exhibits thereto.
10.8(d)      Gem Individuals' Notes Escrow Agreement     Incorporated by reference to Exhibit
             and Escrow Instructions, dated as of        10.4 to the October 1996 8-K.
             September 27, 1996, among ACI, Rebeil
             and Magliarditi.
10.8(e)      Letter agreement, dated October 3, 1996,    Incorporated by reference to Exhibit
             between ACI and Magliarditi.                10.5 to the October 1996 8-K.
10.8(f)      Purchase Agreement, dated as of June 30,    Incorporated by reference to Exhibit
             1996, between ACI and Gem Air, Inc.         10.6 to the June 1996 10-Q.
             ("Gem Air").
10.8(g)      Aircraft Operating Agreement, dated as      Incorporated by reference to Exhibit
             of July 5, 1996, between ACI and Gem        10.4 to the June 1996 10-Q.
             Air.
10.8(h)      Operating Agreement of Nevada AG Air,       Incorporated by reference to Exhibit
             Ltd. ("NVAGAIR"), dated as of July 5,       10.2 to the June 1996 10-Q.
             1996.
10.8(i)      Sublease, dated as of June 30, 1996,        Incorporated by reference to Exhibit
             between ACI and NVAGAIR.                    10.3 to the June 1996 10-Q.

EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT                       METHOD OF FILING
--------     ----------------------------------------    -------------------------------------
10.8(j)      Settlement Agreement, dated as of May 3,    Incorporated by reference to Exhibit
             1997, among ACI, ACLVI, Rebeil,             10.1 to ACI's Quarterly Report on
             Magliarditi, Gem Air, Inc. and NVAGAIR.     Form 10-Q for the quarter ended March
                                                         31, 1997.
10.8(k)      Promissory Note, dated as of June 1,        Previously filed.
             1997, made by ACI payable to the order
             of Rebeil in the original principal
             amount of $13,232,146.
10.8(l)      Promissory Note, dated as of June 1,        Previously filed.
             1997, made by ACI payable to the order
             of Magliarditi in the original principal
             amount of $417,854.
10.8(m)      Non-Negotiable Promissory Note, dated as    Previously filed.
             of June 1, 1997, made by ACI payable to
             the order of Rebeil in the original
             principal amount of $14,540,820.
10.8(n)      Non-Negotiable Promissory Note, dated as    Previously filed.
             of June 1, 1997, made by ACI payable to
             the order of Magliarditi in the original
             principal amount of $459,180.
10.9(a)      Lease, dated September 8, 1992, between     Incorporated by reference to Exhibit
             Magnolia Hotel Company and ACVI as the      10.2 to the Form S-1.
             assignee of Craig H. Neilsen.
10.9(b)      First Amendment to Agreement, dated July    Incorporated by reference to Exhibit
             14, 1993, between Magnolia Hotel Company    10.2(b) to the 1995 10-K.
             and ACVI as the assignee of Craig H.
             Neilsen.
10.9(c)      Second Amendment to Lease Agreement,        Incorporated by reference to Exhibit
             dated June 1, 1995, between Magnolia        10.2(c) to the 1995 10-K.
             Hotel Company and ACVI.
10.10(a)     Lease, dated September 18, 1992, between    Incorporated by reference to Exhibit
             R.R. Morrison, Jr. and ACVI as the          10.3 to the Form S-1.
             assignee of Craig H. Neilsen.
10.10(b)     First Amendment to Lease Agreement,         Incorporated by Reference to Exhibit
             dated June 1, 1995, between R.R.            10.3 to the 1995 10-K.
             Morrison & Son, Inc. and ACVI.
10.11(a)     Lease, dated December 11, 1992, between     Incorporated by reference to Exhibit
             Martha Ker Brady Lum. et. al. and ACVI      10.4 to the Form S-1.
             as the assignee of Craig H. Neilsen.
10.11(b)     First Amendment to Lease Agreement,         Incorporated by reference to Exhibit
             dated June 1, 1995, between Lawrence O.     10.4(b) to the 1995 10-K.
             Branyan, Jr., as trustee of the
             Brady-Lum Family Trust dated May 15,
             1993 and ACVI.
10.12        Settlement, Use and Management Agreement    Incorporated by reference to Exhibits
             and DNR Permit, dated May 15, 1995,         10.12 and 99.1 to ACI's Annual Report
             between the State of Iowa acting through    on Form 10-K for the year ended
             the Iowa Department of Natural Resources    December 31, 1996 (the "1996 10-K")
             and ACCBI as the assignee of Koch Fuels,
             Inc.

EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT                       METHOD OF FILING
--------     ----------------------------------------    -------------------------------------
10.13        Option Agreement, dated July 11, 1995,      Incorporated by reference to the
             between Levy Realty Trust and ACLVI as      Exhibit 10.13 to the 1996 10-K.
             the successor to Gem Gaming, Inc.
             ("Gem").
10.14        Contract, dated December 19, 1995,          Incorporated by reference to Exhibit
             between ACCBI and Perini-Andersen, a        10.16 to the 1995 10-K.
             joint venture.
10.15(a)     AIA Standard Form of Agreement between      Incorporated by reference to Exhibit
             Owner and Contractor (Form No. A101-        10.1 to the September 1996 10-Q.
             1987) and First Addendum to Contractor's
             Agreement (Hotel Tower), dated October
             25, 1995, between ACLVI (as the
             successor to Gem) and Camco Pacific
             Construction Company, Inc. ("Camco
             Pacific").
10.15(b)     AIA Standard Form of Agreement between      Incorporated by reference to Exhibit
             Owner and Contractor (Form No. A101-        10.2 to the September 1996 10-Q.
             1987) and First Addendum to Contractor's
             Agreement (Casino), dated October 25,
             1995, between ACLVI (as the successor to
             Gem) and Camco Pacific.
10.16        Excursion Boat Sponsorship and              Incorporated by reference to Exhibit
             Operations Agreement, dated September       10.15 to the 1995 10-K.
             15, 1994, between Iowa West Racing
             Association and ACCBI.
12.1         Computation of ratio of earnings to         Previously filed.
             fixed charges.
21.1         Subsidiaries of ACI.                        Previously filed.
23.1         Consent of Arthur Andersen LLP.             Filed electronically herewith.
23.2         Consent of Sanders, Barnet, Goldman,        Filed electronically herewith
             Simons & Mosk, A Professional               (included in Exhibit 5.1).
             Corporation.
23.3         Consent of Latham & Watkins.                Filed electronically herewith
                                                         (included in Exhibit 5.1).
24.1         Powers of Attorney.                         Previously filed.
25.1         Form T-1 Statement of Eligibility and       Previously filed.
             Qualification, under the Trust Indenture
             Act of 1939, of First Trust National
             Association, as Trustee under the
             Indenture filed as Exhibit 4.1(a).
27.1         Financial Data Schedule.                    Filed electronically herewith.
99.1         Agreement to furnish the Securities and     Previously filed.
             Exchange Commission certain instruments
             defining the rights of holders of
             certain long-term debt.
99.2         Form of Letter of Transmittal.              Filed electronically herewith.
99.3         Form of Notice of Guaranteed Delivery.      Filed electronically herewith.

EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT                       METHOD OF FILING
--------     ----------------------------------------    -------------------------------------
99.4         Guidelines for Certification of Taxpayer    Previously filed.
             Identification Number on Substitute Form
             W-9.
99.5         Consent of Warren E. McCain.                Filed electronically herewith.


---------------


Exhibits marked as "previously filed" were included in this Registration Statement as originally filed on August 26, 1997, and such exhibits are hereby incorporated by reference thereto.


     (b) Financial Statement Schedules.

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; or (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any of the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information, if any, that is incorporated by reference into the prospectus that is a part of this Registration Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4 promulgated by the Securities and Exchange Commission, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                                 AMERISTAR CASINOS, INC.
                                                       (Registrant)

                                          By:     /s/  CRAIG H. NEILSEN

                                            ------------------------------------
                                                      Craig H. Neilsen
                                            Chairman of the Board, President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                           NAME AND TITLE                DATE
---------------------------------------------  ----------------------------  ------------------

            /s/ CRAIG H. NEILSEN               Craig H. Neilson, Chairman     November 10, 1997
---------------------------------------------  of the Board, President and
                                               Chief Executive Officer
                                               (principal executive
                                               officer)

          /s/ THOMAS M. STEINBAUER             Thomas M. Steinbauer, Senior   November 10, 1997
---------------------------------------------  Vice President of Finance
                                               (principal financial officer
                                               and principal accounting
                                               officer) and Director

               *JOHN R. SPINA                  John R. Spina, Director        November 10, 1997
---------------------------------------------

              *PAUL I. CORDDRY                 Paul I. Corddry, Director      November 10, 1997
---------------------------------------------

              *LARRY A. HODGES                 Larry A. Hodges, Director      November 10, 1997
---------------------------------------------

*By: /s/ THOMAS M. STEINBAUER                  Thomas M. Steinbauer,
          -----------------------------------  Attorney-in-Fact

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the chairman of the board, president and chief executive officer of Ameristar Casinos, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson, Nevada

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                                   CACTUS PETE'S, INC.
                                                       (Registrant)

                                          By:     /s/ CRAIG H. NEILSEN
                                            ------------------------------------
                                                      Craig H. Neilsen
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                          NAME AND TITLE              DATE
-----------------------------------------------  -------------------------  -----------------

             /s/ CRAIG H. NEILSEN                Craig H. Neilsen,          November 10, 1997
-----------------------------------------------  President and Chief
                                                 Executive Officer
                                                 (principal executive
                                                 officer) and sole
                                                 Director

           /s/ THOMAS M. STEINBAUER              Thomas M. Steinbauer,      November 10, 1997
-----------------------------------------------  Treasurer (principal financial officer and
                                                 principal accounting
                                                 officer)

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the president and chief executive officer of Cactus Pete's, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson, Nevada

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                             AMERISTAR CASINO VICKSBURG, INC.
                                                       (Registrant)

                                          By:     /s/ CRAIG H. NEILSEN
                                            ------------------------------------
                                                      Craig H. Neilsen
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                          NAME AND TITLE              DATE
-----------------------------------------------  -------------------------  -----------------

             /s/ CRAIG H. NEILSEN                Craig H. Neilsen,          November 10, 1997
-----------------------------------------------  President and Chief
                                                 Executive Officer
                                                 (principal executive
                                                 officer) and sole
                                                 Director

           /s/ THOMAS M. STEINBAUER              Thomas M. Steinbauer,      November 10, 1997
-----------------------------------------------  Treasurer (principal financial officer and
                                                 principal accounting
                                                 officer)

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the president and chief executive officer of Ameristar Casino Vicksburg, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson, Nevada

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                         AMERISTAR CASINO COUNCIL BLUFFS, INC.
                                                     (Registrant)

                                       By:       /s/ CRAIG H. NEILSEN
                                          --------------------------------------
                                                     Craig H. Neilsen
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                          NAME AND TITLE              DATE
-----------------------------------------------  -------------------------  -----------------

             /s/ CRAIG H. NEILSEN                Craig H. Neilsen,
-----------------------------------------------  President and Chief
                                                 Executive Officer
                                                 (principal executive
                                                 officer) and sole
                                                 Director                   November 10, 1997

           /s/ THOMAS M. STEINBAUER              Thomas M. Steinbauer,
-----------------------------------------------  Treasurer (principal financial officer and
                                                 principal accounting
                                                 officer)                   November 10, 1997

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the president and chief executive officer of Ameristar Casino Council Bluffs, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig
H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson, Nevada

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                             AMERISTAR CASINO LAS VEGAS, INC.
                                                       (Registrant)

                                          By:     /s/ CRAIG H. NEILSEN
                                            ------------------------------------
                                                      Craig H. Neilsen
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                          NAME AND TITLE              DATE
-----------------------------------------------  -------------------------  -----------------

             /s/ CRAIG H. NEILSEN                Craig H. Neilsen,          November 10, 1997
-----------------------------------------------  President and Chief
                                                 Executive Officer
                                                 (principal executive
                                                 officer) and sole
                                                 Director

           /s/ THOMAS M. STEINBAUER              Thomas M. Steinbauer,      November 10, 1997
-----------------------------------------------  Treasurer (principal financial officer and
                                                 principal accounting
                                                 officer)

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the president and chief executive officer of Ameristar Casino Las Vegas, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson Nevada

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                                 A.C. FOOD SERVICES, INC.
                                                       (Registrant)

                                          By:     /s/ CRAIG H. NEILSEN
                                            ------------------------------------
                                                      Craig H. Neilsen
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                          NAME AND TITLE              DATE
-----------------------------------------------  -------------------------  -----------------

             /s/ CRAIG H. NEILSEN                Craig H. Neilsen,          November 10, 1997
-----------------------------------------------  President and Chief
                                                 Executive Officer
                                                 (principal executive
                                                 officer) and sole
                                                 Director

           /s/ THOMAS M. STEINBAUER              Thomas M. Steinbauer,      November 10, 1997
-----------------------------------------------  Treasurer (principal financial officer and
                                                 principal accounting
                                                 officer)

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the president and chief executive officer of A.C. Food Services, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson, Nevada

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 10, 1997.


                                                      AC HOTEL CORP.
                                                       (Registrant)

                                          By:     /s/ CRAIG H. NEILSEN
                                            ------------------------------------
                                                      Craig H. Neilsen
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                          NAME AND TITLE              DATE
-----------------------------------------------  -------------------------  -----------------

             /s/ CRAIG H. NEILSEN                Craig H. Neilsen,          November 10, 1997
-----------------------------------------------  President and Chief
                                                 Executive Officer
                                                 (principal executive
                                                 officer) and sole
                                                 Director

           /s/ THOMAS M. STEINBAUER              Thomas M. Steinbauer,      November 10, 1997
-----------------------------------------------  Treasurer (principal financial officer and
                                                 principal accounting
                                                 officer)

     On this 10th of November 1997, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.


                                                  /s/ ANITA JACOBSON
                                          --------------------------------------
                                          Witness

                                                   /s/ DIANE FOSTER
                                          --------------------------------------
                                          Witness


STATE OF NEVADA           ]
COUNTY OF CLARK           ]      : ss.


     I, Janice S. Lupton, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the president and chief executive officer of AC Hotel Corp., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt as if he had personally executed the same both in his individual capacity and in behalf of said corporation, and further acknowledged to me that such corporation executed the same.


     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 10th day of November 1997.


                                                 /s/ JANICE S. LUPTON
                                          --------------------------------------
                                          Notary Public

My Commission Expires: October 23,
2000

Residing at: Henderson, Nevada

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER            DESCRIPTION OF EXHIBIT                        METHOD OF FILING
--------   ---------------------------------------    ---------------------------------------
 2.1       Plan of Acquisition.                       See Exhibits 10.8(a)-(n).
           See Exhibits 10.8(a)-(n).
 3.1       Articles of Incorporation of Ameristar     Incorporated by reference to Exhibit
           Casinos, Inc. ("ACI").                     3.1 to Registration Statement on Form
                                                      S-1 filed by ACI under the Securities
                                                      Act of 1933, as amended (File No.
                                                      33-68936) (the "Form S-1").
 3.2       Bylaws of ACI.                             Incorporated by reference to Exhibit
                                                      3.2 to ACI's Annual Report on Form 10-K
                                                      for the year ended December 31, 1995
                                                      (the "1995 10-K").
 3.3       Articles of Incorporation of Cactus        Filed electronically herewith.
           Pete's, Inc. ("CPI").
 3.4       Bylaws of CPI.                             Filed electronically herewith.
 3.5       Articles of Incorporation of Ameristar     Filed electronically herewith.
           Casino Vicksburg, Inc., formerly Delta
           Point, Inc. ("ACVI").
 3.6       Bylaws of ACVI.                            Filed electronically herewith.
 3.7       Articles of Incorporation of Ameristar     Filed electronically herewith.
           Casino Council Bluffs, Inc. ("ACCBI").
 3.8       Bylaws of ACCBI.                           Filed electronically herewith.
 3.9       Articles of Incorporation of Ameristar     Filed electronically herewith.
           Casino Las Vegas, Inc. ("ACLVI").
 3.10      Bylaws of ACLVI.                           Filed electronically herewith.
 3.11      Articles of Incorporation of A.C. Food     Filed electronically herewith.
           Services, Inc. ("ACFSI").
 3.12      Bylaws of ACFSI.                           Filed electronically herewith.
 3.13      Articles of Incorporation of AC Hotel      Filed electronically herewith.
           Corp. ("ACHC").
 3.14      Bylaws of ACHC.                            Filed electronically herewith.
 4.1(a)    Indenture, dated as of July 15, 1997,      Incorporated by reference to Exhibit
           among ACI, ACLVI, ACVI, ACFSI, ACHC,       4.2 to the Current Report on Form 8-K
           ACCBI and First Trust National             of ACI filed on July 30, 1997 (the
           Association, including the forms of the    "July 1997 8-K").
           New Notes and the Subsidiary Guarantees
           being registered under this
           Registration Statement.
 4.1(b)    Registration Rights Agreement, dated as    Incorporated by reference to Exhibit
           of July 15, 1997, among ACI, ACCBI,        4.3 to the July 1997 8-K.
           ACFSI, ACHC, ACLVI, ACVI, CPI, Bear,
           Stearns & Co. Inc., BT Securities
           Corporation and First Chicago Capital
           Markets, Inc.

EXHIBIT
 NUMBER            DESCRIPTION OF EXHIBIT                        METHOD OF FILING
--------   ---------------------------------------    ---------------------------------------
 4.1(c)    Supplemental Indenture, dated as of        Filed electronically herewith.
           October 24, 1997, among ACI, CPI,
           ACCVI, ACVI, ACFSI, ACHC, ACCBI and
           First Trust National Association.
 4.2       Other Long-Term Debt.                      See Exhibits 10.7, 10.8(k)-(n) and
           See Exhibits 10.7, 10.8(k)-(n) and         99.1.
           99.1.
 5.1       Opinions of Sanders, Barnet, Goldman,      Filed electronically herewith.
           Simons & Mosk, A Professional
           Corporation, and Latham & Watkins.
10.1(a)    Employment Agreement, dated November       Incorporated by reference to Exhibit
           15, 1993, between ACI and Thomas M.        10.1(a) to ACI's Annual Report on Form
           Steinbauer.                                10-K for the year ended December 31,
                                                      1994 (the "1994 10-K").
10.1(b)    Employment Agreement, dated March 21,      Incorporated by reference to Exhibit
           1995, between ACI and John R. Spina,       10.1(c) to the 1994 10-K.
           and related letter agreement.
10.2       Ameristar Casinos, Inc. 1993               Incorporated by reference to Exhibit
           Non-Employee Director Stock Option         10.2 to ACI's Quarterly Report on Form
           Plan, as amended and restated.             10-Q for the quarter ended June 30,
                                                      1994.
10.3       Ameristar Casinos, Inc. Management         Incorporated by reference to Exhibit
           Stock Option Incentive Plan, as amended    10.3 to ACI's Quarterly Report on Form
           and restated.                              10-Q for the quarter ended September
                                                      30, 1996 (the "September 1996 10-Q").
10.4       Form of Indemnification Agreement          Incorporated by reference to Exhibit
           between ACI and each of its directors      10.33 to Amendment No. 2 to the Form
           and officers.                              S-1.
10.5       Housing Agreement, dated November 15,      Incorporated by reference to Exhibit
           1993 between Cactus Pete's Inc. ("CPI")    10.17 to the 1994 10-K.
           and Craig H. Neilsen.
10.6       Plan of Reorganization, dated November     Incorporated by reference to Exhibit
           15, 1993, between ACI and Craig H.         2.1 to the 1994 10-K.
           Neilsen in his individual capacity and
           as trustee of the testamentary trust
           created under the last will and
           testament of Ray Neilsen dated October
           9, 1963.
10.7       Credit Agreement, dated as of July 8,      Incorporated by reference to Exhibits
           1997, among ACI, CPI, ACVI, ACCBI and      4.1 and 99.1 to the July 1997 8-K.
           ACLVI, as Borrowers, the Lenders named
           therein, and Wells Fargo Bank, National
           Association as Arranger, Agent Bank and
           Swingline Lender, together with a list
           describing omitted schedules and
           exhibits thereto.
10.8(a)    Merger Agreement, dated as of May 31,      Incorporated by reference to Exhibits
           1996, among Gem, ACI, ACLVI, Steven W.     10.1 and 99.1 to ACI's Quarterly Report
           Rebeil ("Rebeil") and Dominic J.           on Form 10-Q for the quarter ended June
           Magliarditi ("Magliarditi"), together      30, 1996 (the "June 1996 10-Q").
           with a list describing omitted
           schedules and exhibits thereto.

EXHIBIT
 NUMBER            DESCRIPTION OF EXHIBIT                        METHOD OF FILING
--------   ---------------------------------------    ---------------------------------------
10.8(b)    First Amendment to Merger Agreement,       Incorporated by reference to Exhibit
           dated July 2, 1996, among Gem, ACI,        10.5 to the June 1996 10-Q.
           ACLVI, Rebeil and Magliarditi.
10.8(c)    Second Amendment to Merger Agreement,      Incorporated by reference to Exhibits
           dated as of September 27, 1996, among      10.3 and 99.1 to ACI's Current Report
           Gem, ACI, ACLVI, Rebeil and                on Form 8-K filed on October 24, 1996
           Magliarditi, together with a list          (the "October 1996 8-K").
           describing omitted schedules and
           exhibits thereto.
10.8(d)    Gem Individuals' Notes Escrow Agreement    Incorporated by reference to Exhibit
           and Escrow Instructions, dated as of       10.4 to the October 1996 8-K.
           September 27, 1996, among ACI, Rebeil
           and Magliarditi.
10.8(e)    Letter agreement, dated October 3,         Incorporated by reference to Exhibit
           1996, between ACI and Magliarditi.         10.5 to the October 1996 8-K.
10.8(f)    Purchase Agreement, dated as of June       Incorporated by reference to Exhibit
           30, 1996, between ACI and Gem Air, Inc.    10.6 to the June 1996 10-Q.
           ("Gem Air").
10.8(g)    Aircraft Operating Agreement, dated as     Incorporated by reference to Exhibit
           of July 5, 1996, between ACI and Gem       10.4 to the June 1996 10-Q.
           Air.
10.8(h)    Operating Agreement of Nevada AG Air,      Incorporated by reference to Exhibit
           Ltd. ("NVAGAIR"), dated as of July 5,      10.2 to the June 1996 10-Q.
           1996.
10.8(i)    Sublease, dated as of June 30, 1996,       Incorporated by reference to Exhibit
           between ACI and NVAGAIR.                   10.3 to the June 1996 10-Q.
10.8(j)    Settlement Agreement, dated as of May      Incorporated by reference to Exhibit
           3, 1997, among ACI, ACLVI, Rebeil,         10.1 to ACI's Quarterly Report on Form
           Magliarditi, Gem Air, Inc. and NVAGAIR.    10-Q for the quarter ended March 31,
                                                      1997.
10.8(k)    Promissory Note, dated as of June 1,       Previously filed.
           1997, made by ACI payable to the order
           of Rebeil in the original principal
           amount of $13,232,146.
10.8(l)    Promissory Note, dated as of June 1,       Previously filed.
           1997, made by ACI payable to the order
           of Magliarditi in the original
           principal amount of $417,854.
10.8(m)    Non-Negotiable Promissory Note, dated      Previously filed.
           as of June 1, 1997, made by ACI payable
           to the order of Rebeil in the original
           principal amount of $14,540,820.
10.8(n)    Non-Negotiable Promissory Note, dated      Previously filed.
           as of June 1, 1997, made by ACI payable
           to the order of Magliarditi in the
           original principal amount of $459,180.
10.9(a)    Lease, dated September 8, 1992, between    Incorporated by reference to Exhibit
           Magnolia Hotel Company and ACVI as the     10.2 to the Form S-1.
           assignee of Craig H. Neilsen.

EXHIBIT
 NUMBER            DESCRIPTION OF EXHIBIT                        METHOD OF FILING
--------   ---------------------------------------    ---------------------------------------
10.9(b)    First Amendment to Agreement, dated        Incorporated by reference to Exhibit
           July 14, 1993, between Magnolia Hotel      10.2(b) to the 1995 10-K.
           Company and ACVI as the assignee of
           Craig H. Neilsen.
10.9(c)    Second Amendment to Lease Agreement,       Incorporated by reference to Exhibit
           dated June 1, 1995, between Magnolia       10.2(c) to the 1995 10-K.
           Hotel Company and ACVI.
10.10(a)   Lease, dated September 18, 1992,           Incorporated by reference to Exhibit
           between R.R. Morrison, Jr. and ACVI as     10.3 to the Form S-1.
           the assignee of Craig H. Neilsen.
10.10(b)   First Amendment to Lease Agreement,        Incorporated by Reference to Exhibit
           dated June 1, 1995, between R.R.           10.3 to the 1995 10-K.
           Morrison & Son, Inc. and ACVI.
10.11(a)   Lease, dated December 11, 1992, between    Incorporated by reference to Exhibit
           Martha Ker Brady Lum. et. al. and ACVI     10.4 to the Form S-1.
           as the assignee of Craig H. Neilsen.
10.11(b)   First Amendment to Lease Agreement,        Incorporated by reference to Exhibit
           dated June 1, 1995, between Lawrence O.    10.4(b) to the 1995 10-K.
           Branyan, Jr., as trustee of the
           Brady-Lum Family Trust dated May 15,
           1993 and ACVI.
10.12      Settlement, Use and Management             Incorporated by reference to Exhibits
           Agreement and DNR Permit, dated May 15,    10.12 and 99.1 to ACI's Annual Report
           1995, between the State of Iowa acting     on Form 10-K for the year ended
           through the Iowa Department of Natural     December 31, 1996 (the "1996 10-K")
           Resources and ACCBI as the assignee of
           Koch Fuels, Inc.
10.13      Option Agreement, dated July 11, 1995,     Incorporated by reference to the
           between Levy Realty Trust and ACLVI as     Exhibit 10.13 to the 1996 10-K.
           the successor to Gem Gaming, Inc.
           ("Gem").
10.14      Contract, dated December 19, 1995,         Incorporated by reference to Exhibit
           between ACCBI and Perini-Andersen, a       10.16 to the 1995 10-K.
           joint venture.
10.15(a)   AIA Standard Form of Agreement between     Incorporated by reference to Exhibit
           Owner and Contractor (Form No. A101-       10.1 to the September 1996 10-Q.
           1987) and First Addendum to
           Contractor's Agreement (Hotel Tower),
           dated October 25, 1995, between ACLVI
           (as the successor to Gem) and Camco
           Pacific Construction Company, Inc.
           ("Camco Pacific").
10.15(b)   AIA Standard Form of Agreement between     Incorporated by reference to Exhibit
           Owner and Contractor (Form No. A101-       10.2 to the September 1996 10-Q.
           1987) and First Addendum to
           Contractor's Agreement (Casino), dated
           October 25, 1995, between ACLVI (as the
           successor to Gem) and Camco Pacific.

EXHIBIT
 NUMBER            DESCRIPTION OF EXHIBIT                        METHOD OF FILING
--------   ---------------------------------------    ---------------------------------------
10.16      Excursion Boat Sponsorship and             Incorporated by reference to Exhibit
           Operations Agreement, dated September      10.15 to the 1995 10-K.
           15, 1994, between Iowa West Racing
           Association and ACCBI.
12.1       Computation of ratio of earnings to        Previously filed.
           fixed charges.
21.1       Subsidiaries of ACI.                       Previously filed.
23.1       Consent of Arthur Andersen LLP.            Filed electronically herewith.
23.2       Consent of Sanders, Barnet, Goldman,       Filed electronically herewith (included
           Simons & Mosk, A Professional              in Exhibit 5.1).
           Corporation.
23.3       Consent of Latham & Watkins.               Filed electronically herewith (included
                                                      in Exhibit 5.1).
24.1       Powers of Attorney.                        Previously filed.
25.1       Form T-1 Statement of Eligibility and      Previously filed.
           Qualification, under the Trust
           Indenture Act of 1939, of First Trust
           National Association, as Trustee under
           the Indenture filed as Exhibit 4.1(a).
27.1       Financial Data Schedule.                   Filed electronically herewith.
99.1       Agreement to furnish the Securities and    Previously filed.
           Exchange Commission certain instruments
           defining the rights of holders of
           certain long-term debt.
99.2       Form of Letter of Transmittal.             Filed electronically herewith.
99.3       Form of Notice of Guaranteed Delivery.     Filed electronically herewith.
99.4       Guidelines for Certification of            Previously filed.
           Taxpayer Identification Number on
           Substitute Form W-9.
99.5       Consent of Warren E. McCain.               Filed electronically herewith.


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Exhibits marked as "previously filed" were included in this Registration
Statement as originally filed on August 26, 1997, and such exhibits are hereby incorporated by reference thereto.